   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 13, 1998.
                                                     REGISTRATION NO. 333-60991

================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                                ---------------

                                AMENDMENT NO. 1
                                       TO

                                   FORM S-4
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933
                               ---------------
                               AKI HOLDING CORP.
            (Exact name of registrant as specified in its charter)

                  DELAWARE                        2799                     74-2883163
    (State or other jurisdiction of   (Primary Standard Industrial      (I.R.S. Employer
     incorporation or organization)    Classification Code Number)   Identification Number)

                             1815 EAST MAIN STREET
                         CHATTANOOGA, TENNESSEE 37404
                                (423) 624-3301
              (Address, including zip code, and telephone number,
       including area code, of registrant's principal executive offices)

                                KENNETH A. BUDDE
                            CHIEF FINANCIAL OFFICER
                               AKI HOLDING CORP.
                             1815 EAST MAIN STREET
                         CHATTANOOGA, TENNESSEE 37404
                                (423) 624-3301
           (Name, address, including zip code, and telephone number
                  including area code, of agent for service)
                                ---------------
                                  COPIES TO:

                            EDWARD D. SOPHER, ESQ.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                              590 MADISON AVENUE
                           NEW YORK, NEW YORK 10022
                               ---------------
     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE OF SECURITIES TO THE
PUBLIC: As soon as practicable after the effective date of this Registration Statement.

     If any of the securities being registered on this Form are to be offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]


     If any of the securities being registered on this form are being offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box: [X]

     If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering: [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                               ---------------

                      CALCULATION OF REGISTRATION FEE(1)



=======================================================================================================================
                                                                                       PROPOSED
                                                                     PROPOSED           MAXIMUM
                                                                      MAXIMUM          AGGREGATE        AMOUNT OF
            TITLE OF EACH CLASS OF               AMOUNT TO BE     OFFERING PRICE       OFFERING        REGISTRATION
         SECURITIES TO BE REGISTERED              REGISTERED       PER UNIT (2)        PRICE (2)           FEE
13 1/2% Senior Discount Debentures Due 2009      $50,000,000          100%           $26,384,505        $  7,783(3)
=======================================================================================================================



(1) This Registration Statement covers both the Prospectus filed hereby in connection with the Exchange Offer for the New Debentures and the Prospectus filed hereby in connection with certain market making activities by an affiliate of the registrant.
(2)   Based on Accreted Value as of August 7, 1998.
(3)   Fee previously paid.


     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.
===============================================================================

                                EXPLANATORY NOTE


     This Registration Statement covers the registration of an aggregate principal amount of $50,000,000 of 13 1/2% Senior Discount Debentures due 2009 (the "New Debentures") of AKI Holding Corp. ("Holding") that may be exchanged for equal principal amounts of Holding's outstanding 13 1/2% Senior Discount Debentures due 2009 (the "Old Debentures") (the "Exchange Offer"). This exchange offer registration statement (the "Exchange Offer Registration Statement") also covers the registration of the New Debentures for resale by Donaldson, Lufkin & Jenrette Securities Corporation in market-making transactions. The complete Prospectus relating to the Exchange Offer (the "Exchange Offer Prospectus") follows immediately after this Explanatory Note. Following the Exchange Offer Prospectus are certain pages of the Prospectus relating solely to such market-making transactions (the "Market-Making Prospectus"), including alternate front and back cover pages, an alternate "Available Information" section, a section entitled "Risk Factors--Trading Market for the New Debentures" to be used in lieu of the section entitled "Risk Factors--No Public Market for the New Debentures," a new section entitled "Use of Proceeds" and alternate sections entitled "U.S. Federal Income Tax Considerations for Non-U.S. Holders" and "Plan of Distribution." In addition, the Market-Making Prospectus will not include the following captions (or the information set forth under such captions) in the Exchange Offer Prospectus:
"Prospectus Summary--Summary of Terms of the Exchange Offer," "Risk Factors--Consequences of the Exchange Offer on Non-Tendering Holders of the Old Debentures" and "The Exchange Offer." All other sections of the Exchange Offer Prospectus will be included in the Market-Making Prospectus. In order to register under Rule 415 of the Securities Act of 1933 those New Debentures that will be offered and sold in market-making transactions, the appropriate box on the cover page of the Registration Statement has been checked and the undertakings required by Item 512(a) of Regulation S-K have been included in
Item 22 of Part II.

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE SECURITIES AND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO ANY REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                  SUBJECT TO COMPLETION DATED              , 1998

PROSPECTUS


                               OFFER TO EXCHANGE
     13 1/2% NEW SENIOR DISCOUNT DEBENTURES DUE 2009 FOR UP TO $50,000,000
                        IN PRINCIPAL AMOUNT OUTSTANDING
                  13 1/2% SENIOR DISCOUNT DEBENTURES DUE 2009
                                      OF

                               AKI HOLDING CORP.
                               ----------------
       THE EXCHANGE OFFER WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME,
                      ON         , 1998, UNLESS EXTENDED

     AKI Holding Corp., a Delaware corporation ("Holding"), hereby offers, upon the terms and subject to the conditions set forth in this Prospectus and the accompanying letter of transmittal (the "Letter of Transmittal," and together with this Prospectus, the "Exchange Offer"), to exchange $1,000 principal amount of its New 13 1/2% Senior Discount Debentures due 2009 (the "New Debentures") for each $1,000 principal amount of the outstanding 13 1/2% Senior Discount Debentures due 2009 (the "Old Debentures") of Holding, of which $50.0 million principal amount is outstanding from the holders thereof (the "Holders"). The New Debentures will be obligations of Holding issued pursuant to the Indenture under which the Old Debentures were issued (the "Indenture"). The form and terms of the New Debentures are the same as the form and terms of the Old Debentures except that (i) the New Debentures will have been registered under the Securities Act of 1933, as amended (the "Securities Act"), pursuant to an Exchange Offer Registration Statement (as defined herein) of which this Prospectus is a part, and thus will not bear legends restricting their transfer pursuant to the Securities Act, (ii) Holders of the New Debentures will not be entitled to certain rights of Holders of the Old Debentures under the Registration Rights Agreement (as defined herein) which rights will terminate upon the consummation of the Exchange Offer and (iii) for certain contingent Liquidated Damages provisions. See "The Exchange Offer." The New Debentures and the Old Debentures are collectively referred to herein as the "Debentures."

     The New Debentures will mature on July 1, 2009. The New Debentures will be issued at a substantial discount from their principal amount. The New Debentures will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $50.0 million at July 1, 2003. Thereafter, the New Debentures will accrete interest at the rate of 13 1/2% per annum, payable semi-annually on January 1 and July 1 of each year, commencing on January 1, 2004. The New Debentures will be redeemable at the option of Holding, in whole or in part, at anytime on or after July 1, 2003, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the date of redemption. In addition, at any time prior to July 1, 2001, Holding may on any one or more occasions redeem up to 35% of the aggregate principal amount of New Debentures originally issued at a redemption price equal to 113.5% of the Accreted Value (as defined herein) thereof on the date of redemption, plus Liquidated Damages, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings (as defined herein); provided that at least 65% of the aggregate principal amount of New Debentures originally issued remains outstanding immediately after the occurrence of any such redemption. See "Description of New Debentures--Optional Redemption." In addition, upon the occurrence of a Change of Control (as defined herein), each holder of Debentures will have the right to require Holding to repurchase all or any part of such Holder's Debentures at an offer price in cash equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after July 1, 2003), plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of New Debentures--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, Holding would have sufficient funds to purchase all Debentures tendered. See "Risk Factors--Limitations on Ability to Make Change of Control Payment."
                                                       (Continued on next page)
                               ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED BY HOLDERS PRIOR TO TENDERING THEIR OLD DEBENTURES IN THE EXCHANGE OFFER.

                               ----------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.


                  The date of this Prospectus is        , 1998

     The New Debentures will be general unsecured obligations of Holding, will rank pari passu in right of payment to all existing and future senior unsecured indebtedness of Holding and will rank senior in right of payment to all existing and future subordinated indebtedness of Holding. The New Debentures, however, will be (i) effectively subordinated to all secured obligations of Holding, to the extent of the assets securing such obligations and (ii) structurally subordinated to all obligations of Holding's subsidiaries. As of June 30, 1998, Holding had no outstanding indebtedness other than the Debentures. Holding's subsidiaries had $122.6 million of outstanding liabilities (including trade payables), to which the Debentures are structurally subordinated.


     The New Debentures are being offered hereunder in order to satisfy certain obligations of Holding contained in the Registration Rights Agreement. The Old Debentures were originally issued and sold on June 25, 1998 in transactions not registered under the Securities Act in reliance upon the exemption provided in
Section 4(2) of the Securities Act. Accordingly, the Old Debentures may not be reoffered, resold or otherwise pledged, hypothecated or transferred in the United States unless so registered or unless an applicable exemption from the requirements of the Securities Act is available. Based upon interpretations by the staff of the Securities and Exchange Commission (the "Commission") set forth in no-action letters issued to unrelated third parties, Holding believes that New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by a Holder thereof (other than a "Restricted Holder," being (i) a broker-dealer who purchases such Old Debentures directly from Holding to resell pursuant to Rule 144A or any other available exemption under the Securities Act or (ii) a person that is an affiliate of Holding within the meaning of Rule 405 under the Securities Act), without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that the Holder is acquiring the New Debentures in the ordinary course of its business and is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of the New Debentures. Eligible Holders wishing to accept the Exchange Offer must represent to Holding that such conditions have been met. Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. The Letter of Transmittal relating the Exchange Offer states that by so acknowledging and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities. Holding has agreed that it will make this Prospectus available to any broker-dealer for use in connection with any such resale for a period from the date of this Prospectus until 180 days after the consummation of the Exchange Offer, or such shorter period as will terminate when all Old Debentures acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Debentures and resold by such broker-dealers. See "The Exchange Offer" and "Plan of Distribution."

     Any Old Debentures not tendered and accepted in the Exchange Offer will remain outstanding. To the extent that Old Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Debentures could be adversely affected. Following consummation of the Exchange Offer, the holders of Old Debentures will continue to be subject to the existing restrictions on transfer thereof and Holding will have no further obligation to such holders to provide for the registration under the Securities Act of the Old Debentures. See "Risk Factors--Consequences of Exchange Offer on Non-Tendering Holders of the Old Debentures."


     Prior to the Exchange Offer, there has been only a limited secondary market and no public market for the Old Debentures. If a market for the New Debentures should develop, the New Debentures could trade at a discount from their principal amount. Holding does not intend to list the New Debentures on a national securities exchange or to apply for quotation of the New Debentures through the National Association of Securities Dealers Automated Quotation System. Accordingly, there can be no assurance as to the development or liquidity of any public market for the New Debentures. Holding has been advised by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") as the initial purchaser (the

"Initial Purchaser") that the Initial Purchaser intends to make a market for the New Debentures. However, the Initial Purchaser is not obligated to do so and any market-making activities with respect to the New Debentures may be discontinued at any time without notice. See "Risk Factors--No Public Market for the New Debentures" and "Plan of Distribution."



     Holding will not receive any proceeds from the Exchange Offer. See "Use of Proceeds." Holding will accept for exchange any and all Old Debentures that are validly tendered on or prior to 5:00 p.m. New York City time, on the date the
Exchange Offer expires, which will be         , 1998, unless the Exchange Offer
is extended (the "Expiration Date"). The exchange of New Debentures for Old Debentures will be made promptly following the Expiration Date. Tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. The Exchange Offer is not conditioned upon any minimum principal amount of Old Debentures being tendered for exchange. However, the Exchange Offer is subject to certain conditions which may be waived by Holding. See "The Exchange Offer." Holding has agreed to pay the expenses of the Exchange Offer (which shall not include the expenses of any Holder of the Debentures in connection with resales of the New Debentures).


     Old Debentures initially purchased by qualified institutional buyers were initially represented by a single, global Note in registered form, registered in the name of a nominee of The Depository Trust Company ("DTC"), as depository. The New Debentures exchanged for Old Debentures represented by the global Debentures will be represented by one or more global New Debentures in registered form, registered in the name of the nominee of DTC. New Debentures in global form will trade in DTC's Same-Day Funds Settlement System, and secondary market trading activity in such New Debentures will therefore settle in immediately available funds. See "Description of New Debentures--Form, Denomination and Book-Entry Procedures."


                               ----------------
     THE EXCHANGE OFFER IS NOT BEING MADE TO, NOR WILL HOLDING ACCEPT SURRENDERS FOR EXCHANGE FROM, HOLDERS OF OLD DEBENTURES IN ANY JURISDICTION IN WHICH THE EXCHANGE OFFER OR THE ACCEPTANCE THEREOF WOULD NOT BE IN COMPLIANCE WITH THE SECURITIES OR BLUE SKY LAWS OF SUCH JURISDICTION.


                               ----------------
     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THIS EXCHANGE OFFER COVERED BY THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDING. THIS PROSPECTUS AND THE ACCOMPANYING LETTER OR TRANSMITTAL DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE EXCHANGE NOTES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS OR THE ACCOMPANYING LETTER OF TRANSMITTAL, NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF HOLDING SINCE THE DATE HEREOF.

                               ----------------
                             AVAILABLE INFORMATION


     Holding has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Debentures being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.



     The Exchange Offer Registration Statement and the exhibits and schedules thereto may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Under the terms of the Indenture pursuant to which the Old Debentures were, and the New Debentures will be issued, Holding has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Debentures remain outstanding, it will furnish to the Trustee and Holders of the Debentures (i) all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if Holding was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holding's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if Holding was required to file such reports. Following the consummation of the Exchange Offer, Holding has agreed to file a copy of all such information and reports with the SEC for public availability and to make such information available to the Trustee, securities analysts and prospective investors upon request. In addition, for so long as any of the Debentures remain outstanding, Holding has agreed to make available to any prospective purchaser of the Debentures or Holder of the Debentures in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                                 ------------
           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS


     The information herein contains forward-looking statements that involve a number of risks and uncertainties. A number of factors could cause actual results, performance, achievements of Holding, or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. These factors include, but are not limited to: the competitive environment in the sampling industry in general and in Holding's specific market areas; changes in prevailing interest rates; inflation; changes in costs of goods and services; economic conditions in general and in Holding's specific market areas; changes in or failure to comply with postal regulations or other federal, state and/or local government regulations; liability and other claims asserted against the Company; changes in operating strategy or development plans; the ability of Holding to effectively implement its cost reduction program; the ability to attract and retain qualified personnel; the significant indebtedness of Holding; labor disturbances; changes in Holding's capital expenditure plans; and other factors referenced herein. In addition, such forward-looking statements are necessarily dependent upon assumptions, estimates and dates that may be incorrect or imprecise and involve known and unknown risks, uncertainties and other factors. Accordingly, any forward-looking statements included herein do not purport to be predictions of future events or circumstances and may not be realized. Forward-looking statements can be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "may," "will," "should," "seeks," "pro forma," "anticipates," "intends" or the negative of any thereof, or other variations thereon or comparable terminology, or by discussions of strategy or intentions. Given these uncertainties, Holders of Debentures are cautioned not to place undue reliance on such forward-looking statements. Holding disclaims any obligations to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

                              PROSPECTUS SUMMARY

     The following summary does not purport to be complete and is qualified in its entirety by the more detailed information and Consolidated Financial Statements of the Company, together with the notes thereto, contained elsewhere herein. Unless the context otherwise requires, all references herein to (i) "Acquisition Corp." shall mean AHC I Acquisition Corp., (ii) "Holding" shall mean AKI Holding Corp., a wholly-owned subsidiary of Acquisition Corp., (iii) the "Company" shall mean AKI, Inc., a wholly-owned subsidiary of Holding, and its predecessors and subsidiaries and (iv) the "Offering" or the "Debenture Offering" shall mean the offering of the Old Debentures. Prior to commencement of the Offering, Acquisition Corp. contributed all of its ownership interest in the Company to Holding and all financial information contained herein gives effect to such contribution. As used herein, the terms "Fiscal 1996", "Fiscal 1997" and "Fiscal 1998" when used with respect to the Company refer to the Company's fiscal years ended June 30, 1996, 1997 and 1998, respectively. Fiscal 1998 includes the period prior to the acquisition of the Company by Acquisition Corp. on December 15, 1997.

                                    HOLDING


     Holding is a holding company whose only significant asset is all of the capital stock of the Company. Holding conducts all of its business through the Company.

                                  THE COMPANY


     The Company is a leading global marketer and manufacturer of cosmetics sampling products, including fragrance, skin care and makeup samplers based upon the number of units sold. The Company produces a range of proprietary and patented product samplers that can be incorporated into various print media principally designed to reach the consumer in the home, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures and blow-ins. The Company is positioned to provide complete marketing and sampling programs to its customers, including creative content and sample production and distribution. The Company's customers include most of the world's largest cosmetics companies, such as Calvin Klein Cosmetics (Unilever Plc), Chanel, Inc., Christian Dior Perfumes Inc., Coty Inc., Elizabeth Arden (Unilever Plc), Estee Lauder, Inc., Giorgio Beverly Hills (The Procter & Gamble Company), L'Oreal S.A./Cosmair, Inc., and Sanofi Beaute, Inc.

     Sampling is one of the most effective and widely used promotional practices for consumer products. Product sampling usage has increased faster than any other form of consumer promotional usage from 1992 to 1996, the last year for which data is available. Product sampling is particularly critical to the cosmetics industries, where consumers generally must try products prior to purchase because of their uniquely personal nature. The Company's introduction in 1979 of the ScentStrip (Registered Trademark) sampler, the first pull-apart microencapsulated fragrance sampler, transformed the fragrance industry by providing the first cost-effective means to reach consumers in their homes on a mass scale by combining advertising and product sampling. All of the Company's sampling products are approved by the U.S. Postal Service for inclusion in subscription magazines at periodical postage rates, which is a more cost-effective means of reaching consumers than alternatives such as direct mail or newsstand magazine distribution. While the microencapsulated fragrance sampler remains the most widely used technology in the sampling industry, the Company continues to be the leading innovator in the sampling industry through its development of alternative sampling technologies, all of which are designed for cost-effective mass distribution.


     In recent years, the Company has complemented its fragrance sampling business by focusing its research and development efforts on new product technologies and sampling solutions for the skin care, makeup and consumer products markets. While product sampling is critical to the success of these products, sampling programs for these products have been constrained historically by the characteristics of the available sampling alternatives. Most sampling programs have consisted of relatively limited in-store or direct mail efforts because existing samples have been too costly to produce in mass quantities and have been incapable of being efficiently incorporated into magazines, catalogs and other print advertising. Since June 1997, the Company has introduced three innovative product sampling technologies to address this need, providing the first cost-effective means to reach consumers in their homes on a mass scale with samples of these products. Management believes these new technologies have fundamentally altered the economics and efficiencies of product sampling in these markets. Existing customers such as Chanel, Christian Dior, Estee Lauder and L'Oreal/Cosmair have utilized these new technologies in sampling programs for their cosmetics products, such as skin care and liquid makeup. The Company has also created and produced initial sampling programs for new consumer products customers.

     On June 22, 1998, the Company acquired (the "3M Acquisition") the fragrance sampling business of the Industrial and Consumer Products division of Minnesota Mining and Manufacturing Company ("3M") for approximately $7.25 million in cash and the assumption of a certain liability. 3M's fragrance sampling business was predominantly a sales and distribution business as it outsourced the production of the majority of the products it sold. The Company did not assume such outsourcing arrangements and relocated such operations to its existing facilities in Chattanooga to utilize current excess capacity at such facilities. Except for several sales and technical employees, the Company did not extend employment to any employees from 3M. Management believes that in order to properly service the incremental sales volume associated with the 3M Acquisition, several additional sales and technical employees will be hired.


RISK FACTORS

     Holders of Old Debentures should take into account the specific considerations set forth under "Risk Factors" as well as the other information set forth in this Prospectus before tendering Old Debentures in Exchange for New Debentures. Certain of the considerations the Holders should consider include: (i) the substantial amount of Holding's outstanding debt and debt service obligations; (ii) the effective subordination of the Debentures to the debt of Holding's subsidiaries and the limitations on the payment of dividends by its subsidiaries to Holding in connection with such debt; (iii) the material adverse effect that certain changes in postal regulations could have on the Company's competitiveness in subscription magazine sampling inserts; and (iv) the Company's reliance on a few number of customers to generate a majority of its sales and the lack of long term contracts with such customers.



COMPETITIVE ADVANTAGES

     Founded in 1902 as a printing company, the Company has been the market leader in fragrance sampling since its introduction of the ScentStrip sampler almost two decades ago and has recently expanded the application of its sampling technologies to new markets. Management believes that the Company has significant competitive advantages compared to other sampling companies:


   o Full product line. The Company is unique in the breadth of its product line, which includes a full range of fragrance sampling products and innovative new technologies for sampling skin care and makeup products.

   o Technological leadership. The Company is the technological leader in the cosmetics sampling industry, and has introduced almost every major fragrance sampling technology to the market since its introduction of the ScentStrip sampler in 1979.

   o Low cost, highest quality producer. Management believes that the Company's high degree of vertical integration, together with the company's high volume, provides the Company with certain cost and quality advantages.

   o Strong customer relationships. More than 72% of Fiscal 1998 net sales were generated by sales to customers that have been doing business with the Company for the past five years or longer, although the Company does not have long-term contracts with any of its customers.

   o Superior customer service. Managing sampling programs is highly service intensive and the Company has the most experienced customer service representatives in the industry.

   o Sole global provider. The Company is the only sampling company to provide local sales, service and production capabilities on a global basis.



BUSINESS STRATEGY

     Management's goal is to enhance the Company's position as the leading global marketer and manufacturer of cosmetics sampling products and position itself for growth in the consumer products sampling market, while increasing its profitability. To achieve this goal, management is pursuing a strategy based on the following elements:


   o Leverage existing customer relationships to expand into new cosmetics categories. Management believes that its recent innovative and cost effective developments in product sampling technologies for makeup and skin care categories, together with its established cosmetics industry customer relationships, position the Company for future growth in this area.

   o Penetrate the consumer products market. Management believes that the Company has significant opportunities to increase its existing sampling business by applying its cost-effective sampling technologies to new end-user categories within the consumer products market.

   o Continue implementation of cost reduction program. The Company is implementing a comprehensive program to reduce annual operating costs by approximately $4.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Cost Reduction Program."

   o Increase international sales. Given the Company's product innovations, the increasing globalization of the cosmetics industry and the success of sampling techniques in the U.S. market, the Company believes it can continue to increase its international sales.

                                THE TRANSACTIONS


THE ACQUISITION


     DLJ Merchant Banking Partners II, L.P. and certain related investors (collectively, "DLJMBII") and certain members of the Company's management organized Acquisition Corp. to acquire (the "Acquisition") of all the outstanding equity interests of the Company. The Acquisition was completed on December 15, 1997. The total cost of the Acquisition (including related fees, expenses and cash for working capital) was approximately $205.7 million. Included in the total cost of the Acquisition were approximately $6.2 million of non-cash costs comprised of (i) the assumption of a promissory note issued by the Company in connection with the 1995 acquisition of Scent Seal, Inc. (the "Scent Seal Note") and certain capital lease obligations and (ii) the exchange of stock options to acquire common stock in the Company by the Company's Chief Executive Officer for stock options to acquire preferred stock in Acquisition Corp. See "Description of Certain Indebtedness." To provide the $199.5 million of cash necessary to fund the Acquisition, including the equity purchase price and the retirement of all previously existing preferred stock and debt of the Company not assumed, (i) the Company issued $123.5 million in Senior Increasing Rate Notes (the "Bridge Notes") to Scratch & Sniff Funding, Inc. (the "Bridge Lender"), an affiliate of DLJMBII, and the Initial Purchaser and (ii) Acquisition Corp. received $76.0 million from debt and equity (common and preferred) financings, including equity investments by certain prior stockholders. See "The Transactions--The Acquisition." As of June 30, 1998, (i) DLJMBII held an aggregate of approximately 81.3% of the outstanding common stock of Acquisition Corp. and (ii) the Company's Chief Executive Officer held an aggregate of approximately 12.1% of the outstanding common stock of Acquisition Corp. See "Risk Factors--Control by DLJMBII; Conflicts of Interest," and "Security Ownership of Certain Beneficial Owners and Management." Acquisition Corp. has adopted a stock option plan for management of Acquisition Corp., Holding and the Company and granted options thereunder to the Company's Chief Executive Officer. See "Management--Equity-Based Compensation."


3M ACQUISITION


     On June 22, 1998, the Company acquired (the "3M Acquisition") the fragrance sampling business of the Industrial and Consumer Products division of Minnesota Mining and Manufacturing Company ("3M") for $7.25 million in cash and the assumption of a certain liability. 3M's fragrance sampling business was predominantly a sales and distribution business as it outsourced the production of the majority of the products it sold. The Company did not assume such outsourcing arrangements and relocated such operations to its existing facilities in Chattanooga to utilize current excess capacity at such facilities. Except for several sales and technical employees, the Company did not extend employment to any employees from 3M. Many of 3M's existing customers are also existing customers of the Company. The Company anticipates that as a result of the 3M Acquisition its sales volume from these customers will increase. Management believes that in order to properly service such an increase in sales volume, several additional sales and technical employees will be hired. The Company financed the 3M Acquisition with borrowings under the Credit Agreement. Such borrowings were subsequently repaid with the proceeds of the Equity Contribution and the Note Offering.


THE OFFERINGS

     On June 25, 1998, Holding consummated the Debenture Offering. The Old Debentures were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. In addition, on June 25, 1998, the Company issued and sold $115,000,000 in aggregate principal amount at maturity of notes (the "Notes") (the "Note Offering"). The Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. The consummation of the Debenture Offering occurred concurrently with and was conditioned upon, the consummation of the Note Offering. The majority of the proceeds from the Debenture Offering were used to fund a capital contribution to the Company (the "Equity Contribution"). The Equity Contribution, together with the proceeds from the Note Offering, were used by the Company repay the Bridge Notes, to fund working capital requirements and for general corporate purposes, including repayment of borrowings under the Credit Agreement to fund the 3M Acquisition (collectively, the "Refinancing").

                    SUMMARY OF TERMS OF THE EXCHANGE OFFER

     The Exchange Offer relates to the exchange of up to $50,000,000 aggregate principal amount of Old Debentures for up to an equal aggregate principal amount of New Debentures. The form and terms of the New Debentures are identical in all material respects to the form and terms of the Old Debentures except (i) that the New Debentures have been registered under the Securities Act, (ii) that the New Debentures are not entitled to certain registration rights which are applicable to the Old Debentures under the Registration Rights Agreement and (iii) for certain contingent Liquidated Damages provisions. The Old Debentures and the New Debentures are collectively referred to herein as the "Debentures." See "Description of New Debentures."


THE EXCHANGE OFFER..........   $1,000 principal amount of New Debentures will
                               be issued in exchange for each $1,000 principal
                               amount of Old Debentures validly tendered
                               pursuant to the Exchange Offer. The exchange of
                               New Debentures for Old Debentures will be made
                               with respect to all Old Debentures validly
                               tendered and not withdrawn on or prior to the
                               Expiration Date promptly following the Expiration
                               Date. As of      , 1998, the Accreted Value of
                               the Old Debentures was $    .


RESALE......................   Based on interpretations by the staff of the
                               Commission set forth in no-action letters issued to unrelated third parties, Holding believes that New Debentures issued pursuant to the Exchange
                               Offer in exchange for Old Debentures may be offered for resale and resold or otherwise transferred by Holders thereof (other than any Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New
                               Debentures are acquired in the ordinary course of such Holders' business and such Holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate in a distribution of such New Debentures. See "Sherman & Sterling" SEC
                               No-Action Letter (Available July 2, 1993);
                               "Morgan Stanley & Co., Incorporated," SEC
                               No-Action Letter (available June 5, 1991); and
                               "Exxon Capital Holdings Corporation," SEC
                               No-Action Letter (available May 13, 1988). Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any resale of such New
                               Debentures. See "The Exchange Offer" and "Plan of Distribution."


                               If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person could not rely on the position of the staff of the Commission and must comply with the prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore, each holder of Old Debentures who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above. See "The Exchange Offer--Purpose and Effects of the Exchange Offer."

EXPIRATION DATE.............   5:00 p.m., New York City time, on       , 1998
                               unless the Exchange Offer is extended, in which case the term "Expiration Date" means the latest date and time to which the Exchange Offer is extended. See "The Exchange Offer--Expiration
                               Date; Extensions; Amendments."



CONDITION TO THE
 EXCHANGE OFFER..............  The Exchange Offer is subject to a customary condition, which may be waived by Holding in whole or in part and from time to time in its sole discretion. See "The Exchange Offer-- Condition." The Exchange Offer is not conditioned upon any minimum aggregate principal amount of Old Debentures being tendered for exchange.



PROCEDURE FOR TENDERING OLD
DEBENTURES..................   Each Holder of Old Debentures wishing to accept
                               the Exchange Offer must complete, sign and date the Letter of Transmittal, or a facsimile thereof, in accordance with the instructions contained herein and therein, and mail or otherwise deliver such Letter of Transmittal, or such facsimile, together with the Old Debentures
                               (unless such tender is being effected pursuant to the procedures for book-entry transfer described below) to be exchanged and any other required documentation to the Exchange Agent (as defined herein) at the address set forth herein and therein. See "The Exchange Offer--Procedure for
                               Tendering."


SPECIAL PROCEDURES FOR BENEFICIAL
OWNERS......................   Any beneficial owner whose Old Debentures are
                               registered in the name of a broker, dealer, commercial bank, trust company or other nominee and who wishes to tender in the Exchange Offer should contact such registered Holder promptly and instruct such registered holder to tender on such beneficial owner's behalf. If such beneficial owner wishes to tender on his own behalf, such beneficial owner must, prior to completing and executing the Letter of Transmittal and delivering his Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such Holder's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time and may not be able to be completed prior to the Expiration Date. See "The Exchange
                               Offer--Procedure for Tendering."


GUARANTEED DELIVERY
 PROCEDURES..................  Holders of Old Debentures who wish to tender their Old Debentures and whose Old Debentures are not immediately available or who cannot deliver their Old Debentures, the Letter of Transmittal or any other documents required by the Letter of Transmittal to the Exchange Agent prior to the Expiration Date must tender their Old Debentures according to the guaranteed delivery procedures set forth in "The Exchange Offer--Guaranteed Delivery Procedures."

WITHDRAWAL RIGHTS...........   Tenders of Old Debentures may be withdrawn at
                               any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange. See "The Exchange
                               Offer--Withdrawal of Tenders."


ACCEPTANCE OF OLD DEBENTURES AND
DELIVERY OF NEW DEBENTURES...  Holding will accept for exchange any and all
                               Old Debentures which are validly tendered in the Exchange Offer prior to 5:00 p.m., New York City time, on the Expiration Date. The New Debentures issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. See "The Exchange Offer--Terms of the Exchange Offer."



CONSEQUENCE OF FAILURE TO
EXCHANGE....................   Holders of Old Debentures who do not exchange
                               their Old Debentures for New Debentures pursuant to the Exchange Offer will continue to be subject to the restrictions on transfer of such Old
                               Debentures as set forth on the legend thereon. In addition, if the Exchange Offer is consummated, Holding does not intend to file further registration statements for the sale or other disposition of the Old Debentures. See "Risk
                               Factors--No Public Market for the New Debentures" and "Risk Factors--Consequences of the Exchange
                               Offer on Non-Tendering Holders of the Old
                               Debentures."




REGISTRATION RIGHTS AGREEMENT;
EFFECT ON HOLDERS...........   The Old Debentures were sold by Holding on June
                               25, 1998 to DLJ, as the Initial Purchaser pursuant to a Purchase Agreement dated June 22, 1998 between Holding and the Initial Purchaser
                               (the "Purchase Agreement"). The Initial Purchaser subsequently sold the Old Debentures to qualified institutional buyers and non-U.S. persons in reliance on Rule 144A and Regulation S, respectively, under the Securities Act. Pursuant to the Purchase Agreement, Holding and the Initial Purchaser entered into a Registration
                               Rights Agreement dated as of June 25, 1998 (the
                               "Registration Rights Agreement") which grants the Holders of the Old Debentures certain exchange and registration rights. The Exchange Offer is being made to satisfy this contractual obligation of Holding. The Holders of New Debentures are not entitled to any exchange or registration rights with respect to the New Debentures. See "The
                               Exchange Offer--Purpose and Effects of the Exchange Offer."


U.S. FEDERAL INCOME TAX
CONSEQUENCES................   The exchange of Old Debentures for New
                               Debentures by tendering holders will not be a taxable exchange for federal income tax purposes, and such holders will not recognize any taxable gain or loss or any interest income for federal income tax purposes as a result of such exchange.
                               See "U.S. Federal Income Tax Consequences."

EXCHANGE AGENT..............   State Street Bank and Trust Company, the
                               Trustee under the Indenture, is serving as exchange agent (the "Exchange Agent") in connection with the Exchange Offer. The address of the Exchange Agent is P.O. Box 778, Boston,
                               Massachusetts 02102, Attention: Corporate Trust
                               Department. Hand and overnight deliveries should be directed to the Exchange Agent at Two
                               International Plaza, Fourth Floor, Boston,
                               Massachusetts 02110, Attention: Corporate Trust
                               Department. For information with respect to the Exchange Offer, call (617) 664-5587. See "The
                               Exchange Offer--Exchange Agent."



USE OF PROCEEDS.............   Holding will not receive any cash proceeds from
                               the exchange of the New Debentures for the Old
                               Debentures pursuant to the Exchange Offer. The net proceeds from the sale of Old Debentures of approximately $24.7 million (after deducting underwriting discounts and expenses of the Offering) have been used to fund the Equity
                               Contribution, which, together with the net proceeds from the concurrent Note Offering, have been used by the Company (i) to repay the entire outstanding principal amount of, and accrued and unpaid interest on, the Bridge Notes, which were issued to an affiliate of DLJMBII and the Initial
                               Purchaser in connection with the Acquisition and
                               (ii) to fund working capital requirements and for general corporate purposes, including funding the purchase price of the 3M Acquisition. See "Use of Proceeds" and "The Transactions--3M Acquisition."

                   SUMMARY DESCRIPTION OF THE NEW DEBENTURES


SECURITIES OFFERED..........   $50.0 million in principal amount at maturity
                               of Holding's 13 1/2% New Senior Discount
                               Debentures due 2009 (the "New Debentures").


MATURITY DATE...............   July 1, 2009.


ACCRETION...................   The New Debentures will accrete at a rate of 13
                               1/2%, compounded semi-annually to an aggregate principal amount of $50.0 million at July 1, 2003.


INTEREST....................   The New Debentures will accrue interest at the
                               rate of 13 1/2% per annum, payable semi-annually on January 1 and July 1 of each year, commencing
                               January 1, 2004.


OPTIONAL REDEMPTION.........   The New Debentures will be redeemable at the
                               option of Holding, in whole or in part, at any time on or after July 1, 2003 in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption. In addition, at any time prior to July 1, 2001, Holding may on any one or more occasions redeem up to 35% of the aggregate principal amount at maturity of New Debentures originally issued at a redemption price equal to 113.5% of the Accreted
                               Value thereof (determined at the date of redemption), plus Liquidated Damages, if any, thereon to the redemption date, with the net cash proceeds of one or more Public Equity Offerings;
                               provided that at least 65% of the original aggregate principal amount at maturity of Debentures remains outstanding immediately after the occurrence of such redemption. See
                               "Description of New Debentures--Optional
                               Redemption."


CHANGE OF CONTROL...........   Upon the occurrence of a Change of Control,
                               each holder of Debentures will have the right to require Holding to repurchase all or any part of such holder's New Debentures at an offer price in cash equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after July 1, 2003), plus, in each case, accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of New
                               Debentures--Repurchase at the Option of
                               Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, Holding would have sufficient funds to purchase all New Debentures tendered. See "Risk
                               Factors--Limitations on Ability to Make Change of Control Payment."


RANKING.....................   The New Debentures will be general unsecured
                               obligations of Holding, will rank pari passu in right of payment to all existing and future senior unsecured indebtedness of Holding and will rank senior in right of payment to all existing and future subordinated indebtedness of Holding. The New
                               Debentures, however, will be effectively subordinated to all indebtedness of the Company and its subsidiaries. As of June 30, 1998, Holding had no outstanding indebtedness other than the Debentures and Holding's subsidiaries had $122.6 million of outstanding liabilities
                               (including trade payables) to which the
                               Debentures are structurally subordinated. See
                               "Description of Certain Indebtedness."


ORIGINAL ISSUE DISCOUNT.....   The New Debentures are being issued with
                               original issue discount for U.S. federal income tax purposes. Thus, although interest will not be payable on the New Debentures prior to July 1, 2003, Holders will be required to include amounts in gross income for U.S. federal income tax purposes in advance of receipt of the cash payments to which such income is attributable.
                               See "U.S. Federal Income Tax Considerations."



CERTAIN COVENANTS...........   The Indenture contains certain covenants that
                               will limit, among other things, the ability of Holding and its Restricted Subsidiaries to: (i) pay dividends, redeem capital stock or make certain other restricted payments or investments,
                               (ii) incur additional indebtedness or issue preferred equity interests, (iii) merge, consolidate or sell all or substantially all of their respective assets, (iv) create liens on assets and (v) enter into certain transactions with affiliates or related persons. See
                               "Description of New Debentures--Certain
                               Covenants."


                            ---------------------

     Holding is a wholly owned subsidiary of Acquisition Corp. and is a holding company whose sole subsidiary is the Company. The Company operates under the trade name "Arcade Marketing, Inc." Holding's and the Company's principal executive offices are located at 1815 East Main Street, Chattanooga, Tennessee 37404 and their telephone number is (423) 624-3301.

         SUMMARY HISTORICAL AND PRO FORMA CONSOLIDATED FINANCIAL DATA
                             (DOLLARS IN THOUSANDS)



     Set forth below are summary historical and pro forma consolidated financial data of Holding and the predecessor of the Company (the "Predecessor") as of the dates and for the periods presented. The summary historical consolidated financial data of the Predecessor were derived from the audited consolidated financial statements of the Predecessor. The summary historical consolidated financial data of Holding as of June 30, 1998 and for the period from December 16, 1997 through June 30, 1998 have been derived from the audited consolidated financial statements of Holding. The pro forma consolidated financial data give effect to the Acquisition, the Refinancing and the 3M Acquisition and have been derived from the Unaudited Pro Forma Condensed Consolidated Financial Data appearing elsewhere herein. The information contained in this table should be read in conjunction with "Selected Historical Consolidated Financial Data," "Management's Discussion and Analysis of Financial Condition and Results of Operations," Holding's Unaudited Pro Forma Condensed Consolidated Statement of Operations and the notes thereto, the Predecessor's Consolidated Financial Statements and the notes thereto and the other information contained elsewhere in this Prospectus.






                                                               PREDECESSOR                              HOLDING
                                               --------------------------------------------   ---------------------------
                                                                                                                PRO FORMA
                                                                                                               ----------
                                                                                               DECEMBER 16,      FISCAL
                                                                              JULY 1, 1997         1997           YEAR
                                               FISCAL YEAR ENDED JUNE 30,        THROUGH          THROUGH         ENDED
                                               ---------------------------    DECEMBER 15,       JUNE 30,       JUNE 30,
                                                   1996           1997            1997             1998           1998
                                               ------------   ------------   --------------   --------------   ----------
                                                                         (DOLLARS IN THOUSANDS)
STATEMENT OF OPERATIONS
 DATA:
 Net sales .................................     $ 73,486       $ 77,723        $ 35,186          $36,066       $81,831
 Cost of goods sold ........................       49,862         49,467          22,809           24,518        52,127
                                                 --------       --------        --------          -------       -------
 Gross profit ..............................       23,624         28,256          12,377           11,548        29,704
 Selling, general and administrative
  expenses .................................       10,655         13,353           5,712            5,601        12,350
 Amortization of goodwill ..................        1,214          1,214             559            2,087         4,030
                                                 --------       --------        --------          -------       -------
 Income from operations ....................       11,755         13,689           6,106            3,860        13,324
 Interest Expense ..........................        6,762          6,203           2,646           11,327        16,730
OTHER DATA(1):
 Capital
  expenditures .............................        2,051          2,462             807              514         1,321
 Ratio of earnings to fixed charges(2) .....          1.6x           2.1x            2.2x              --            --




                                          AT JUNE 30,
                                             1998
                                         ------------
BALANCE SHEET DATA (AT END OF PERIOD):
 Cash and cash equivalents ...........     $  3,842
 Working capital .....................       15,046
 Total assets ........................      214,547
 Total debt ..........................      144,448
 Total stockholder's equity ..........       57,084

----------
(1) EBITDA for the Predecessor was $16,177 and $18,773 for the fiscal years ended June 30, 1996 and 1997, respectively, and $8,562 for July 1, 1997 through December 15, 1997. EBITDA for Holding was $7,814 for December 16, 1997 through June 30, 1998 and $20,713 on a pro forma basis for the fiscal year ended June 30, 1998. EBITDA is defined as income from operations plus depreciation and amortization of goodwill and other intangibles. EBITDA is discussed because it is a widely accepted financial indicator used by certain investors and analysts, and Holding's believes that it is useful, to analyze and compare companies on the basis of operating performance. EBITDA is not intended to represent cash flows for the period, nor has it been presented as an alternative to operating income as an indicator of operating performance and should not be considered in isolation or as a substitute for measures of performance prepared in accordance with generally accepted accounting principles ("GAAP") in the United States and is not indicative of operating income or cash flow from operations as determined under GAAP. EBITDA is not necessarily comparable with similarly titled measures for other companies.

   Pro forma EBITDA for the fiscal year ended June 30, 1998 has not been adjusted for the following unusual items: (i) $307 of legal costs and royalty payments associated with a successful patent infringement claim against a competitor; (ii) costs totaling $155 incurred in connection with centralizing certain acquired technologies; and (iii) costs totaling $16 related to former stockholder expenses and severance costs at the Company's European subsidiary.

   Net cash provided by operating activities for the Predecessor was $5,337 and $8,942 for the fiscal years ended June 30, 1996 and 1997, respectively, and $4,928 for July 1, 1997 through December 15, 1997. Net cash used in operating activities for Holding was $8,821 for December 16, 1997 through June 30, 1998. Net cash provided by operating activities for Holding was $3,146 on a pro forma basis for the fiscal year ended June 30, 1998.

   Net cash used in investing activities for the Predecessor was $12 and $2,424 for the fiscal years ended June 30, 1996 and 1997, respectively, and $807 for July 1, 1997 through December 15, 1997. Net cash used in investing activities for Holding was $141,917 for December 16, 1997 through June 30, 1998 and $1,321 on a pro forma basis for the fiscal year ended June 30, 1998.

   Net cash used in financing activities for the Predecessor was $8,895 and $6,841 for the fiscal years ended June 30, 1996 and 1997, respectively, and $57 for July 1, 1997 through December 15, 1997. Net cash provided by (used in) financing activities for Holding was $154,580 for December 16, 1997 through June 30, 1998. Net cash used by financing activities was $657 on a pro forma basis for the fiscal year ended June 30, 1998.

   Depreciation and amortization of goodwill and other intangibles for the Predecessor was $4,422 and $5,084 for the fiscal years ended June 30, 1996 and 1997, respectively, and $2,456 for July 1, 1997 through December 15, 1997. Depreciation and amortization of goodwill and other intangibles for Holding was $3,954 for December 16, 1997 through June 30, 1998 and pro forma depreciation and amortization of goodwill and other intangibles was $7,389 for the fiscal year ended June 30, 1998.

(2) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represent income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness and amortization of deferred financing costs. Earnings were not sufficient to cover fixed charges by $7,545 and $3,620 for the period from December 16, 1997 through June 30, 1998 and the pro forma fiscal year ended June 30, 1998.

                                 RISK FACTORS

     Holders of Old Debentures should carefully consider the following factors, together with the other information set forth in this Prospectus, before tendering Old Debentures in exchange for New Debentures. However, the list of risk factors set forth herein may not be exhaustive and these or other factors could have a material adverse effect on the ability of Holding to service its indebtedness, including principal and interest payments on the New Debentures.



SUBSTANTIAL LEVERAGE; RESTRICTIVE COVENANTS


     Holding has substantial indebtedness and debt service obligations. As of June 30, 1998, Holding had total consolidated indebtedness of approximately $144.4 million and Holding's deficiency of earnings available to cover fixed charges for Fiscal 1998, on a pro forma basis for the Acquisition, the Refinancing and the 3M Acquisition, was $3.6 million. In addition, as of such date the Company had a maximum of $19.4 million of availability under the Credit Agreement. The Indenture permits Holding and its Restricted Subsidiaries and the indenture governing the Notes (the "Notes Indenture" and, together with the Indenture, the "Indentures") and the Credit Agreement permits Holding and its Restricted Subsidiaries, in each case, to incur additional indebtedness, subject to certain limitations.


     The level of Holding's indebtedness could have important consequences to holders of the Debentures, including, but not limited to, the following: (i) a substantial portion of cash flow from operations must be dedicated to debt service and will not be available for other purposes; (ii) additional debt financing in the future for working capital, capital expenditures or acquisitions may be limited; (iii) the level of indebtedness could limit flexibility in reacting to changes in the operating environment and economic conditions generally; (iv) the level of indebtedness could restrict the Company's ability to increase manufacturing capacity; (v) each of Holding and the Company may face difficulties in satisfying its obligations with respect to its indebtedness; and (vi) a portion of the Company's borrowings bear interest at variable rates of interest, which could result in higher interest expense in the event of an increase in market interest rates.

     The ability of Holding to pay principal and interest on the New Debentures will depend upon Holding's future operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, certain of which are beyond Holding's control. Holding anticipates that operating cash flow from its subsidiaries, together with borrowings by the Company under the Credit Agreement, will be sufficient to meet its operating expenses and to service its debt requirements as they become due. However, if Holding is unable to service its indebtedness, Holding may be required to take action such as reducing or delaying capital expenditures by the Company, selling assets, restructuring or refinancing its indebtedness or seeking additional equity capital. There can be no assurance that any of these remedies can be effected on satisfactory terms, if at all.

     The Indentures and the Credit Agreement contain certain covenants that, among other things, limit the ability of Holding and its Restricted Subsidiaries to (i) pay dividends or make certain restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) create liens;
(iv) incur dividend and other payment restrictions affecting subsidiaries; (v) enter into mergers, consolidations or sales of all or substantially all of the assets of Holding; (vi) enter into certain transactions with affiliates; and
(vii) sell certain assets. In addition, the Credit Agreement requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. Holding's ability to meet those financial ratios and tests can be affected by events beyond its control, and there can be no assurance that Holding will meet those tests. See "Description of New Debentures" and "Description of Certain Indebtedness."



HOLDING COMPANY STRUCTURE; STRUCTURAL SUBORDINATION OF DEBENTURES TO INDEBTEDNESS OF SUBSIDIARIES

     Holding is a holding company and does not have any material operations or assets other than ownership of all of the capital stock of the Company. Accordingly, the New Debentures will be effectively subordinated to all existing and future liabilities of Holding's subsidiaries, including indebtedness under the Credit Agreement and the Notes. As of June 30, 1998, Holding's subsidiaries had $122.6 million of outstanding liabilities (including trade payables) which are structurally senior to the Debentures. At

June 30, 1998, Holding had no outstanding indebtedness other than the Debentures. Holding and its subsidiaries may incur additional indebtedness in the future, subject to certain limitations contained in the instruments governing their indebtedness.


     Any right of Holding to participate in any distribution of assets of its subsidiaries upon the liquidation, reorganization or insolvency of any such subsidiary (and the consequent right of the holders of the New Debentures to participate in the distribution of those assets) will be subject to the prior claims of the respective subsidiary's creditors. See "Description of Certain Indebtedness."


LIMITATION ON THE PAYMENT OF FUNDS TO HOLDING BY ITS SUBSIDIARIES


     Holding's cash flow, and consequently its ability to service debt, including its obligations under the Indenture, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Holding in the form of loans, dividends or otherwise. Holding's subsidiaries have no obligations, contingent or otherwise, to pay any amounts due pursuant to the Debentures or to make any funds available therefor. In addition, the Company's Credit Agreement and the Notes Indenture impose, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by the Company and its subsidiaries to Holding. See "Description of Certain Indebtedness--The Credit Agreement" and "--The Notes." Accordingly, repayment of the New Debentures may depend upon the ability of Holding to effect an equity offering or to refinance the New Debentures.


FEDERAL INCOME TAX CONSEQUENCES OF ORIGINAL ISSUE DISCOUNT

     The New Debentures will be issued at a substantial original issue discount from their principal amount. Consequently, Holders of the New Debentures will be required to include amounts in gross income for federal income tax purposes in advance of receipt of any cash payment on the Debentures to which the income is attributable. See "U.S. Federal Income Tax Considerations" for a more detailed discussion of the federal income tax consequences to the Holders of the Debentures resulting from the purchase, ownership or disposition thereof.


     Under the Indenture, in the event of an acceleration of the maturity of the New Debentures upon the occurrence of an Event of Default, the Holders of New Debentures may be entitled to recover only the amount which may be declared due and payable pursuant to the Indenture, which will be less than the principal amount at maturity of such New Debentures. See "Description of New Debentures--Events of Default and Remedies."

     If a bankruptcy case is commenced by or against Holding under the United States Bankruptcy Code (the "Bankruptcy Code") after the issuance of the New Debentures, the claim of a Holder of New Debentures with respect to the principal amount thereof will likely be limited to an amount equal to the sum of (i) the issue price of the New Debentures as of the date of issuance of the New Debentures and (ii) that portion of the original issue discount that is not deemed to constitute "unmatured interest" for purposes of the Bankruptcy Code. Accordingly, Holders of the New Debentures under such circumstances may, even if sufficient funds are available, receive a lesser amount than they would be entitled to under the express terms of the Indenture. In addition, there can be no assurance that a bankruptcy court would compute the accrual of interest under the same rules as those used for the calculation of original issue discount under federal income tax law and, accordingly, a Holder might be required to recognize gain or loss in the event of a distribution related to such bankruptcy case.


POSTAL REGULATION


     The Company's sampling products are approved by the U.S. Postal Service for inclusion in subscription magazines mailed at periodical postage rates. The Company's products have a significant cost advantage over certain competing sampling products, such as miniatures, vials, packettes, sachets and blisterpacks, because such competing products cause an increase from periodical postage rates to the higher third class rates for the magazine's entire circulation. Subscription magazine sampling inserts delivered to consumers through the U.S. Postal Service accounted for approximately 35% of the

Company's net sales in Fiscal 1998. There can be no assurance that the U.S. Postal Service will not approve other competing types of sampling products for use in subscription magazines without requiring a postal surcharge, or that the U.S. Postal Service will not reclassify the Company's sampling products such that they would incur a postal surcharge. Any such action by the U.S. Postal Service could have a material adverse effect on the Company's results of operations and financial condition.



RELIANCE UPON SIGNIFICANT CUSTOMERS


     The Company's top ten customers by sales generated accounted for approximately 58% of the Company's net sales in Fiscal 1998. None of the Company's customers other than Estee Lauder accounted for 10% or more of net sales in Fiscal 1998. Although the Company has long-established relationships with most of its major customers, the Company does not have long-term contracts with any of its customers. The Company may be required by certain customers to qualify its manufacturing operations under certain supplier standards. There can be no assurance that the Company will be able to qualify under such supplier standards or that such customers will continue to purchase sampling products from the Company if the Company's manufacturing operations are not so qualified. An adverse change in its relationships with significant customers, including Estee Lauder, could have a material adverse effect on the Company's results of operations and financial condition.



COMPETITION


     The Company's competitors, some of whom have substantially greater capital resources than the Company, are actively engaged in manufacturing certain products similar to those of the Company. The Company's principal competitors in the cosmetic sampler market are Webcraft, a subsidiary of Big Flower Holdings, Inc., Orlandi Inc., Retail Communications Corp., Quebecor Printing
(USA) Corp., Nord'est, Marietta Corp. and Color Prelude in the United States and Rotocon, Drescher Ascent and Appliquessence in Europe. The Company also competes with numerous "scratch 'n sniff" printers. Competition in the Company's market is based upon product quality, product technologies, customer relationships, price and customer service. The future success of the Company's business will depend in large part upon its ability to market and manufacture products and services that meet customer needs on a cost-effective and timely basis. There can be no assurance that capital will be available for these purposes, that investments in new technology will result in commercially viable products or that the Company will be successful in generating sales on commercially favorable terms, if at all.


     In addition, the Company's success, competitive position and revenues will depend, in part, upon its ability to protect its proprietary technologies and to operate without infringing on the proprietary rights of others. Although the Company has certain patents and has filed, and expects to continue to file, other patent applications, there can be no assurance that the Company's issued patents are enforceable or that its patent applications will mature into issued patents. The expense involved in litigation regarding patent protection or a challenge thereto has been and could be significant and any future expense, if any, cannot be estimated by the Company. A portion of the Company's manufacturing processes are not covered by any patent or patent application. As a result, the business of the Company may be adversely affected by competitors who independently develop technologies substantially equivalent to those employed by the Company. See "Business--Competition."


DEPENDENCE ON FRAGRANCE INDUSTRY; SEASONALITY


     The advertising budgets of the Company's customers, and therefore the revenues of the Company, are susceptible to prevailing economic and market conditions that affect advertising expenditures, the performance of the products of the Company's customers in the marketplace and certain other factors. See the discussion of net sales for Fiscal 1998 compared to Fiscal 1997 and Fiscal 1997 compared to Fiscal 1996 in "Management's Discussion of Financial Condition and Results of Operations--Results of Operations." There can be no assurance that further reductions in advertising spending will not occur, which could have a material adverse effect on the Company's results of operations and financial condition.


     In addition, the Company's sales and operating results have historically reflected seasonal variations. Such seasonal variations are based on the timing of the Company's customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. As a result, a higher level of sales are reflected in the Company's first two fiscal quarters ended December 31 when sales from such advertising campaigns are principally recognized while the Company's fourth fiscal quarter ended June 30 typically reflects the lowest sales level of the fiscal year. These seasonal fluctuations require the Company to accurately allocate its resources to manage the Company's manufacturing capacity, which often operates at full capacity during peak seasonal demand periods.



SOLE SUPPLIER OF CERTAIN RAW MATERIALS

     Paper is the primary raw material utilized by the Company in producing its sampling products. Paper costs represented approximately one-third of the Company's cost of goods sold in each of Fiscal 1996, 1997 and 1998. During the five years prior to Fiscal 1996, the Company had not experienced any significant increases in paper prices. In Fiscal 1996, a series of significant price increases for paper occurred, which increased the Company's average price of paper by 14.8% as compared to Fiscal 1995. The magnitude and close proximity of such increases prevented the Company from recovering all of such increased paper costs from its customers and had an adverse impact on the Company's results of operations. Future significant increases in paper costs could have a material adverse effect on the Company's results of operations and financial condition to the extent that the Company is unable to price its products to reflect such increases. There can be no assurance that the Company's customers would accept such price increases or the extent to which such price increases would impact their decision to utilize the Company's sampling products.

     All of the Company's encapsulated sampling products, which accounted for a majority of the Company's net sales in Fiscal 1998, utilize specific grades of paper that are produced exclusively for the Company by Westvaco Corporation. However, the Company does not have a supply contract with such supplier. The Company is currently researching methods of replicating the advantages of these specific grades of paper with other less costly grades of paper available from multiple suppliers. Until such methods are developed, a loss of such supply of paper could have a material adverse effect on the Company's results of operations and financial condition to the extent that the Company is unable to obtain such paper elsewhere.



DEPENDENCE UPON SENIOR MANAGEMENT

     Holding and the Company are substantially dependent on the personal efforts, relationships and abilities of Roger L. Barnett, Holding's and the Company's President and Chief Executive Officer. Barry W. Miller, the Company's Chief Operating Officer, joined the Company in May 1998 and, consequently, the Company has limited operating history under such senior manager upon which Holders of New Debentures may base an evaluation of his performance. The Company has entered into employment agreements with Messrs. Barnett and Miller. Holding and the Company do not maintain key person life insurance on any member of senior management of Holding or the Company. The loss of Mr. Barnett's services or the services of any other member of senior management could have a material adverse effect on Holding and the Company. See "Management."


RISKS OF INTERNATIONAL OPERATIONS; CURRENCY FLUCTUATIONS


     Approximately 13.3% of the Company's net sales in Fiscal 1998 were generated outside the United States. Foreign operations are subject to certain risks inherent in conducting business abroad, including, among others, exposure to foreign currency fluctuations and devaluations or restrictions on money supplies, foreign and domestic export law and regulations, price controls, taxation, tariffs, import restrictions, and other political and economic events beyond the Company's control. The Company has not experienced any material effects of these risks as of yet, but there can be no assurance that they will not have such an effect in the future.


CONTROL BY DLJMBII; CONFLICTS OF INTEREST


     DLJMBII has the power to elect a majority of the directors of Acquisition Corp. and generally exercises control over the business, policies and affairs of Acquisition Corp., Holding and the Company through its ownership of Acquisition Corp. By reason of such ownership, DLJMBII may have interests that could be in conflict with those of the holders of the New Debentures. The net proceeds from the Offering have been used to fund the Equity Contribution and, together with the net proceeds from the Notes Offering, have been used by the Company to repay the Bridge Notes, which were issued to an affiliate of DLJMBII and the Initial Purchaser. See "Use of Proceeds," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions."


LIMITATIONS ON ABILITY TO MAKE CHANGE OF CONTROL PAYMENT

     Upon the occurrence of a Change of Control, each Holder of New Debentures will have the right to require Holding to purchase all or any part of such Holder's New Debentures at an offer price in cash equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase. In the event that a Change of Control occurs, Holding would likely be required to refinance the indebtedness outstanding under the New Debentures. There can be no assurance that Holding would be able to refinance such indebtedness or, if such refinancing were to occur, that such refinancing would be on terms favorable to Holding. See "Description of New Debentures--Repurchase at the Option of Holders--Change of Control."


LABOR RELATIONS; EXPIRATION OF COLLECTIVE BARGAINING AGREEMENT

     As of June 30, 1998, approximately 60% of the Company's employees worked under a collective bargaining agreement that expires on April 1, 1999. While the Company believes that its relations with its employees are good, there can be no assurance that the Company's collective bargaining agreement will be renewed in the future. A prolonged labor dispute (which could include a work stoppage) could have a material adverse effect on the Company's business, financial condition and results of operations. See "Business--Employees."


RISK OF FRAUDULENT TRANSFER LIABILITY

     If a court of competent jurisdiction in a suit by an unpaid creditor or a representative of creditors (such as a trustee in bankruptcy or a debtor-in-possession) were to find that either Holding did not receive fair consideration or reasonably equivalent value for issuing the New Debentures and, at the time of the incurrence of indebtedness represented by the New Debentures, Holding was insolvent, was rendered insolvent by reason of such incurrence, was engaged in a business or transaction for which its remaining assets constituted unreasonably small capital, intended to incur, or believed that it would incur, debts beyond its ability to pay as such debts matured, or intended to hinder, delay or defraud its creditors, such court could avoid such indebtedness, subordinate such indebtedness to other existing and future indebtedness of Holding or take other action detrimental to the holders of the New Debentures. The measure of insolvency for purposes of the foregoing will vary depending upon the law of the relevant jurisdiction. Generally, however, a company would be considered insolvent for purposes of the foregoing if the sum of such company's debts is greater than all the company's property at a fair valuation, or if the present fair saleable value of the company's assets is less than the amount that will be required to pay its probable liability on its existing debts as they become absolute and matured.

YEAR 2000 ISSUES

     The Company has commenced a study of its computer systems in order to assess its exposure to year 2000 issues. The Company expects to make the necessary modifications or changes to its computer information systems to enable proper processing of transactions relating to the year 2000 and beyond. The Company will evaluate appropriate courses of action, including replacement of certain systems whose associated costs would be recorded as assets and subsequently amortized. There can be no assurance that costs and expenses or other matters relating to year 2000 issues will not have a material adverse effect on the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Year 2000 Issues."

NO PUBLIC MARKET FOR THE NEW DEBENTURES

     There has previously been only a limited secondary market and no public market for the Old Debentures, and there can be no assurance as to the liquidity of any market that may develop for the New

Debentures, the ability of Holders of the New Debentures to sell their New Debentures, or the prices at which the Holders of the New Debentures would be able to sell their New Debentures. In addition, because the Exchange Offer is not conditioned upon any minimum number of Old Debentures being tendered for exchange, the number of New Debentures tendered could be quite small which could have an adverse effect on the liquidity of the New Debentures. The Initial Purchaser has advised Holding that it currently intends to make a market in the New Debentures. The Initial Purchaser is not obligated to do so, however, and any market-making with respect to the New Debentures may be discontinued at any time without notice. Also, to the extent that Old Debentures are tendered and accepted in the Exchange Offer, a holder's ability to sell untendered Old Debentures could be adversely affected. Therefore, no assurance can be given as to the liquidity of the trading market for the New Debentures. Holding does not intend to list the New Debentures on a national securities exchange or to apply for quotation of the New Debentures through the National Association of Securities Dealers Automated Quotation System. However, it is expected that the New Debentures will be eligible for trading in the Private Offerings, Resales and Trading through Automated Linkages ("PORTAL") Market upon issuance.


CONSEQUENCES OF THE EXCHANGE OFFER ON NON-TENDERING HOLDERS OF THE OLD
DEBENTURES


     Holding intends for the Exchange Offer to satisfy its registration obligations under the Registration Rights Agreement. If the Exchange Offer is consummated, Holding does not intend to file further registration statements for the sale or other disposition of Old Debentures. Old Debentures that are not exchanged for New Debentures will remain restricted securities within the meaning of Rule 144 of the Securities Act. Consequently, following completion of the Exchange Offer, Holders of Old Debentures seeking liquidity in their investment would have to rely on an exemption to the registration requirements under applicable securities laws, including the Securities Act, with respect to any sale or other disposition of the Old Debentures.

                                USE OF PROCEEDS


     Holding will not receive any cash proceeds from the exchange of the New Debentures for the Old Debentures pursuant to the Exchange Offer. As consideration for issuing the New Debentures offered hereby, Holding will receive, in exchange, Old Debentures in like principal amount which will be canceled and as such will not result in any increase in indebtedness of Holding.



     The net proceeds to Holding from the sale of the Debentures, after deducting discounts and commissions and other estimated expenses of the Offering, were approximately $24.7 million. Approximately $22.5 of the net proceeds from the Offering were used to fund the Equity Contribution which, together with the net proceeds from the Note Offering, were used by the Company
(i) to repay on June 25, 1998 the entire outstanding principal amount of, and accrued and unpaid interest on, the Bridge Notes, which were issued to the Bridge Lender and the Initial Purchaser in connection with the Acquisition and
(ii) to fund working capital requirements and for general corporate purposes, including their repayment of $7.25 million of borrowings under the Credit Agreement used to fund the purchase price of the 3M Acquisition. As of June 24, 1998, the interest rate on the Bridge Notes, which were to mature on December 15, 1998 (subject to certain extension provisions), was 11.75% and the interest rate on outstanding borrowings under the Credit Agreement was 9.25%. The Credit Agreement terminates on December 31, 2002. See "Certain Relationships and Related Transactions," "Description of Certain Indebtedness" and "Plan of Distribution."

                              THE EXCHANGE OFFER


PURPOSE AND EFFECTS OF THE EXCHANGE OFFER

     The Old Debentures were sold by Holding on the Closing Date to the Initial Purchaser, pursuant to the Purchase Agreement. The Initial Purchaser subsequently resold the Old Debentures to qualified institutional buyers within the meaning of Rule 144A under the Securities Act and to non-U.S. persons pursuant to Regulation S under the Securities Act. As a condition to the Purchase Agreement, Holding and the Initial Purchasers entered into the Registration Rights Agreement on June 25, 1998. The Registration Rights Agreement required Holding to file with the Commission following the Closing, a registration statement relating to an exchange offer pursuant to which notes that are substantially identical to the Old Debentures would be offered in exchange for the then outstanding Old Debentures tendered at the option of the Holders thereof. The form and terms of the New Debentures are identical in all material respects to the form and terms of the Old Debentures except (i) that the New Debentures have been registered under the Securities Act, (ii) that the New Debentures are not entitled to certain registration rights which are applicable to the Old Debentures under the Registration Rights Agreement, and
(iii) that certain contingent interest rate provisions applicable to the Old Debentures are generally not applicable to the New Debentures. In the event that the applicable interpretations of the staff of the Commission do not permit Holding to effect the Exchange Offer, Holding agreed to use its reasonable best efforts to cause to become effective a shelf registration statement with respect to the resale of the Old Debentures ("the Shelf Registration Statement") and to keep such Shelf Registration Statement effective for a period of up to three years. The Exchange Offer is being made to satisfy the contractual obligations of Holding under the Registration Rights Agreement. The Holders of any Old Debentures not tendered in the Exchange Offer will not be entitled to require Holding to file the Shelf Registration Statement.

     The Registration Rights Agreement provides that (i) Holding will file an Exchange Offer Registration Statement with the Commission on or prior to 45 days after the Closing Date, (ii) Holding will use its reasonable best efforts to have the Exchange Offer Registration Statement declared effective by the Commission on or prior to 180 days after the Closing Date, (iii) unless the Exchange Offer would not be permitted by applicable law or Commission policy, Holding will commence the Exchange Offer and use its reasonable best efforts to issue on or prior to 30 business days after the date on which the Exchange Offer Registration Statement was declared effective by the Commission, New Debentures in exchange for all Debentures tendered prior thereto in the Exchange Offer and (iv) if obligated to file the Shelf Registration Statement, Holding will use its reasonable best efforts to file the Shelf Registration Statement with the Commission on or prior to 45 days after such filing obligation arises and to cause the Shelf Registration to be declared effective by the Commission on or prior to 180 days after such obligation arises. If (a) Holding fails to file any of the Registration Statements required by the Registration Rights Agreement on or before the date specified for such filing,
(b) any of such Registration Statements is not declared effective by the Commission on or prior to the date specified for such effectiveness (the "Effectiveness Target Date"), (c) Holding fails to consummate the Exchange Offer within 30 business days of the Effectiveness Target Date with respect to the Exchange Offer Registration Statement or (d) the Shelf Registration Statement or the Exchange Offer Registration Statement is declared effective but thereafter ceases to be effective or usable in connection with resales of Transfer Restricted Securities during the periods specified in the Registration Rights Agreement (each such event referred to in clauses (a) through (d) above a "Registration Default"), then Holding will pay liquidated damages ("Liquidated Damages") to each Holder of Debentures, with respect to the first 90-day period immediately following the occurrence of the first Registration Default in an amount equal to $.05 per week per $1,000 principal amount of Debentures held by such Holder. The amount of the Liquidated Damages will increase by an additional $.05 per week per $1,000 principal amount of Debentures with respect to each subsequent 90-day period until all Registration Defaults have been cured, up to a maximum amount of Liquidated Damages of $.25 per week per $1,000 principal amount of Debentures. All accrued Liquidated Damages will be paid by Holding on each Damages Payment Date to the Global Debentures Holder by wire transfer of immediately available funds or by federal funds check and to Holders of Certificated Debentures by mailing checks to their registered addresses. Following the cure of all Registration Defaults, the accrual of Liquidated Damages will cease.

     Based on an interpretation by the staff of the Commission set forth in no-action letters issued to unrelated third parties, Holding believes the New Debentures issued pursuant to the Exchange Offer in exchange for Old Debentures may be offered for resale, resold and otherwise transferred by the Holders thereof (other than a Restricted Holder) without compliance with the registration and prospectus delivery provisions of the Securities Act, provided that such New Debentures are acquired in the ordinary course of such holders' business and such Holders are not participating, do not intend to participate and have no arrangement or understanding with any person to participate, in a distribution of such New Debentures. See "Shearman & Sterling" SEC No-Action Letter (available July 2, 1993) "Morgan Stanley & Co., Incorporated," SEC No-Action Letter (available June 5, 1991); and "Exxon Capital Holdings Corporation," SEC No-Action Letter (available May 13, 1988). Each broker-dealer that receives New Debentures for its own account in exchange for Old Debentures, where such Old Debentures were acquired by such broker-dealer as a result of market-making activities or other trading activities, must acknowledge that it will deliver a prospectus in connection with any sale of such New Debentures. See "Plan of Distribution."


     If any person were to participate in the Exchange Offer for the purpose of distributing securities in a manner not permitted by the preceding paragraph, such person could not rely on the position of the staff of the Commission and must comply with the Prospectus delivery requirements of the Securities Act in connection with a secondary resale transaction. Therefore, each Holder of Old Debentures who accepts the Exchange Offer must represent in the Letter of Transmittal that it meets the conditions described above.

     The Exchange Offer shall be deemed to have been consummated upon the earlier to occur of (i) Holding having exchanged New Debentures for all outstanding Old Debentures (other than Old Debentures held by a Restricted Holder) pursuant to such Exchange Offer and (ii) Holding having exchanged, pursuant to such Exchange Offer, New Debentures for all Old Debentures that have been validly tendered and not withdrawn on the Expiration Date. In such event, Holders of Old Debentures seeking liquidity in their investment would have to rely on exemptions to registration requirements under applicable securities laws, including the Securities Act.


TERMS OF THE EXCHANGE OFFER

     Upon the terms and subject to the conditions set forth in this Prospectus and in the accompanying Letter of Transmittal, Holding will accept all Old Debentures validly tendered prior to 5:00 p.m., New York City time, on the Expiration Date. The Exchange of New Debentures for Old Debentures will be made with respect to all Old Debentures validly tendered and not withdrawn on or prior to the Expiration Date, promptly following the Expiration Date. The New Debentures issued pursuant to the Exchange Offer will be delivered promptly following the Expiration Date. Holding will issue $1,000 principal amount of New Debentures in exchange for $1,000 principal amount of outstanding Old Debentures accepted in the Exchange Offer. Holders may tender some or all of their Old Debentures pursuant to the Exchange Offer in denominations of $1,000 and integral multiples of $1,000 in excess thereof.

     As of the date of this Prospectus, the Accreted Value of the Old
Debentures is $      .

     This Prospectus, together with the Letter of Transmittal, is being sent to
all registered Holders of Old Debentures as of      , 1998 (the "Record Date").


     Holding shall be deemed to have accepted validly tendered Old Debentures when, as and if Holding has given oral or written notice thereof to the Exchange Agent. The Exchange Agent will act as agent for the tendering Holders of Old Debentures for the purpose of receiving New Debentures from Holding and delivering New Debentures to such Holders.

     If any tendered Old Debentures are not accepted for exchange because of an invalid tender or the occurrence of certain other events set forth herein, certificates for any such unaccepted Old Debentures will be returned, without expense, to the tendering Holder thereof as promptly as practicable after the Expiration Date.

     The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by Holding.

Holding has agreed to pay, subject to the instructions in the Letter of Transmittal, all transfer taxes, if any, relating to the sale or disposition of such Holders' Old Debentures pursuant to the Exchange Offer. See "--Fees and Expenses."


EXPIRATION DATE; EXTENSIONS; AMENDMENTS

     The term "Expiration Date" shall mean       , 1998, unless Holding, in its
sole discretion, extends the Exchange Offer, in which case the term "Expiration Date" shall mean the latest date to which the Exchange Offer is extended.


     In order to extend the Expiration Date, Holding will notify the Exchange Agent of any extension by oral or written notice and will mail to the record Holders of Old Debentures an announcement thereof, each prior to 9:00 a.m., New York City time, on the next business day after the previously scheduled Expiration Date. Such announcement may state that the Company is extending the Exchange Offer for a specified period of time.

     Holding reserves the right (i) to delay acceptance of Old Debentures, to extend the Exchange Offer or to terminate the Exchange Offer and to refuse to accept Old Debentures not previously accepted, if any of the conditions set forth herein under "--Conditions" shall have occurred and shall not have been waived by the Company, by giving oral or written notice of such delay, extension or termination to the Exchange Agent, and (ii) to amend the terms of the Exchange Offer in any manner deemed by it to be advantageous to the Holders of the Old Debentures. Any such delay in acceptance, extension, termination or amendment will be followed as promptly as practicable by oral or written notice thereof. If the Exchange Offer is amended in a manner determined by Holding to constitute a material change, Holding will promptly disclose such amendment in a manner reasonably calculated to inform the Holders of the Old Debentures of such amendment, and if appropriate, Holding will file a post-effective amendment to the Registration Statement of which this Prospectus forms part.


     Without limiting the manner in which Holding may choose to make public announcements of any delay in acceptance, extension, termination or amendment of the Exchange Offer, Holding shall have no obligation to publish, advertise, or otherwise communicate any such public announcement, other than by making a timely release to a financial news service.


ACCRETION OF NEW DEBENTURES

     The Debentures will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $50.0 million at July 1, 2003.


INTEREST ON NEW DEBENTURES

     The Debentures will accrete interest at a rate of 13 1/2% per annum, payable semi-annually in cash and arrears on January 1 and July 1 of each year, commencing on January 1, 2004.


PROCEDURE FOR TENDERING

     To tender in the Exchange Offer, a Holder must complete, sign and date the Letter of Transmittal, or a facsimile thereof and mail or otherwise deliver such Letter of Transmittal or such facsimile, together with the Old Debentures (unless such tender is being effected pursuant to the procedure for book-entry transfer described below) and any other required documents, to the Exchange Agent prior to 5:00 p.m., New York City time, on the Expiration Date. Signatures on a Letter of Transmittal or a notice of withdrawal, as the case may be, must be guaranteed by a member firm of a registered national securities exchange or of the National Association of Securities Dealers, Inc., a commercial bank or trust company having an office or correspondent in the United States or an "eligible guarantor institution" as defined by Rule 17Ad-15 under the Exchange Act (any of the foregoing hereinafter referred to as an "Eligible Institution") unless the Old Debentures tendered pursuant thereto are tendered (i) by a registered Holder who has not completed the box entitled "Special Issuance Instructions" or "Special Delivery Instructions" on the Letter of Transmittal or (ii) for the account of an Eligible Institution.

     Any financial institution that is a participant in DTC's Book-Entry Transfer Facility system may make book-entry delivery of the Old Debentures by causing DTC to transfer such Old Debentures into the Exchange Agent's account in accordance with DTC's procedure for such transfer. Although delivery of Old Debentures may be effected through book-entry transfer into the Exchange Agent's account at DTC, the Letter of Transmittal (or facsimile thereof), with any required signature guarantees and any other required documents, must, in any case, be transmitted to and received or confirmed by the Exchange Agent at its addresses set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date. DELIVERY OF DOCUMENTS TO DTC IN ACCORDANCE WITH ITS PROCEDURES DOES NOT CONSTITUTE DELIVERY TO THE EXCHANGE AGENT.

     The tender by a Holder of Old Debentures will constitute an agreement between such Holder and Holding in accordance with the terms and subject to the conditions set forth herein and in the Letter of Transmittal.

     Delivery of all documents must be made to the Exchange Agent at its address set forth herein. Holders may also request that their respective brokers, dealers, commercial banks, trust companies or nominees effect such tender for such Holders.

     THE METHOD OF DELIVERY OF OLD DEBENTURES AND THE LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS TO THE EXCHANGE AGENT IS AT THE ELECTION AND RISK OF THE HOLDERS. INSTEAD OF DELIVERY BY MAIL, IT IS RECOMMENDED THAT HOLDERS USE AN OVERNIGHT OR HAND DELIVERY SERVICE. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. NO LETTER OF TRANSMITTAL OR OLD DEBENTURES SHOULD BE SENT TO HOLDING.

     Only a Holder of Old Debentures may tender such Old Debentures in the Exchange Offer. The term "Holder" with respect to the Exchange Offer means any person in whose name Old Debentures are registered on the books of Holding or any other person who has obtained a properly completed bond power from the registered holder or any person whose Old Debentures are held of record by DTC who desires to deliver such Old Debentures at DTC.

     Any beneficial Holder whose Old Debentures are registered in the name of his broker, dealer, commercial bank, trust company or other nominee and who wishes to tender his Old Debentures should contact the registered Holder promptly and instruct such registered Holder to tender on his behalf. If such beneficial Holder wishes to tender on his own behalf, such beneficial Holder must, prior to completing and executing the Letter of Transmittal and delivering his Old Debentures, either make appropriate arrangements to register ownership of the Old Debentures in such Holder's name or obtain a properly completed bond power from the registered Holder. The transfer of record ownership may take considerable time.

     If the Letter of Transmittal is signed by a person other than the registered Holder of any Old Debentures listed therein, such Old Debentures must be endorsed or accompanied by appropriate bond powers which authorize such person to tender the Old Debentures on behalf of the registered holder, in either case signed as the name of the registered Holder or Holders appears on the Old Debentures.

     If the Letter of Transmittal or any Old Debentures or bond powers are signed by trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation or others acting in a fiduciary or representative capacity, such persons should so indicate when signing, and unless waived by Holding, evidence satisfactory to Holding of their authority to so act must be submitted with the Letter of Transmittal.

     All questions as to the validity, form, eligibility (including time of receipt), acceptance and withdrawal of the tendered Old Debentures will be determined by Holding in its sole discretion, which determination will be final and binding. Holding reserves the absolute right to reject any and all Old Debentures not validly tendered or any Old Debentures Holding's acceptance of which would, in the opinion of counsel for Holding, be unlawful. Holding also reserves the absolute right to waive any irregularities or conditions of tender as to particular Old Debentures. Holding's interpretation of the terms and conditions of the Exchange Offer (including the instructions in the Letter of Transmittal) will be final and binding on all parties. Unless waived, any defects or irregularities in connection with tenders of Old Debentures must be cured within such time as Holding shall determine. Neither Holding, the Exchange Agent nor any other person shall be under any duty to give notification of defects or irregularities with respect to tenders of Old Debentures nor shall any of them incur any liability for failure to give such notification. Tenders of Old Debentures will not be deemed to have been made until such irregularities have been cured or waived. Any Old Debentures received by the Exchange Agent that are not validly tendered and as to which the defects or irregularities have not been cured or waived will be returned by the Exchange Agent without cost to the tendering holder of such Old Debentures unless otherwise provided in the Letter of Transmittal, as soon as practicable following the Expiration Date.

     By tendering, each Holder will represent to Holding that, among other things (i) the New Debentures acquired pursuant to the Exchange Offer are being obtained in the ordinary course of such Holder's business, (ii) such Holder is not participating, does not intend to participate and has no arrangement or understanding with any person to participate, in a distribution of such New Debentures, (iii) such Holder is not an "affiliate," as defined under Rule 405 of the Securities Act, of Holding and (iv) such Holder is not a broker-dealer who acquired Old Debentures directly from Holding to resell pursuant to Rule 144A or any other available exemption under the Securities Act.


GUARANTEED DELIVERY PROCEDURES

     Holders who wish to tender their Old Debentures and (i) whose Old Debentures are not immediately available or (ii) who cannot deliver their Old Debentures, the Letter of Transmittal or any other required documents to the Exchange Agent prior to the Early Exchange Date or the Expiration Date, may effect a tender if:

     (a) The tender is made through an Eligible Institution;

     (b) Prior to the Expiration Date, the Exchange Agent receives from such Eligible Institution a properly completed and duly executed notice of guarantee delivery (the "Notice of Guaranteed Delivery") (by facsimile transmission, mail or hand delivery) setting forth the name and address of the Holder of the Old Debentures, the certificate number or numbers of such Old Debentures and the principal amount of Old Debentures, the certificate number or numbers of such Old Debentures and the principal amount of Old Debentures tendered, stating that the tender is being made thereby, and guaranteeing that, within three business days after the date of execution of the Notice of Guaranteed Delivery, the Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing the Old Debentures to be tendered in proper form for transfer and any other documents required by the Letter of Transmittal, will be deposited by the Eligible Institution with the Exchange Agent; and

     (c) Such properly completed and executed Letter of Transmittal (or facsimile thereof), together with the certificate(s) representing all tendered Old Debentures in proper form for transfer (or confirmation of a book-entry transfer into the Exchange Agent's account at DTC of Old Debentures delivered electronically) and all other documents required by the Letter of Transmittal are received by the Exchange Agent within three business days after the date of execution of the Notice of Guaranteed Delivery.


WITHDRAWAL OF TENDERS

     Except as otherwise provided herein, tenders of Old Debentures may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date, unless previously accepted for exchange.

     To withdraw a tender of Old Debentures in the Exchange Offer, a written or facsimile transmission notice of withdrawal must be received by the Exchange Agent at its address set forth herein prior to 5:00 p.m., New York City time, on the Expiration Date and prior to acceptance for exchange by Holding. Any such notice of withdrawal must (i) specify the name of the person having deposited the Old Debentures to be withdrawn (the "Depositor"), (ii) identify the Old Debentures to be withdrawn (including the certificate number or numbers and principal amount of such Old Debentures), (iii) be signed by the Depositor in the same manner as the original signature on the Letter of Transmittal by which such Old Debentures were tendered (including required signature guarantees) or be accompanied by documents of transfer sufficient to permit the trustee with respect to the Old Debentures to register the transfer of such Old Debentures into the name of the Depositor withdrawing the tender and (iv) specify the name in which any such Old Debentures are to be registered, if different from that of the Depositor. All questions as to the validity, form and eligibility (including time of receipt) of such withdrawal notices will be determined by Holding, whose determination shall be final and binding on all parties. Any Old Debentures so withdrawn will be deemed not to have been validly tendered for purposes of the Exchange Offer and no New Debentures will be issued with respect thereto unless the Old Debentures so withdrawn are validly retendered. Any Old Debentures which have been tendered but which are not accepted for exchange will be returned by the Exchange Agent to the holder thereof without cost to such holder as soon as practicable after withdrawal, rejection of tender or termination of the Exchange Offer. Properly withdrawn Old Debentures may be retendered by following one of the procedures described above under "--Procedure for Tendering" at any time prior to the Expiration Date.



CONDITION



     Notwithstanding any other term of the Exchange Offer, Holding will not be obligated to consummate the Exchange Offer if the New Debentures to be received will not be tradeable by the holder, other than in the case of Restricted Holders, without restriction under the Securities Act and the Exchange Act and without material restrictions under the Blue Sky or securities laws of substantially all of the states of the United States. Such condition will be deemed to be satisfied unless a holder provides Holding with an opinion of counsel reasonably satisfactory to Holding to the effect that the New Debentures received by such holder will not be tradeable without restriction under the Securities Act and the Exchange Act and without material restrictions under the Blue Sky laws of substantially all of the states of the United States. Holding may waive this condition.



     If the condition described above exists, Holding will be entitled to refuse to accept any Old Debentures and, in the case of such refusal, will return tendered Old Debentures to exchanging holders of Old Debentures. See "--Terms of the Exchange Offer."



EXCHANGE AGENT


     State Street Bank and Trust Company, the Trustee under the Indenture, has been appointed as Exchange Agent for the Exchange Offer. Questions and requests for assistance and requests for additional copies of this Prospectus or of the Letter of Transmittal should be directed to the Exchange Agent addressed as follows:


     By Hand and Overnight Delivery in Boston:
     State Street Bank and Trust Company
     Two International Place
     Boston, Massachusetts 02110
     Attention: Corporate Trust Department


     By Hand in New York (as Drop Agent):
     State Street Bank and Trust Company, N.A.
     61 Broadway, 15th Floor
     Corporate Trust Window
     New York, New York 10006


     By mail:
     State Street Bank and Trust Company
     P.O. Box 778
     Boston, Massachusetts 02102
     Attention: Corporate Trust Department


     Telephone: (617) 664-5587

FEES AND EXPENSES


     The expenses of soliciting tenders pursuant to the Exchange Offer will be borne by Holding. The principal solicitation for tenders pursuant to the Exchange Offer is being made by mail. Additional solicitations may be made by officers and regular employees of Holding and its affiliates in person, by facsimile or telephone.


     Holding will not make any payments to brokers, dealers or other persons soliciting acceptances of the Exchange Offer. Holding, however, will pay the Exchange Agent reasonable and customary fees for its services and will reimburse the Exchange Agent for its reasonable out-of-pocket expenses in connection therewith.


     The registration expenses to be incurred in connection with the Exchange Offer, including fees and expenses of the Exchange Agent and Trustee and accounting and legal fees, will be paid by Holding. Holding has agreed to pay, subject to the instructions in the Letter of Transmittal, all transfer taxes, if any, relating to the sale or disposition of such Holders' Old Debentures pursuant to the Exchange Offer. If, however, certificates representing New Debentures or Old Debentures for principal amounts not tendered or accepted for exchange are to be delivered to, or are to be registered or issued in the name of any person other than the registered Holder of the Old Debentures tendered, or if tendered Old Debentures are registered in the name of any person other than the person signing the Letter of Transmittal, or if a transfer tax imposed for any reason other than the exchange of Old Debentures pursuant to the Exchange Offer, then the amount of any such transfer taxes (whether imposed on the registered Holder or any other persons) will be payable by the tendering Holder. If satisfactory evidence of payment of such taxes or exemption therefrom is not submitted with the Letter of Transmittal, the amount of such transfer taxes will be billed directly to such tendering holder.


ACCOUNTING TREATMENT


     No gain or loss for accounting purposes will be recognized by Holding upon the consummation of the Exchange Offer. The expenses of the Exchange Offer will be amortized by Holding over the term of the New Debentures under generally accepted accounting principles.

                                CAPITALIZATION



     The following table sets forth the consolidated cash and cash equivalents and capitalization of Holding at June 30, 1998 on a historical basis (which includes the effects of the Acquisition, the Refinancing and the 3M Acquisition each of which occurred prior to June 30, 1998). This table should be read in conjunction with "Use of Proceeds," the Company's Consolidated Financial Statements and notes thereto and Holding's Unaudited Pro Forma Condensed Consolidated Statement of Operations and notes thereto included elsewhere in this Prospectus.





                                                       AT JUNE 30, 1998
                                                      -----------------
                                                        (IN THOUSANDS)
       Cash and cash equivalents ..................       $   3,842
                                                          =========
       Debt:
        Debentures ................................          26,020
        Notes .....................................         115,000
        Other (1) .................................           3,428
                                                          ---------
          Total debt ..............................         144,448
                                                          ---------
       Stockholder's equity:
        Common stock ..............................              --
        Additional paid-in capital ................          78,364
        Accumulated deficit .......................          (5,493)
        Cumulative translation adjustment .........             (57)
        Carryover basis adjustment ................         (15,730)
                                                          ---------
          Total stockholder's equity ..............          57,084
                                                          ---------
       Total capitalization .......................       $ 201,532
                                                          =========


----------

(1) Includes the Scent Seal Note in the amount of $1,330, which was issued in connection with the Company's acquisition of Scent Seal, Inc. in 1995. See "Description of Certain Indebtedness--Scent Seal Note." Also includes capital lease obligations of $2,098.

                SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA



     The selected historical consolidated financial data presented below as of November 3, 1993 and for the period from July 1, 1993 through November 3, 1993 have been derived from the historical consolidated financial statements of the original predecessor of the Company (the "Original Predecessor") prior to its acquisition by the Predecessor. The selected historical consolidated financial data presented below as of June 30, 1994, 1995, 1996 and 1997, December 15, 1997, and for the fiscal years ended June 30, 1995, 1996 and 1997 and the periods from November 4, 1993 through June 30, 1994 and from July 1, 1997 through December 15, 1997 have been derived from the historical consolidated financial statements of the Predecessor. The selected historical consolidated financial data presented below as of June 30, 1998 and for the period from December 16, 1997 through June 30, 1998 have been derived from the historical consolidated financial statements of Holding. The historical financial data as of June 30, 1997 and 1998 and December 15, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998 have been derived from the audited consolidated financial statements of the Predecessor and Holding. The information contained in this table should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations," and the Company's Consolidated Financial Statements and the notes thereto included elsewhere in this Prospectus.





                                         ORIGINAL
                                       PREDECESSOR                            PREDECESSOR                              HOLDING
                                      ------------- --------------------------------------------------------------- -------------
                                         JULY 1,     NOVEMBER 4,                                      JULY 1, 1997   DECEMBER 16,
                                      1993 THROUGH  1993 THROUGH      FISCAL YEAR ENDED JUNE 30,        THROUGH     1997 THROUGH
                                       NOVEMBER 3,     JUNE 30,   ----------------------------------  DECEMBER 15,     JUNE 30,
                                           1993          1994        1995       1996        1997          1997           1998
                                      ------------- ------------- ---------- ---------- ------------ -------------- -------------
STATEMENT OF OPERATIONS DATA:
 Net sales ..........................    $19,941      $ 18,213     $61,794    $ 73,486   $  77,723      $ 35,186      $ 36,066
 Cost of goods sold .................     11,172        12,042      38,333      49,862      49,467        22,809        24,518
                                         -------      --------     -------    --------   ---------      --------      --------
 Gross profit .......................      8,769         6,171      23,461      23,624      28,256        12,377        11,548
 Selling, general and
  administrative expenses ...........      2,950         4,809       8,483      10,655      13,353         5,712         5,601
 Amortization of goodwill ...........         78           723       1,113       1,214       1,214           559         2,087
                                         -------      --------     -------    --------   ---------      --------      --------
 Income from operations .............      5,741           639      13,865      11,755      13,689         6,106         3,860
 Interest expense, net ..............         --         3,718       6,170       6,762       6,203         2,646        11,327
 Fees to stockholders ...............        102           197         470         470         470           215           125
 Other, net .........................      2,462         2,754         (22)        244        (101)           11           (47)
 Income tax expense
  (benefit) .........................      1,310        (1,946)      3,114       2,101       3,135         1,441        (2,052)
                                         -------      --------     -------    --------   ---------      --------      --------
 Net income (loss) ..................    $ 1,867      $ (4,084)    $ 4,133    $  2,178   $   3,982      $  1,793      $ (5,493)
                                         =======      ========     =======    ========   =========      ========      ========
BALANCE SHEET DATA (AT END OF
 PERIOD):
 Cash and cash equivalents ..........    $    68      $  3,728     $ 4,196    $    626   $     303      $  4,481      $  3,842
 Working capital (deficit) ..........      2,288         3,593          39      (4,685)    (36,957)       (4,959)       15,046
 Total assets .......................     28,320        72,754      85,695      82,395      77,142        77,399       214,547
 Total debt and redeemable
  preferred stock ...................        850        61,025      64,655      60,736      54,964        55,408       144,448
 Total stockholder's equity .........     16,940         2,927       6,572       7,932      11,225        12,716        57,084
OTHER DATA:
 Capital expenditures ...............      1,109         1,184       1,325       2,051       2,462           807           514
 Ratio of earnings to fixed
  charges (1) .......................     n/m(2)            --         2.2x        1.6x        2.1x          2.2x           --


----------

(1) For purposes of calculating the ratio of earnings to fixed charges, "earnings" represents income (loss) before income taxes plus fixed charges. "Fixed charges" consist of interest on all indebtedness and amortization of deferred financing costs. Earnings were not sufficient to cover fixed charges by $6,030 and $7,545 for the periods from November 4, 1993 through June 30, 1994 and from December 16, 1997 through June 30, 1998, respectively.

(2) Due to the change in the capital structure of the Original Predecessor as a result of its acquisition by the Predecessor, the ratio of earnings to fixed charges for the period prior to such acquisition is not comparable to or meaningful in the context of future periods.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion should be read in conjunction with the more detailed information and Consolidated Financial Statements of the Company included elsewhere in this Prospectus.


GENERAL

     The capital stock of the Company accounts for all of Holding's assets. Holding conducts all of its business through the Company. The Company's sales are derived from the sale of sampling products to cosmetics and consumer products companies. Substantially all of the Company's sales are made directly to its customers while a small portion are made through advertising agencies. Each customer's sampling program is unique and pricing is negotiated based on estimated costs plus a margin. While the Company and its customers do not enter into long-term contracts, the Company has had long-standing relationships with the majority of its customer base. Historically, the Company's sales have been derived from the Company's traditional fragrance sampling products, while sales from several of the Company's new products, such as BeautiSeal, PowdaTouch and LiquaTouch, are included in the Company's results of operations for only a portion of the periods discussed below or are included in such periods at initial levels of sales that reflect only introductory product volumes.

     The Company's sales are seasonal due to the timing of its customers' major advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. Sales are recognized when products are shipped. As a result, a higher level of sales are reflected in the Company's first two fiscal quarters ended December 31 when sales from such advertising campaigns are principally recognized while the Company's fourth fiscal quarter ended June 30 typically reflects the lowest sales level of the fiscal year. Sampling programs are generally quoted to the Company's customers, based on their specifications, four to six months prior to production and firm orders are generally received by the Company one to two months prior to production. See "Risk Factors--Dependence on Fragrance Industry; Seasonality."


     Cost of goods sold, which represented 66.5% of net sales in Fiscal 1998, consists principally of materials (paper, plastic, foil, ink, packaging materials and outsourced materials), direct labor, depreciation and overhead costs. Materials and direct labor are variable components while overhead is principally fixed. Fixed overhead costs (excluding depreciation) represented approximately 9.6% of net sales in Fiscal 1998 and include indirect departmental compensation, occupancy costs and equipment maintenance.

     Paper is the primary raw material utilized by the Company and accounted for approximately one-third of cost of goods sold in Fiscal 1998. During the 10-month period from November 1994 to September 1995, paper prices to the Company increased approximately 36.0%. The average price of paper was approximately 14.8% greater in Fiscal 1996 than in Fiscal 1995 and had an adverse impact on the Company's results of operations in Fiscal 1996. As a result of the paper price increases in Fiscal 1996, the Company changed its pricing policy for sampling program quotes to customers and made them subject to paper price increases. However, since the change in such policy, the Company has not sought to change quoted prices to a customer based on paper price increases and there can be no assurance that a customer would accept such change. Accordingly, the Company seeks to reduce its exposure to changes in paper prices by managing its paper inventory and the time between the quoting and actual production of sampling campaigns while still attempting to preserve the ability to adjust quoted pricing based on paper price increases. See "Risk Factors--Sole Supplier of Certain Raw Materials."

     Selling, general and administrative expenses, which represented 15.8% of net sales in Fiscal 1998, consist mainly of employee compensation, marketing and advertising expenses, professional and legal fees and occupancy costs of the sales and laboratory facilities.


     The cosmetics industry has experienced, and is continuing to experience, significant consolidation. Management believes that such consolidation positively impacts the sampling market, since larger cosmetics companies tend to spend more on product sampling to support their brands throughout the product life cycle, compared with smaller cosmetics companies, which tend to use sampling primarily in new product launches. However, industry consolidation has also negatively impacted the sampling market by temporarily decreasing the amount that smaller companies, which are targets of consolidation, spend on sampling products in anticipation of, and during, the consolidation process.


     The Acquisition was accounted for using the purchase method of accounting and resulted in the recognition of $153.9 million of goodwill and a significant increase in amortization expense. The Company has evaluated the amortization period of the goodwill in accordance with Accounting Principles Board Opinion No. 17, "Intangible Assets" ("APB No. 17"). Based upon the guidance set forth in APB No. 17, the Company is amortizing the resulting goodwill over 40 years based upon the characteristics of the sampling industry, the composition of the customer base of the Company and the relative stability of the Company's and 3M's customers over the last 20 years. The customers comprising the majority of the revenue base of the Company are primarily large national and multinational cosmetics companies that have been in operation and utilizing the services of the Company for a significant length of time.

     Also in conjunction with purchase accounting, the remaining useful lives of the Company's property, plant and equipment were reevaluated, and inventory and property, plant and equipment were recorded at their respective fair values at the date of Acquisition in accordance with Accounting Principles Board Opinion No. 16, "Business Combinations" (APB No. 16). The adjustments to property, plant and equipment and inventory have the result of reducing depreciation expense and increasing cost of goods sold in periods subsequent to the Acquisition.


COST REDUCTION PROGRAM

     The Company is implementing a comprehensive program designed to reduce annual operating costs by up to $4.0 million. The comprehensive cost reduction program was developed by the Company in connection with an evaluation of its operations conducted by manufacturing consultants with significant experience in the printing industry and is designed to improve the Company's operating efficiency through (i) reduced materials cost derived from scrap/waste reduction and from more effective purchasing (savings of approximately $1.2 million annually), (ii) streamlined manufacturing processes that reduce the amount of time required to prepare for successive production runs utilizing the same equipment and that reduce the amount of time equipment is under utilized by improved scheduling of production runs (savings of approximately $2.2 million annually), and (iii) rationalized staffing in the product support area (savings of approximately $0.6 million annually). Management expects the benefit of the materials cost reductions and rationalized staffing which were implemented in July 1999 will begin to be realized early in Fiscal 1999, while the streamlined manufacturing process is not expected to be fully implemented and realized until the fiscal year ended June 30, 2000. Because this program is still being implemented, no significant cost savings have been achieved to date.



RESULTS OF OPERATIONS


     For purposes of the following discussion, the results of operations for Fiscal 1998 reflect the combination of the results of operations of the Predecessor for the period July 1, 1997 through December 15, 1997, the date of the Acquisition, with the results of operations of the Company for the period December 16, 1997 through June 30, 1998. Because of the effects of purchase accounting applied in the Acquisition and the additional interest expense associated with the debt incurred to finance the Acquisition, the results of operations of the Company are not comparable in all respects to the results of operations of the Predecessor.

Fiscal 1998 Compared to Fiscal 1997

     Net Sales. Net sales for Fiscal 1998 decreased $6.4 million, or 8.2%, to $71.3 million as compared to $77.7 million for Fiscal 1997. The majority of this decrease was attributable to three core customers' advertising decreases on new product launches and existing products as a result of a management restructuring at two of these customers and the sale of one of them. In addition there was a decrease in domestic sales of products for fragrance sampling. These decreases were partially offset by increased domestic and European sales of sampling products to other categories of the cosmetics industry as well as increased sales to the consumer products market.

     Gross Profit. Gross profit for Fiscal 1998 decreased $4.4 million, or 15.5%, to $23.9 million as compared to $28.3 million for Fiscal 1997. Gross profit as a percentage of net sales decreased to 33.5% in Fiscal 1998 from 36.4% in Fiscal 1997. The gross profit decline was primarily attributable to the absorption of fixed overhead, depreciation costs and equipment reconfiguration costs created by shorter production runs due to lower volume and the increase in cost of goods sold in the period subsequent to the Acquisition from the write-up of inventory in purchase accounting.

     Selling, General and Administrative Expenses. Selling, general and administrative expenses for Fiscal 1998 decreased $2.1 million, or 15.7%, to $11.3 million as compared to $13.4 million for Fiscal 1997. The decrease in selling, general and administrative expenses was primarily attributable to a decrease in sales commissions resulting from the decreased level of sales and a decrease in legal costs related to the Company's pursuit of a patent infringement claim in Fiscal 1997. In addition, the Company also had decreased expenses in Fiscal 1998 versus Fiscal 1997 related to the consolidation of certain acquired technologies and certain expenses relating to reorganizing the management structure at the Company's European subsidiary. As a result of these factors, selling, general and administrative expenses as a percentage of net sales decreased to 15.8% in Fiscal 1998 from 17.2% in Fiscal 1997.

     Income from Operations. Income from operations for Fiscal 1998 decreased $3.7 million, or 27.0%, to $10.0 million as compared to $13.7 million for Fiscal 1997. Income from operations as a percentage of net sales decreased to 14.0% in Fiscal 1998 from 17.6% in Fiscal 1997 principally as a result of the factors described above and the increase in amortization of goodwill resulting from the Acquisition.

     Interest Expense. Interest expense for Fiscal 1998 increased $7.8 million, or 125.8% to $14.0 million as compared to $6.2 million for Fiscal 1997. Interest expense as a percentage of net sales increased to 19.6% in Fiscal 1998 from 8.0% in Fiscal 1997. The increase in interest expense is a result of the refinancing of the Company in connection with the Acquisition.

     Other Income/Expense and Management Fees. Other income/expense and management fees for Fiscal 1998 decreased $0.1 million, or 25.0% to $0.3 million as compared to $0.4 million for Fiscal 1997. Other income/expense and management fees as a percentage of net sales decreased to 0.4% in fiscal 1998 from 0.5% in Fiscal 1997. The decrease in other income/expense and management fees is related to the decrease in management/advisory fees subsequent to the sale of the Company.

     Income Tax Expense. Income tax expense for Fiscal 1998 decreased $3.7 million or 119.4% to $(0.6) million as compared to $3.1 million for Fiscal 1996. The Company's effective tax rate was 36.8% in 1998 and 37.6% in 1997.

     EBITDA. EBITDA for Fiscal 1998 decreased $2.4 million, or 12.8%, to $16.4 million as compared to $18.8 million for Fiscal 1997, principally as a result of the factors described above. EBITDA is income from operations plus depreciation and amortization of goodwill and other intangibles.



Fiscal 1997 Compared to Fiscal 1996

     Net Sales. Net sales for Fiscal 1997 increased $4.2 million, or 5.7%, to $77.7 million as compared to $73.5 million in Fiscal 1996. The increase is primarily attributable to volume increases related to core customers' advertising expenditure increases on new product launches and existing products.

     Gross Profit. Gross profit for Fiscal 1997 increased $4.7 million, or 19.9%, to $28.3 million, as compared to $23.6 million in Fiscal 1996. Gross profit as a percentage of net sales improved to 36.4% in Fiscal 1997 from 32.1% in Fiscal 1996. Gross profit improvements reflected decreased materials costs as a result of paper price decreases and increased operating efficiency gained from moving the production of an acquired business from outside sources to internal facilities.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses for Fiscal 1997 increased $2.7 million, or 25.2%, to $13.4 million as compared to $10.7 million in Fiscal 1996.

The increase in selling, general and administrative expenses was primarily attributable to an increase in legal costs as the Company pursued a patent infringement claim against a competitor. Additional increases were related to reorganizing the management structure of the Company's European subsidiary, increases in customer service and sales staffing and increased commissions related to sales volume increases. As a result of these factors, selling, general and administrative expenses as a percentage of net sales increased to 17.2% in Fiscal 1997 from 14.6% in Fiscal 1996.


     Income from Operations. Income from operations for Fiscal 1997 increased $1.9 million, or 16.1%, to $13.7 million as compared to $11.8 million in Fiscal 1996. Income from operations as a percentage of net sales increased to 17.6% in Fiscal 1997 from 16.1% in Fiscal 1996 principally as a result of the factors described above.


     Interest Expense. Interest expense for Fiscal 1997 decreased $0.6 million, or 8.8% to $6.2 million as compared to $6.8 million for Fiscal 1996. Interest expense as a percentage of net sales decreased to 8.0% in Fiscal 1997 from 9.3% in Fiscal 1996. The decrease in interest expense is primarily attributable to the decrease in the outstanding principal balance of the Scent Seal notes, capitalized lease obligations and Senior Loan Agreement including a decrease in the related interest rate due to a decrease in the prime rate, partially offset by increased borrowings against the revolving credit line.

     Other Income/Expense and Management Fees. Other income/expense and management fees for Fiscal 1997 decreased $0.3 million, or 42.9% to $0.4 million as compared to $0.7 million for Fiscal 1996. Other income/expense and management fees as a percentage of net sales decreased to 0.5% in Fiscal 1997 from 1.0% in Fiscal 1996. The decrease in other income/expense and management fees was due to a loss on the disposal of equipment in 1996 and a gain in 1997 related to the purchase and resale of preproduction material.

     Income Tax Expense. Income tax expense for Fiscal 1997 increased $1.0 million, or 47.6% to $3.1 million as compared to $2.1 million for Fiscal 1996. The Company's effective tax rate was 37.6% in 1997 and 38.2% in 1996.

     EBITDA. EBITDA for Fiscal 1997 increased $2.6 million, or 16.0% to $18.8 million as compared to $16.2 million in Fiscal 1996, principally as a result of the factors described above. EBITDA is income from operations plus depreciation and amortization of goodwill and other intangibles.



Fiscal 1996 Compared to Fiscal 1995

     Net Sales. Net sales for Fiscal 1996 increased $11.7 million, or 18.9%, to $73.5 million as compared to $61.8 million in Fiscal 1995. The Company acquired a new product technology at the end of Fiscal 1995, which was marketed and sold to the Company's customers and accounted for approximately $9.7 million of the increase in net sales. The remaining increase was attributable to sales of another new product in the first year subsequent to its introduction.

     Gross Profit. Gross profit for Fiscal 1996 increased $0.1 million, or 0.4%, to $23.6 million, as compared to $23.5 million in Fiscal 1995. Gross profit as a percentage of net sales decreased to 32.1% in Fiscal 1996 from 38.0% in Fiscal 1995. The decline in the gross profit percentage was primarily attributable to increases in paper prices and the higher cost of temporarily outsourcing production of product technologies acquired at the end of Fiscal 1995 as compared to the cost of internal production. In addition, plant overhead costs increased primarily as a result of additional plant management personnel and quality control staff required to serve increased sales volume; shipping costs also increased as new products were sent from U.S. production facilities to the European market.


     Selling, General and Administrative Expenses. Selling, general and administrative expenses for Fiscal 1996 increased $2.2 million, or 25.9%, to $10.7 million as compared to $8.5 million in Fiscal 1995. The increase was primarily attributable to the acquisition of a new product technology, restructuring costs following the reacquisition of the Company's European license and increased staff and consultant costs related to product improvement and development. As a result of these factors, selling, general and administrative expenses as a percentage of net sales increased to 14.6% in Fiscal 1996 from 13.8% in Fiscal 1995.

     Income from Operations. Income from operations for Fiscal 1996 decreased $2.1 million, or 15.1%, to $11.8 million as compared to $13.9 million in Fiscal 1995. Income from operations as a percentage of net sales decreased to 16.1% in Fiscal 1996 from 22.5% in Fiscal 1995 principally as a result of the factors described above.

     Interest Expense. Interest expense for Fiscal 1996 increased $0.6 million, or 9.7% to $6.8 million as compared to $6.2 million for Fiscal 1995. Interest expense as a percentage of net sales decreased to 9.3% in Fiscal 1996 from 10.0% in Fiscal 1995. The increase in interest expense is due to full year interest expense associated with the Scent Seal acquisition and capitalized lease related to new manufacturing equipment.

     Other Income/Expense and Management Fees. Other income/expense and management fees for Fiscal 1996 increased $0.3 million, or 75.0% to $0.7 million as compared to $0.4 million for Fiscal 1995. Other income/expense and management fees as a percentage of net sales increased to 1.0% in Fiscal 1996 from 0.6% in Fiscal 1995. The increase in other income/expense and management fees was due to the loss incurred on the disposal of certain manufacturing equipment.

     Income Tax Expense. Income tax expense for Fiscal 1996 decreased $1.0 million or 32.3% to $2.1 million as compared to $3.1 million for Fiscal 1995. The Company's effective tax rate was 38.2% in 1996 and 37.2% in 1995.

     EBITDA. EBITDA for Fiscal 1996 decreased $1.3 million, or 7.4% to $16.2 million as compared to $17.5 million in Fiscal 1995, principally as a result of the factors described above. EBITDA is income from operations plus depreciation and amortization of goodwill and other intangibles.


LIQUIDITY AND CAPITAL RESOURCES

     Holding has substantial indebtedness and significant debt service obligations. As of June 30, 1998, Holding had consolidated indebtedness in an aggregate amount of $144.4 million. For certain information regarding Holding's outstanding indebtedness, see "Description of Certain Indebtedness" and "Description of New Debentures." The Indenture under which the Old Debentures were and the New Debentures will be issued and the Credit Agreement referred to below permit Holding and its Restricted Subsidiaries to incur additional indebtedness, subject to certain limitations.

     In addition, the Indenture contains certain covenants that, among other things, limit the ability of Holding and its Restricted Subsidiaries to: (i) pay dividends or make certain restricted payments; (ii) incur additional indebtedness and issue preferred stock; (iii) create liens; (iv) incur dividend and other payment restrictions affecting subsidiaries; (v) enter into mergers, consolidations or sales of all or substantially all of the assets of Holding or the Company, as the case may be; (vi) enter into certain transactions with affiliates; and (vii) sell certain assets. In addition, the Credit Agreement requires the Company to maintain specified financial ratios and satisfy certain financial condition tests. At June 30, 1998, the Company was not in compliance with one such financial condition and obtained a waiver under the Credit Agreement with respect to such requirement effective through September 30, 1998. The Company is currently negotiating to amend certain of the financial condition tests under the Credit Agreement. See "Description of Certain Indebtedness" and "Description of New Debentures--Certain Covenants."

     Borrowings under the Credit Agreement are limited to a maximum amount equal to $20.0 million. Currently, the Company has Letters of Credit outstanding under the Credit Agreement in the amount of $0.6 million and has borrowings of approximately $19.4 million available, subject to a borrowing base calculation and the achievement of certain financial ratios and compliance with certain conditions. The interest rate for borrowings under the Credit Agreement are determined from time to time based on the Company's choice of formulas, plus a margin. The Credit Agreement will mature on December 31, 2002. See "Description of Certain Indebtedness--Credit Agreement."


     Holding is a holding company whose only asset is all of the outstanding capital stock of the Company. Holding conducts all of its business through the Company. Holding's cash flow, and consequently its ability to service debt, including its obligations under the Indenture, is dependent upon the cash flows of its subsidiaries and the payment of funds by such subsidiaries to Holding in the form of loans, dividends or otherwise. Holding's subsidiaries have no obligations, contingent or otherwise, to pay any amounts due pursuant to the New Debentures or to make any funds available therefor. In addition, the Company's Credit Agreement and the Notes Indenture imposes, and agreements entered into in the future may impose, significant restrictions on the payment of dividends and the making of loans by the Company and its subsidiaries to Holding. Accordingly, repayment of the New Debentures may depend upon the ability of Holding to effect an equity offering or to refinance the Debentures.


     Holding's principal liquidity requirements are for debt service requirements under the Debentures. Historically, the Company has funded its capital, debt service and operating requirements with a combination of net cash provided by operating activities, which were $5.3 million, $8.9 million for Fiscal 1996 and Fiscal 1997, respectively, together with borrowings under revolving credit facilities. In Fiscal 1998, cash totaling $3.9 million was used by operating activities primarily due to the assumption, and subsequent settlement, of a $5.8 million current liability arising from, and directly attributable to the Acquisition.


     Net cash generated by operating activities in Fiscal 1997 resulted mainly from net income before depreciation and amortization. Key elements of changes in net cash from operating activities were decreases in trade accounts receivable that were principally offset by decreases in income taxes, accounts payable and accrued expenses.


     In Fiscal 1997 and 1998, the Company had capital expenditures of approximately $2.5 million and $1.3 million, respectively. These capital expenditures consisted primarily of the purchase and maintenance of manufacturing equipment and furniture and fixtures and maintaining and upgrading its computer systems.

     On June 22, 1998, the Company closed the 3M Acquisition, pursuant to which the Company acquired the fragrance sampling business of the Industrial and Consumer Products division of 3M for approximately $7.25 million in cash and the assumption of a liability associated with a credit issued by 3M in favor of one of its customers. The Company has relocated all of the production operations previously outsourced by 3M to its existing facilities to utilize excess capacity at such facilities. See "The Transactions." The purchase price for the 3M Acquisition was financed with borrowings under the Credit Agreement which were subsequently repaid with funds from the Equity Contribution and the Note Offering.


     The Company may from time to time evaluate other potential acquisitions. The Company expects that funding for future acquisitions may come from a variety of sources, depending on the size and nature of any such acquisition. Potential sources of capital include cash generated from operations, borrowings under the Credit Agreement, additional equity investments or other external debt or equity financings. There can be no assurance that such additional capital sources will be available to the Company on terms that the Company finds acceptable, or at all.


     In August, 1998, Acquisition Corp. repurchased 80,000 shares of preferred stock of Acquisition Corp. for $2.0 million in cash pursuant to the exercise of Mr. Barnett's Put Option (as defined herein) on July 30, 1998 with the proceeds of a dividend from Holding. See "Certain Relationships and Related Transactions--Employment Arrangements."


     At June 30, 1998, the total indebtedness of Holding on a consolidated basis was approximately $157.5 million, of which approximately $131.4 million (including trade payables, accrued liabilities and deferred taxes) is a direct obligation of Holdings' subsidiaries. Payment of the Debentures is not guaranteed by Holding's subsidiaries. Because Holding is a holding company with no substantive operations, it is dependent upon the cash flows of its subsidiaries and the payment of funds by its subsidiaries to Holdings in the form of loans, dividends or otherwise to pay its obligations. See "Risk Factors--Limitation the Payment of Funds to Holding by its Subsidiaries.


     Capital expenditures for the fiscal year ending June 30, 1999 ("Fiscal 1999") are budgeted to be approximately $3.0 million. Based on borrowings outstanding as of June 30, 1998, the Company expects cash payments for debt service in Fiscal 1999 to be approximately $14.3 million consisting of $12.1 million in interest payments on the Notes, $1.3 million in scheduled principal repayments under the Scent Seal

Note, $0.8 million in capital lease obligations, and $0.1 million in fees under the Credit Agreement. The Company also expects to make royalty payments of approximately $1.0 million during Fiscal 1999. Holding believes that, in the absence of future acquisitions, cash flows from existing operations and available borrowings will be sufficient to fund budgeted capital expenditures, working capital requirements and interest and principal payments on its indebtedness, including the Debentures for Fiscal 1999. In the event the Company consummates any additional acquisitions it may seek additional debt or equity financings subject to compliance with the terms of the Indenture.



INFLATION

     Inflation has not had nor is it expected to have a significant effect on the Company's business or operations.


SEASONALITY

     Historically, the Company's sales and operating results have reflected seasonal variations. The seasonality of the Company's sales and operating results is significantly influenced by the timing of its customers' advertising campaigns, which have traditionally been concentrated prior to the Christmas and spring holiday seasons. See "Risk Factors--Dependence on Fragrance Industry; Seasonality."



RECENTLY ISSUED ACCOUNTING STANDARDS

     In June 1997, the Financial Accounting Standards Board (the "FASB") issued Statement of Financial Accounting Standards No. 130 ("SFAS No. 130"), "Reporting Comprehensive Income" which is effective for fiscal years beginning after December 15, 1997. SFAS No. 130 requires that certain transactions historically recorded through the statement of stockholders equity be presented in the financial statements as other comprehensive income. The Company believes there will be no material impact upon adoption of this Statement. The Company will adopt the provisions of this Statement on July 1, 1998.

     In June 1997, the FASB issued Statement of Financial Accounting Standards No. 131 ("SFAS No. 131"), "Disclosures about Segments of an Enterprise and Related Information." SFAS No. 131 established standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. This Statement also established standards for related disclosures about products and services, geographic areas and major customers. The Company adopted the provisions of this Statement effective July 1, 1997. Based upon a review of its operations, management believes that the Company operated in only one reportable segment during the three years ended June 30, 1998.

     In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133 ("SFAS No. 133"), "Accounting for Derivative Instruments and Hedging Activitites" which is effective for fiscal years beginning after June 15, 1999. SFAS No. 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts and for hedging activities. The Company has only utilized derivative financial instruments to hedge the Company's exposure to certain foreign currencies. Such hedging activity has historically been minor and, as a result, adoption of this Statement is not expected to have a material impact on the Company's financial condition or results of operations. The Company will adopt the provisions of this Statement on July 1, 1999.



YEAR 2000 ISSUES


     The Company is currently working to resolve the potential impact of the Year 2000 on the processing of date-sensitive information by its computerized information systems. The Year 2000 problem is the result of computer programs being written using two digits (rather than four) to define the applicable year. Certain programs may recognize a date using "00" as the year 1900 rather than the year 2000, which could result in miscalculations or system failures.

     The Company has in place a Year 2000 program which is being executed by a project team not relying to a significant degree on outside consultants. The objective of the Year 2000 program is to determine and assess the risks of the Year 2000 issue and to plan and institute mitigating actions to minimize those risks to acceptable levels.


     In the fourth quarter of calendar 1998 the Company will upgrade its primary computer system and programs and receive certification from its key software supplier regarding Year 2000 compliance. The Company's personnel will conduct testing to ensure Year 2000 compliance. The Company expects to be fully Year 2000 compliant with respect to all significant business systems during the first quarter of calendar 1999.


     The Company is communicating with its significant customers and vendors to understand their Year 2000 issues and how they might prepare themselves to manage those issues as they relate to the Company. To date, no significant customers or vendors have informed the Company that a material Year 2000 issue exists which will have a material effect on the Company.


     Based on the Company's current assessment, the costs of addressing potential problems are not currently expected to have a material adverse impact on the Company's financial position, results of operations or cash flows in future periods. However, if the Company, its customers or vendors identify Year 2000 issues in the future and are unable to resolve such issues in a timely manner, it could result in a material financial risk. Accordingly, the Company plans to devote the necessary resources to resolve all significant year 2000 issues in a timely manner.



EUROPEAN MONETARY UNIT


     The Company has not implemented a strategy to address European monetary unit issues related to its computer system. Management does not expect that any costs related to such strategy will require material expenditures on the part of the Company.


ENVIRONMENTAL AND SAFETY REGULATION


     The Company's operations are subject to extensive laws and regulations relating to the storage, handling, emission, transportation and discharge of materials into the environment and the maintenance of safe conditions in the workplace. The Company's policy is to comply with all legal requirements of applicable environmental, health and safety laws and regulations, and the Company believes it is in general compliance with such requirements and has adequate professional staff and systems in place to remain in compliance, although there can be no assurances that this is the case. The Company considers costs for environmental compliance to be a normal cost of doing business, and includes such costs in pricing decisions.

                                   BUSINESS


THE COMPANY


     The Company is the leading global marketer and manufacturer of cosmetics sampling products, including fragrance, skin care and makeup samplers. The Company produces a range of proprietary and patented product samplers that can be incorporated into various print media principally designed to reach the consumer in the home, such as magazine inserts, catalog inserts, remittance envelopes, statement enclosures and blow-ins. The Company is the only sampling company positioned to provide complete marketing and sampling programs to its customers, including creative content and sample production and distribution. The Company's customers include most of the world's largest cosmetics companies, such as Calvin Klein Cosmetics (Unilever Plc), Chanel, Inc., Christian Dior Perfumes Inc., Coty Inc., Elizabeth Arden (Unilever Plc), Estee Lauder, Inc., Giorgio Beverly Hills (The Procter & Gamble Company), L'Oreal S.A./Cosmair, Inc. and Sanofi Beaute, Inc.

     Sampling is one of the most effective and widely used promotional practices for consumer products. Product sampling usage has increased faster than any other form of consumer promotional usage from 1992 to 1996, the last year for which data is available. Product sampling is particularly critical to the cosmetics industries, where consumers generally must try products prior to purchase because of their uniquely personal nature. The Company's introduction in 1979 of the ScentStrip (Registered Trademark) sampler, the first pull-apart microencapsulated fragrance sampler, transformed the fragrance industry by providing the first cost-effective means to reach consumers in their homes on a mass scale by combining advertising and product sampling. All of the Company's sampling products are approved by the U.S. Postal Service for inclusion in subscription magazines at periodical postage rates, which is a more cost-effective means of reaching consumers than alternatives such as direct mail or newsstand magazine distribution. While the microencapsulated fragrance sampler remains the most widely used technology in the sampling industry, the Company continues to be the leading innovator in the sampling industry through its development of alternative sampling technologies, all of which are designed for cost-effective mass distribution.

     In recent years, the Company has complemented its fragrance sampling business by focusing its research and development efforts on new product technologies and sampling solutions for the skin care, makeup and consumer products markets. While product sampling is critical to the success of these products, sampling programs for these products have been constrained historically by the characteristics of the available sampling alternatives. Most sampling programs have consisted of relatively limited in-store or direct mail efforts because existing samples have been too costly to produce in mass quantities and have been incapable of being efficiently incorporated into magazines, catalogs and other print advertising. Since June 1997, the Company has introduced three innovative product sampling technologies to address this need, providing the first cost-effective means to reach consumers in their homes on a mass scale with samples of these products. Management believes these new technologies have fundamentally altered the economics and efficiencies of product sampling in these markets. Existing customers such as Chanel, Christian Dior, Estee Lauder, and L'Oreal/Cosmair have utilized these new technologies in sampling programs for their cosmetics products, such as skin care and liquid makeup. The Company has also created and produced initial sampling programs for new consumer products customers.


     On June 22, 1998, the Company closed the 3M Acquisition, pursuant to which the Company acquired the fragrance sampling business of the Industrial and Consumer Products division of 3M for approximately $7.25 million in cash and the assumption of certain liabilities. See "The Transactions."


COMPETITIVE ADVANTAGES

     Founded in 1902 as a printing company, the Company has been the market leader in fragrance sampling since its introduction of the ScentStrip sampler almost two decades ago and has recently expanded the application of its sampling technologies to new markets. Management believes that the Company has significant competitive advantages compared to other sampling companies:

    o Full product line. The Company is unique in the breadth of its product line, which includes a full range of fragrance sampling products and innovative new technologies for sampling skin care and makeup products. The Company offers nine distinct sampling products, while none of the Company's major competitors offers more than three sampling technologies. Although most major cosmetics companies generate significant revenues in each of the fragrance, makeup and skin care categories, the Company is the only sampling provider that offers sampling products for all such categories of products.

   o Technological leadership. The Company is the technological leader in the cosmetics sampling industry, and has introduced almost every major fragrance sampling technology to the market since its introduction of the ScentStrip sampler in 1979. Management believes that its product development program is the largest and most effective in the cosmetics sampling industry. Over the past three years, the Company's increased emphasis on new product research and development has expanded the size of the potential sampling market through the introduction of new technologies, such as BeautiSeal (Trade Mark) , LiquaTouch (Trade Mark) and PowdaTouch (Trade Mark) samplers, which target the skin care and makeup categories. Seven of the Company's nine major sampling technologies are patented or have patents pending, and all are approved by the U.S. Postal Service for inclusion in subscription magazines. Competing sampling technologies that are not approved for inclusion in subscription magazines are more expensive to mass distribute. In addition, the Company has developed certain proprietary manufacturing techniques that management believes provide the Company with a competitive advantage.

   o Low cost, highest quality producer. The Company is the most vertically integrated manufacturing company in the sampling industry as all of its major competitors source all or part of their products from third-party manufacturers. Management believes that the Company's high degree of vertical integration, together with the Company's high volume, provides the Company with certain cost and quality advantages. In addition, unlike some of its major competitors, which are divisions of large companies, management believes that the Company's focus on the product sampling industry allows it to produce the highest quality product offering in the industry. Management believes this focus on quality is a competitive advantage because the Company's customers are reluctant to jeopardize an expensive product launch by using an unproven sampling source that may not provide consumers with an accurate first exposure to a sampled product.


   o Strong customer relationships. More than 72% of Fiscal 1998 net sales were generated by sales to customers that have been doing business with the Company for the past five years or longer, although the Company does not have long-term contracts with any of its customers. The Company is proactive in proposing innovative campaigns and sampling solutions, which result in strong relationships with its customers. The Company has long-standing relationships with the key marketing, purchasing and technical executives at most of the world's leading cosmetics companies. It has also developed relationships with flavor and fragrance companies, media companies and leading retailers servicing the cosmetics industry.


   o Superior customer service. Managing sampling programs is highly service intensive and the Company has the most experienced customer service representatives in the industry. As cosmetics companies seek to streamline their purchasing operations, the Company's ability to provide complete marketing and sampling programs is becoming increasingly important. Management believes that the Company's ability to provide excellent customer service is a competitive advantage for the Company, particularly with regard to department store sampling programs, such as catalog inserts, billing enclosures and remittance envelopes, which require significant coordination with individual retailers.

   o Sole global provider. The Company is the only sampling company to provide local sales, service and production capabilities on a global basis. The major cosmetics companies are increasingly global, and the Company's ability to service these customers in Europe, the United States and Southeast Asia is becoming increasingly important. The Company currently has sales offices in New York, San Francisco, Paris, France and London, England and sales agents in Sydney, Australia and Caracas, Venezuela. In addition, the Company has third-party manufacturing capabilities in Europe and Australia to complement its established domestic manufacturing operations.

BUSINESS STRATEGY

     Management's goal is to enhance the Company's position as the leading global marketer and manufacturer of cosmetics sampling products and position itself for growth in the consumer products sampling market, while increasing its profitability. To achieve this goal, management is pursuing a strategy based on the following elements:

   o Leverage existing customer relationships to expand into new cosmetics categories. Almost all of the Company's sales have historically been in the fragrance category, but for many of the Company's cosmetics customers, fragrance represents a small portion of their total sales. Management estimates that skin care and makeup sales account for approximately two-thirds of all cosmetics industry sales, while sampling for such products accounts for less than one-fourth of all cosmetics sampling units. Historically, most skin care and makeup sampling programs have consisted of relatively limited in-store or direct mail efforts because existing samples have been too costly to produce in mass quantities and too expensive to incorporate into subscription magazines and other forms of distribution. Since June 1997, the Company has introduced three innovative product sampling technologies for the makeup and skin care categories, which provide a cost effective means to reach consumers in their homes. Management believes that these innovative new technologies, together with its established cosmetics industry customer relationships, position the Company for future growth in this area.

   o Penetrate the consumer products market. Management believes that the Company has significant opportunities to increase its existing sampling business by applying its cost-effective sampling technologies to new end-user categories within the consumer products market. The consumer products market is significantly larger than the Company's traditional fragrance market.

   o Continue implementation of cost reduction program. The Company is implementing a comprehensive program to reduce annual operating costs by approximately $4.0 million. The comprehensive cost reduction program was developed by the Company in connection with an evaluation of its operations conducted by manufacturing consultants with significant experience in the printing industry and is designed to improve the Company's operating efficiency through (i) reduced materials cost derived from scrap/waste reduction and from more effective purchasing, (ii) streamlined manufacturing processes that reduce the amount of time required to prepare for successive manufacturing jobs utilizing the same equipment and (iii) rationalized staffing in the product support area. Management expects the benefit of the materials cost reductions and rationalized staffing will begin to be realized in the short term, while the benefits of a streamlined manufacturing process are expected to be realized incrementally through June 1999.

   o Increase international sales. Since reacquiring its European license with respect to its sampling technologies in August 1994, the Company has significantly increased revenues from European customers and is the leading fragrance sampling company in Europe. Management estimates that the fragrance sampling industry in Europe is only approximately 20% of the size of the fragrance sampling industry in the United States, even though the size of the fragrance markets in Europe and the United States are comparable. Management believes that European cosmetics companies have preferred fragrance renditions that contain alcohol rather than microencapsulated renditions. Given product innovations such as the Company's Scent Seal (Registered Trademark) and LiquaTouch samplers (which are alcohol-based sampling systems), the increasing globalization of the cosmetics industry and the success of sampling techniques in the U.S. market, management believes that the use of sampling will continue to become more widespread in Europe.

SAMPLING INDUSTRY

     Market and industry data used throughout this section were obtained from internal surveys and industry publications. Industry publications generally indicate that the information contained therein has been obtained from sources believed by the Company to be reliable, but that the accuracy and completeness of such information is not guaranteed. The Company has not independently verified such market data. Similarly, internal surveys, while believed by the Company to be reliable, have not been verified by any independent source.

     Sampling is utilized by 90% of packaged goods manufacturers in their consumer promotion mix in support of both established and new products. Product sampling expenditures have increased faster than any other form of consumer promotional expenditure from 1992 to 1996, the last year for which data is available, and is particularly important in the fragrance and cosmetics industries, where consumers generally try products prior to purchase because of the uniquely personal nature of such products. (The industry's past growth rate is not necessarily indicative of the Company's future growth rate.)


     Management believes that the fundamentals of the sampling industry are attractive. Declining store traffic has made the distribution of samples to consumers' homes increasingly important. In addition, cosmetics products have been characterized by shorter product life cycles and increased dependence on new products for growth, both of which tend to increase manufacturer demand for product samples to generate initial product trials. The cosmetics industry has experienced, and is continuing to experience, significant consolidation. Management believes that such consolidation positively impacts the sampling market, since larger cosmetics companies tend to spend more on product sampling to support their brands throughout the product life cycle, compared with smaller cosmetics companies, which tend to use sampling primarily in new product launches. However, industry consolidation has also negatively impacted the sampling market by temporarily decreasing the amount that smaller companies, which are targets of consolidation, spend on sampling products in anticipation of, and during, the consolidation process.

     Fragrance sampling market. The introduction in 1979 of the ScentStrip sampler, the first pull-apart microencapsulated fragrance sampler, had a significant impact on the fragrance category of the cosmetics industry by providing the first cost-effective means to reach the consumer on a mass scale through subscription magazines or direct mail, rather than relying on store traffic to hand out vials or scented blotter cards. This development contributed to significant growth in the U.S. fragrance category from approximately $2.0 billion in 1980 to approximately $6.0 billion in 1996.

     Shorter product lives and increased reliance on large product launches require more promotional spending by manufacturers in order to distinguish new fragrances. Between approximately $10.0 million and $25.0 million are spent to launch a major new fragrance, with approximately 20% to 30% of the budget allocated to sampling programs.

     Skin care and makeup sampling market. The skin care category generated approximately $4.5 billion in sales in the United States during 1996 and is the fastest growing category in the cosmetics industry. Such growth is based primarily on changing consumer demographics, as aging baby boomers look for ways to maintain a youthful appearance, and the fast pace of product innovation. Cosmetics companies launched more than 700 new skin care products in 1996, approximately ten times the number of fragrances introduced that year. The makeup category accounted for approximately $3.8 billion in annual sales in the United States in 1997. The skin care category generally includes skin lotions, treatments, toners and astringents, and the makeup category generally includes liquid and powder makeup.

     Historically, most cosmetic sampling programs have consisted of relatively limited in-store or direct-mail efforts because traditional sampling alternatives including miniatures, vials, packettes, sachets and blisterpacks, have been too costly to produce in mass quantities and too inefficient to incorporate into magazines, catalogs and other print advertising. Management estimates that skin care and makeup sales account for approximately two-thirds of all cosmetics industry sales, while sampling for such products account for less than one-fourth of all cosmetics sampling units.

     The Company's new product sampling technologies allow marketers for the first time to cost-effectively reach consumers in their homes through subscription magazines. Home sampling for skin care products and makeup is important because such products are ideally sampled on clean skin in the morning or evening. In addition, mass marketers have had limited opportunities to sample their products in-store because there is generally no in-store service person and most current methods of in-store sampling are viewed by consumers as unsanitary. By providing cost-effective sampling technologies that can be delivered on a mass scale to consumers' homes in a sanitary manner, management believes that the Company's new sampling technologies will rapidly become the industry standard for skin care and makeup sampling.

     Consumer products sampling market. The consumer products market is significantly larger than the Company's traditional fragrance market. The Company believes the household and personal care products industry alone is approximately $75.0 billion, or approximately 12 times the size of the Company's traditional fragrance market. By comparison, the U.S. fragrance market is approximately $6.0 billion, and the entire U.S. cosmetics and toiletries market is approximately $29.0 billion. The Company has a significant opportunity to apply its technology to the food, beverage, household and personal care markets.

     International sampling market. The fragrance sampling industry in Europe is only approximately 20% of the fragrance sampling industry in the United States, although the size of the fragrance markets in Europe and the United States are comparable in size. Management believes that European cosmetics companies have preferred fragrance renditions that contain alcohol rather than traditional microencapsulated renditions, and the Company's alcohol-based sampling systems, such as Scent Seal samplers and LiquaTouch samplers have been very successful as a result. Scent Seal technology is the leading fragrance sampling product in Europe, and the LiquaTouch technology is being well received as a cost-effective alternative to fragrance vials and miniatures. Management believes that this market will grow as sampling formats successfully used in the United States are adopted in Europe.


PRODUCTS


     The Company offers a broad and unique line of sampling product technologies for the fragrance, skin care, makeup and consumer products markets. The Company's major technologies are described below, including a description of the patent protection of each such product technologies. See "Risk Factors--Competition."





                                     YEAR OF                                PATENT                      TARGET
             PRODUCT              INTRODUCTION          ORIGIN            PROTECTION                    MARKET
-------------------------------- -------------- ---------------------- ---------------- -------------------------------------
Fragrance Samplers:
 ScentStrip ....................     1979        internally developed        --         fragrance, consumer products
 ScentStrip Plus ...............  mid 1980's     internally developed        --         fragrance
 DiscCover .....................     1994              licensed           patented      fragrance, consumer products
 Scent Seal ....................     1995              acquired           patented      fragrance
 Resealable ScentStrip .........     1997        internally developed  patent pending   fragrance, consumer products
New Products:
 BeautiSeal ....................     1997        internally developed  patent pending   liquid makeup, skin care (lotions,
                                                                                        treatments)
 PowdaTouch ....................     1997        internally developed  patent pending   powder cosmetics
 LiquaTouch ....................     1997        internally developed  patent pending   liquid fragrance, skin care (toners,
                                                                                        astringents)
 LipSeal .......................    pending      internally developed  patent pending   lipstick

     Fragrance samplers. The Company has five different traditional fragrance sampling products, which have historically accounted for substantially all of the Company's sales. While the ScentStrip product technology continues to be the most widely used technology in the fragrance sampling industry, management believes that the Company's new fragrance sampling technologies have maintained the Company's competitive position as an innovator in the industry. As a result, the Company has played a sampling role in most major fragrance launches in recent years, including such high-profile campaigns as Calvin Klein Cosmetics' launch of CK One in 1994, Estee Lauder's launches of Pleasures in 1996 and Pleasures for Men in 1997, and Tommy Hilfiger's launch of Tommy in 1996 and Tommy Girl in 1997. Other examples of the Company's diverse experience in the fragrance industry include successful sampling programs for (i) private label retailers, including The Gap and Victoria's Secret, (ii) Donna Karan to introduce its home fragrance line and (iii) Coty to introduce its aromatherapy products with an innovative combination of Resealable ScentStrip Plus and Scent Seal samplers.

   o ScentStrip: The Company's original pull-apart microencapsulated fragrance sampler. ScentStrip delivers to the consumer the most cost-effective rendition of a fragrance.

   o ScentStrip Plus: Adds a powdery texture to the microencapsulated fragrance of ScentStrip.

   o Resealable ScentStrip: Adds an innovative closure to ScentStrip that opens and reseals up to 25 times.


   o DiscCover: A "peel and reveal," non-encapsulated fragrance label sampling technology that opens and reseals up to 25 times, which is versatile and color printable and can be die-cut to nearly any shape and size.


   o Scent Seal: A heat-sealed, pouch-like label technology that peels open to reveal a moist, wearable gel sample that consumers can actually experience on skin. Scent Seal samplers are the leading fragrance sampling technology in the European market.



     New products. The Company has recently introduced three innovative new products, which management expects to account for a significant portion of the Company's sales in the future. The Company is also in the final stages of developing LipSeal, a lipstick sampler, which management expects to market at the end of 1998. All of these new sampling technologies have been approved by the U.S. Postal Service for inclusion in subscription magazines at periodical postage rates.



   o BeautiSeal: A heat-sealed, pouch-like label technology that peels open to deliver cream and lotion treatments, liquid makeup and lipstick directly into the hands of consumers in an inexpensive, spill-proof format. The BeautiSeal sampler is less expensive and more versatile than existing skin care sampling alternatives. For example, a two-sided, printed insert incorporating a BeautiSeal sampler generally costs less than half the cost to manufacture and distribute in magazines than an equivalent sample packette. This product is the only skin treatment and liquid makeup sampling technology approved by the U.S. Postal Service for inclusion in subscription magazines at periodical postage rates. Because of these advantages, management believes that the BeautiSeal technology has been extremely well received in the market to date and is a particularly attractive sampling vehicle for mass-cosmetic marketers who have very few cost-effective alternatives to mass sample their products. The product was introduced in featured advertisements for Estee Lauder's flagship skin care product, Fruition Extra, in the August 1997 editions of several magazines. Though the BeautiSeal technology was at the time untested, management believes that Estee Lauder's BeautiSeal campaign was the largest skin treatment sampling program in the history of Estee Lauder.


   o PowdaTouch: Offers color marketers a superior rendition of the actual powder shade, texture, application and finish of their products. PowdaTouch applies up to four different shades to sample a single item shade range or a complete color line at a much lower cost than competing technologies. Management estimates that PowdaTouch samplers can be produced at a rate that is approximately ten times faster than competing products and at a reduced production cost.



   o LiquaTouch: The only sampling technology containing an alcohol-formulated fragrance with an applicator that is approved by the U.S. Postal Service for inclusion in subscription magazines at periodical postage rates. LiquaTouch is a finalist of the Fragrance Foundation's prestigious award for "Innovation of the Year" for 1997. Equally appropriate for liquid skin care treatment products, LiquaTouch samplers allow consumers to experience product texture, application and benefit in a format that can be die-cut to nearly any shape or bottle replica. Management believes that this new form of sampling will compete very favorably with fragrance sampling in vials and sachets, in-store handouts and direct-mail pieces in addition to providing a new opportunity for subscription magazines. Management expects to generate additional fragrance and skin treatment sales from its LiquaTouch technology. While BeautiSeal samplers are ideally suited for treatment creams, LiquaTouch samplers are expected to be very attractive for clear liquid products, such as cleansers, astringents and toners.

FORMATS

     The Company's products are versatile and can be incorporated into virtually any print media. All of the Company's sampling products are currently approved by the U.S. Postal Service for inclusion in subscription magazines at periodical postage rates. The most common formats for the Company's products are described below.


     Magazine Inserts. Magazine inserts are available in half-, full-, two- and four-page formats, can be die-cut and can contain any of the Company's product sampling technologies. Magazine inserts are the most common format for the Company's products, accounting for approximately 41% of Fiscal 1998 sales.


     Catalog Inserts. This format consists of full color inserts available in a variety of sizes for insertion into catalogs. They are produced with or without built-in return envelopes, which are generally used to order products from the catalog as well as the advertised fragrance or other cosmetics product. Inserts may also be custom imprinted with retail store information. The Company has the capability to develop and fill catalog insert orders for complicated designs and formats.

     Remittance Envelopes. The Company is the only sampling company to produce remittance envelopes in-house. This is a highly customized service business, which reinforces the Company's position as the only full-service supplier of samplers. The Company can incorporate each of its product technologies (other than BeautiSeal) into this format. Remittance envelopes are inserted into store statement mailings and are customized with the store logo. The Company also provides unscented envelopes.

     Statement Enclosures. Statement enclosures are available in various formats and sizes. For fragrance sampling, enclosures may contain a single scent in their fold, one or two scents under the fragrance panel, or they may be die-cut so that the fragrance can be sampled by removing the desired die shape. Enclosures are normally imprinted with the individual store logos and product pricing information. The six-inch enclosure is the Company's design and has become the industry's standard size.

     Blow-Ins. Blow-ins incorporating all of the Company's sampling technologies have become popular in the past two years. These pieces are loosely inserted into store catalogs and newspaper or magazine formats instead of being bound in and are available in all formats and sizes.

     In-Store Handouts. The Company has made significant inroads into replacing and expanding current methods of in-store cosmetic and fragrance sampling. Because of the lower cost and design flexibility of the Company's products relative to other sampling technologies, marketers of cosmetics and fragrances have greatly expanded the number and type of in-store samples. New and creative formats that the Company has originated in cooperation with its customers include scented postcards, scented stickers, scented wristbands, scented bookmarks and scented CD inserts. Management expects a significant in-store handout business for the BeautiSeal and PowdaTouch technologies (to sample shade ranges and formulae) and for the LiquaTouch technology as an alternative to fragrance vials.


PATENTS AND PROPRIETARY TECHNOLOGY

     The Company currently holds patents covering the proprietary manufacturing processes used to produce two of its products and has submitted applications for patents covering six additional manufacturing processes. The Company has ongoing research efforts and expects to seek additional patents in the future covering patentable results of such research. There can be no assurance that any pending patent applications filed by the Company will result in patents being issued or that any patents now or hereafter owned by the Company will afford protection against competitors with similar technology, will not be infringed upon or designed around by others or will not be challenged by others and held to be invalid or unenforceable. In addition, many of the Company's manufacturing processes are not covered by any patent or patent application. As a result, the business of the Company may be adversely affected by competitors who independently develop technologies substantially equivalent to those employed by the Company. See "Risk Factors--Competition."

CUSTOMERS


     The Company sells its products to prestige and mass cosmetics companies, consumer product companies, department stores and specialty retailers including Calvin Klein Cosmetics (Unilever Plc), Chanel, Inc., Christian Dior Perfumes, Inc., Coty Inc., Elizabeth Arden (Unilever Plc), Estee Lauder, Inc., Giorgio Beverly Hills (The Procter & Gamble Company), L'Oreal S.A./Cosmair, Inc., Revlon, Inc. and Sanofi Beaute, Inc. The Company's top ten customers accounted for approximately 58% of total sales in Fiscal 1998. None of the Company's customers other than Estee Lauder accounted for 10% or more of net sales in Fiscal 1998. The Company believes that its technical expertise, manufacturing reliability and customer support capabilities have enabled it to develop strong relationships with its customers. The Company employs sales and marketing personnel who possess the requisite technical backgrounds to communicate effectively with both prospective customers and the Company's manufacturing personnel. Historically, the Company has had long-term relationships with its major customers. See "Risk Factors--Reliance Upon Significant Customers."



SALES AND MARKETING

     The Company's President and Chief Executive Officer and the Company's Senior Vice President of Sales and Marketing closely supervise the Company's sales and marketing efforts, which are organized geographically. The U.S. sales and marketing group includes five senior officers, six senior account executives and three sales support staff. In Europe, the sales and marketing group consists of two senior officers, two senior account representatives and three sales support staff. In addition, the Company has ten customer service representatives who manage production details and magazine and store approvals. All sales are organized geographically and by account, with each major account being serviced by one account representative and two customer service representatives. All Company sales representatives and a portion of the Company's customer service representatives are compensated on a commission basis in addition to a base level of compensation.

     The Company's marketing activities include direct contact with senior executives in the cosmetic and fragrance industry, major support of industry events, extensive joint marketing programs with magazines, retailers and oil houses, press coverage in industry trade publications, trade shows and seminars, advertising in trade publications and promotional pieces. In addition, the Company focuses its sales efforts toward three principal groups within its customer's organization that management believes influence the customer's purchasing decision: (i) marketing, which selects the sampling technology and controls the promotional budget; (ii) product development, which approves the Company's sampling rendition and approves stability testing; and
(iii) purchasing, the group responsible for buying the sampling pieces and controlling quality. Management believes that as the pressure for creativity increases with each new product introduction, fragrance marketers are increasingly looking for their vendors to contribute to the overall strategy-building effort for a new fragrance. The Company's executives routinely introduce new sampling formats and ideas based on the Company's technologies to the marketing departments of its customers. The Company's in-house creative and marketing expertise and complete product line provides customers with maximum flexibility in designing promotional programs.


MANUFACTURING

     The Company's manufacturing processes are highly technical and largely proprietary. The Company's sampling products must meet demanding performance specifications regarding fidelity to the product being sampled, shelf-life, resistance to pressure and temperature variations and various other requirements. The manufacturing processes can be broken into three phases: (i) formulation of cosmetic and fragrance bulk in the Company's slurry laboratories for use in sampling products; (ii) manufacturing the sampler, which consists of either printing an encapsulated slurry onto paper or producing sampling labels that contain fragrance or other cosmetic bulk; and (iii) for labeling technologies (DiscCover, Scent Seal, BeautiSeal, LiquaTouch), affixing the labels onto a piece preprinted by the Company or a third party contract supplier.

     Management believes that the Company's formulation capabilities are the best in the cosmetics sampling industry. The formulation process is highly complex because the Company is trying to replicate the fragrance of a product in a bottle containing an alcohol solution using primarily essential oils and paper. This translation process is very difficult to achieve particularly as the Company's customers have become much more demanding about which particular notes of fragrance they wish the Company to emphasize in its fragrance formulations. Formulation approval is an iterative process between the Company and its customers that can take up to 75 submissions, as the Company uses different formulations to replicate the overall smell of the fragrance and emphasize those fragrance notes which are most important to the customer. The Company has more than 50 different, proprietary formulations that it utilizes in replicating different characteristics of the fragrance to obtain a customer-approved rendition. Certain of these formulations are patented and the majority of the formulation process is based on unique and proprietary methods. Because a supplier of fragrance samples must have its formulation approved before it can be considered for a sampling program, the Company's formulation expertise typically allows it to become the first fragrance sampler manufacturer approved on a new fragrance. Formulation of the fragrance and cosmetic bulk is performed under very strict tolerances and in complete conformity to the formula that the customer has preapproved. Formulation is conducted in the Company's specially designed formulation laboratories by trained specialists.

     The Company has two different sampling component manufacturing processes:
(i) for its formulated paper samplers (ScentStrip, ScentStrip Plus, PowdaTouch) and (ii) for its formulated label samplers (DiscCover, Scent Seal, BeautiSeal, LiquaTouch). Formulated paper samplers are produced in the Company's primary facility where the Company carefully applies microencapsulated slurry onto the paper during the printing process and, in a continuous in-line operation, folds, cuts and trims the samplers for packing. The Company's manufacturing line consists of printing equipment that has been specially modified to apply fragrance or powder in a controllable form. The Company has 24-hour quality control personnel who check the application of the sampling formulation every hour on every press to ensure conformity and rendition with the original, customer-approved formula. This quality control function and hourly accountability provide significant value to the product development personnel at the Company's customers, who are responsible for sample quality.

     All sampling in a label form is produced on specially modified label and finishing equipment in the Company's second facility. In addition to the patents pending on certain of its manufacturing processes, the Company uses a number of proprietary techniques in producing label samplers. Similar to the formulated paper operation, sampling quality control personnel evaluate all samples by roll and provide full accountability for the Company's production.

     The artwork for all printed pieces is typically furnished by the customer or its advertising agency. The Company's prepress department has a camera and plate-making department that follows extensive quality control procedures. The Company has the capability to produce printed materials of the highest quality, including the covers of major fashion magazines in connection with fragrance samplers on the inside.


SOURCES AND AVAILABILITY OF RAW MATERIALS


     Historically, the raw materials used by the Company in the manufacturing of its products have been readily available from numerous suppliers and have been purchased by the Company at prices that the Company believes are competitive. Substantially all of the Company's encapsulated paper products for the domestic market products utilize specific grades of paper that are produced exclusively for the Company by one supplier. The Company has not experienced any material supply shortages nor are any anticipated. See "Risk Factors--Sole Supplier of Certain Raw Materials."



COMPETITION

     The Company's competitors, some of whom have substantially greater capital resources than the Company, are actively engaged in manufacturing certain products similar to, or in competition with, those of the Company. Competition in the Company's markets is based upon product quality, product technologies, customer relationships, price and customer service. Upon consummation of the 3M Acquisition, the Company's principal competitors in the printed fragrance sampler market will be Webcraft, a subsidiary of Big Flower Holdings, Inc., Orlandi Inc., Retail Communications Corp. and

Quebecor Printing (USA) Corp. The Company's fragrance sampler products also compete with other forms of fragrance sampling, including miniatures, vials, packettes, sachets, blisterpacks and scratch and sniff. Such additional forms of fragrance sampling are marketed and manufactured by many different companies including cosmetics companies producing such products for its own fragrance products. The Company's principal competitors in the makeup sampler market are Color Prelude Inc. and Retail Communications Corp. Management believes that the Company currently has no direct competition in the subscription advertising, skin care and liquid makeup sampling market, which has traditionally used packettes that are more costly and less versatile than the Company's product sampling technologies. However, there can be no assurance that competitors will not develop makeup sampling technologies superior to the Company's or introduce attractive alternatives for cosmetics companies to utilize for makeup sampling programs. See "Risk Factors--Competition" and "--The Company."


ENVIRONMENTAL AND SAFETY REGULATION


     The Company's operations are subject to extensive laws and regulations relating to the storage, handling, emission, transportation and discharge of materials into the environment and the maintenance of safe conditions in the workplace. The Company's policy is to comply with all legal requirements of applicable environmental, health and safety laws and regulations, and the Company believes it is in general compliance with such requirements and has adequate professional staff and systems in place to remain in compliance, although there can be no assurances that this is the case. The Company considers costs for environmental compliance to be a normal cost of doing business, and includes such costs in pricing decisions.


FACILITIES


     The Company owns the land and buildings in Chattanooga, Tennessee that are used for production, administration and warehousing. The Company's executive offices and primary facility at 1815 East Main Street are located on 2.55 acres and encloses approximately 67,900 square feet. A second facility housing product development and additional manufacturing areas at 1600 East Main Street is located three blocks away on 2.49 acres and encloses approximately 36,700 square feet.


     The Company currently has a number of web printing presses with multi-color capability as well as envelope-converting machines and other ancillary equipment. The Company operates a fully equipped production lab for the manufacture of microcapsules and slurry and separate laboratories for the Company's Encapsulated Products Division and the Company's research and development facility. The Company also has a fully staffed and equipped label manufacturing facility, which includes state-of-the-art label manufacturing machines that have been specially modified to produce the Company's products and a complete label attaching operation. The Company also maintains sales offices in New York, San Francisco, Paris, France and London, England.


EMPLOYEES


     As of June 30, 1998, the Company employed 331 persons, which includes 204 hourly and 127 salaried and management personnel. Substantially all of the Company's hourly employees are represented by the Graphics Communications International Union (GCIU) local 197M. Management considers its relations with the union to be good. The current union contract was signed in 1996 and will be in effect through April 1, 1999.


LEGAL PROCEEDINGS


     The Company does not believe that there are any pending legal proceedings that, if adversely determined, would have a material adverse effect on the financial condition or results of operations of the Company, taken as a whole.

                                THE TRANSACTIONS


THE ACQUISITION


     Prior to the Acquisition, the Company was controlled by two private investment firms and certain members of management. In 1997, the private investment firms decided to sell their equity interests to DLJMBII and certain affiliates. In connection with this activity, DLJMBII, certain members of the Company's management and certain stockholders in the Predecessor organized Acquisition Corp. to acquire all of the outstanding equity interests of the Company. The Acquisition was completed on December 15, 1997.

     The total cost of the Acquisition (including related fees, expenses and cash for working capital) was approximately $205.7 million. Included in the total cost of the Acquisition were approximately $6.2 million of non-cash costs comprised of (i) the assumption of the Scent Seal Note and certain capital lease obligations and (ii) the exchange of stock options to acquire common stock in the Company by the Company's Chief Executive Officer for stock options to acquire preferred stock in Acquisition Corp. See "Description of Certain Indebtedness and "Certain Relationships and Related Transactions." To provide the $199.5 million of cash necessary to fund the Acquisition, including the equity purchase price and the retirement of all previously existing preferred stock and debt of the Company not assumed, (i) the Company issued $123.5 million in Bridge Notes to an affiliate of DLJMBII and the Initial Purchaser and (ii) Acquisition Corp. received $76.0 million from debt and equity (common and preferred) financings, including equity investments by certain prior stockholders including the Company's Chief Executive Officer and Liberty Partners Holdings 4, L.L.C. As of June 30, 1998, (i) DLJMBII held an aggregate of approximately 81.3% of the outstanding common stock of Acquisition Corp. and
(ii) the Company's Chief Executive Officer held an aggregate of approximately 12.1% of the outstanding common stock of Acquisition Corp. See "Risk Factors--Control by DLJMBII; Conflicts of Interest" and "Security Ownership of Certain Beneficial Owners and Management." Acquisition Corp. has adopted a stock option plan for management of Acquisition Corp., Holding and the Company and granted options thereunder to the Company's Chief Executive Officer. See "Management--Equity-Based Compensation."



3M ACQUISITION


     On June 22, 1998, the Company closed the 3M Acquisition. 3M's fragrance sampling business was predominantly a sales and distribution business as it outsourced the production of the majority of the products it sold. The Company did not assume such outsourcing arrangements and relocated such operations to its existing facilities in Chattanooga to utilize current excess capacity at such facilities. Except for several sales and technical employees, the Company did not extend employment to any employees from 3M. Many of 3M's existing customers are also existing customers of the Company. The Company anticipates that as a result of the 3M Acquisition its sales volume from these customers will increase. Management believes that in order to properly service such an increase in sales volume associated with the 3M Acquisition, several additional sales and technical employees will be hired. However, the Company believes that due to the similarity of its existing customers and 3M's existing customers, no other additional employee hiring will be required as a result of the 3M Acquisition. The Company financed the 3M Acquisition with borrowings under the Credit Agreement. Such borrowings were subsequently repaid with the proceeds of the Equity Contribution and the Note Offering.



THE OFFERINGS


     On June 25, 1998, Holding consummated the Debenture Offering. The Old Debentures were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. In addition, on June 25, 1998, the Company consummated the Note Offering. The Notes were sold pursuant to exemptions from, or in transactions not subject to, the registration requirements of the Securities Act. The consummation of the Debenture Offering occurred concurrently with and was conditioned upon, the consummation of the Note Offering. The majority of the proceeds from the Debenture Offering were used to fund the Equity Contribution. The Equity Contribution, together with the proceeds from the Note Offering, was used by the Company to fund the Refinancing.

                                  MANAGEMENT


DIRECTORS AND EXECUTIVE OFFICERS OF HOLDING AND THE COMPANY

     The following table sets forth certain information with respect to the directors and executive officers of Holding and the Company.





NAME                              AGE                        POSITION
------------------------------   -----   ------------------------------------------------
Thompson Dean ................    40     Chairman of the Board and Director
Roger L. Barnett .............    34     President, Chief Executive Officer and Director
Barry W. Miller ..............    46     Chief Operating Officer
Kenneth A. Budde .............    49     Chief Financial Officer
Hugh R. Kirkpatrick ..........    61     Director
Mark Michaels ................    38     Director
David M. Wittels .............    33     Director


     THOMPSON DEAN has served as Chairman of the Board and director of the Company since December 1997. Mr. Dean is the Managing Partner of DLJ Merchant Banking II, Inc. ("DLJ Merchant Banking"), the general partner of DLJ Merchant Banking Partners II, L.P. and an affiliate of the Initial Purchaser. Mr. Dean serves as a director of Commvault Inc., Von Hoffman Press, Inc., Manufacturers' Services Limited and Phase Metrics, Inc.

     ROGER L. BARNETT has served as President of the Company since 1995 and director of the Company since November 1993. From 1994 to 1995, Mr. Barnett served as Senior Vice President and Vice President of the Company. From 1991 until his employment by the Company, Mr. Barnett was a member of the banking group at Lazard Freres & Company, an investment banking firm.

     BARRY W. MILLER has served as Chief Operating Officer of the Company since May 1998. From 1994 to 1997, Mr. Miller served as President of Precision Printing and Packaging, Inc., a subsidiary of Anheuser-Busch Companies, Inc. Prior to that, Mr. Miller served as Chief Executive Officer of International Label from 1987 to 1993.

     KENNETH A. BUDDE has served as Chief Financial Officer of the Company since November 1994. From October 1988 to June 1994, Mr. Budde served as Controller and Chief Financial Officer of Southwestern Publishing Company. Prior to that, Mr. Budde spent 12 years with KPMG Peat Marwick.

     HUGH R. KIRKPATRICK has served as a director of the Company since June 1998. Mr. Kirkpatrick is a former director of International Flavors & Fragrances, Inc. where he served as Senior Vice President and President, Worldwide Fragrance Division, from 1991 through his retirement in 1996.

     MARK MICHAELS has served as director of the Company since June 1998. Mr. Michaels has been a Principal of DLJ Merchant Banking since 1997. Prior thereto, Mr. Michaels was a consultant with McKinsey & Company, Inc. from 1987 to 1996.

     DAVID M. WITTELS has served as a director of the Company since December 1997. Mr. Wittels is a Principal of DLJ Merchant Banking and has served in various capacities with DLJ Merchant Banking since 1986. Mr. Wittels serves as a director of McCulloch Corp. and Wilson Greatbatch Limited.


COMPENSATION OF DIRECTORS

     Except for Hugh R. Kirkpatrick, directors of the Company will not receive compensation for services rendered in that capacity, but will be reimbursed for out-of-pocket expenses incurred by them in connection with their travel to and attendance at board meetings and committees thereof. Mr. Kirkpatrick will receive an annual fee of $20,000 per year plus reasonable out-of-pocket expenses in connection with his travel to and attendance at meetings of the Board of Directors and committees thereof. In addition, it is expected Mr. Kirkpatrick will be granted options to purchase shares of common stock, par value $.01 per share, of Acquisition Corp. ("Acquisition Corp. Common Stock") under the Option Plan (as defined) on terms to be established by the Board of Directors.

EXECUTIVE COMPENSATION

     The following table sets forth certain information for the three most recently completed fiscal years with respect to the compensation of the Company's Chief Executive Officer and its other most highly compensated executive officers (collectively, the "named executive officers") whose total annual compensation exceeded $100,000.

                          SUMMARY COMPENSATION TABLE

                                                                          LONG TERM
                                              ANNUAL COMPENSATION       COMPENSATION
                                             ---------------------- --------------------
                                     FISCAL                              SECURITIES          ALL OTHER
    NAME AND PRINCIPAL POSITION       YEAR      SALARY      BONUS    UNDERLYING OPTIONS   COMPENSATION(1)
----------------------------------- -------- ----------- ---------- -------------------- ----------------
Roger L. Barnett .................. 1998      $367,083    $     --         32,500(2)          $3,670
 President, Chief Executive Officer 1997       210,000     275,000             --              5,700
 and Director                       1996       210,000     225,000             --              6,856
Hugh F. Brown (3) ................. 1998       145,000     100,000             --              3,384
 Executive Vice President           1997       145,000     100,000             --              5,700
 Manufacturing                      1996       145,000     100,000             --              5,636
Kenneth A. Budde .................. 1998       120,000      75,000             --                 --
 Chief Financial Officer            1997       100,000      50,000             --                 --
                                    1996       100,000      20,000             --                 --



----------

(1) Represents amounts contributed on behalf of the named executive to the Company's 401(k) retirement savings plan.


(2) Option to purchase shares of Acquisition Corp. Common Stock. See "--Equity-Based Compensation."

(3) Mr. Brown resigned from the Company in July 1998. Mr. Brown is expected to become a consultant to the Company.

     The following table contains information concerning the share options grants made to each of the named executive officers of the Company during the fiscal year ended June 30, 1998.

                       OPTION GRANTS IN LAST FISCAL YEAR



                                                                                         POTENTIAL REALIZABLE
                                                                                           VALUE AT ASSUMED
                                                                                            ANNUAL RATES OF
                                                                                              SHARE PRICE
                                                                                           APPRECIATION FOR
                                                INDIVIDUAL GRANTS                           OPTION TERM(2)
                             --------------------------------------------------------   -----------------------
                                             % OF TOTAL
                               NUMBER OF      OPTIONS
                              SECURITIES     GRANTED TO
                              UNDERLYING     EMPLOYEES     EXERCISE OR
                                OPTIONS      IN FISCAL     BASE PRICE     EXPIRATION
                              GRANTED(1)        YEAR         ($/SH)          DATE           5%           10%
                             ------------   -----------   ------------   ------------   ----------   ----------
Roger L. Barnett .........      32,500          100          $ 1.00      06/17/2008      $20,439      $51,797
Hugh F. Brown ............          --           --              --      --                   --           --
Kenneth A. Budde .........          --           --              --      --                   --           --



----------
(1) The option to purchase 32,500 shares of Acquisition Corp. Common Stock was granted under Acquisition Corp.'s 1998 Stock Option Plan. See "--Equity-Based Compensation."

(2) These amounts are based on compounded annual rates of share price appreciation of five and ten percent over the 10-year term of the options, as mandated by rules of the Securities and Exchange Commission, and are not indicative of expected share price performance. Actual gains, if any, on share option exercises are dependent on future performance of the overall market conditions, as well as the option holders' continued employment throughout the vesting period. The amount reflected in this table may not necessarily be achieved or may be exceeded. The indicated amounts are net of the option exercise price but before taxes that may be payable upon exercise.

EMPLOYMENT AGREEMENTS



 Barnett Agreement

     The Company entered into an employment agreement with Mr. Barnett dated as of June 17, 1998 (the "Barnett Agreement"). Pursuant to the Barnett Agreement, Mr. Barnett will serve as President and Chief Executive Officer of the Company for a term of three years. Mr. Barnett will receive an annual base salary of $500,000 plus an annual bonus of up to 100% of his base salary contingent upon the Company achieving certain financial performance targets set forth in the Barnett Agreement. Mr. Barnett is also entitled to receive certain perquisites commensurate with his position with the Company.


     In the event of Mr. Barnett's resignation with "good reason" or termination by the Company for any reason other than "cause" (each as defined in the Barnett Agreement) or Mr. Barnett's death or disability, Mr. Barnett will be entitled to severance payments in an amount equal to Mr. Barnett's annual base salary for the fiscal year prior to the fiscal year of termination and the amount equal to the bonus, if any, due or paid for the fiscal year prior to the fiscal year of termination. The Barnett Agreement also includes a non-competition provision pursuant to which Mr. Barnett may be prohibited for a specified period of time from engaging in certain activities that are competitive with the Company's business.


       Mr. Barnett has also entered into a put option agreement with Acquisition Corp. and DLJMBII dated June 17, 1998 (the "Put Option Agreement"). Pursuant to the Put Option Agreement, Acquisition Corp. granted Mr. Barnett an irrevocable option (the "Put Option") to require Acquisition Corp. to purchase certain preferred equity interests of Mr. Barnett representing 80,000 shares of preferred stock of Acquisition Corp. for $2.0 million in cash. Mr. Barnett exercised the Put Option on July 30, 1998.


 Miller Agreement

     Mr. Miller is presently retained as Chief Operating Officer pursuant to an employment agreement that provides for an annual base salary of $220,000 and an annual bonus of up to 100% of his base salary upon achievement by the Company of certain financial performance targets. The Company also supplies Mr. Miller with other customary benefits and perquisites as generally made available to other senior executives of the Company. The term of the employment agreement, which expires on June 30, 2001, automatically renews for additional twelve-month terms, unless either Mr. Miller or the Company elects otherwise.


EQUITY-BASED COMPENSATION

     Acquisition Corp. has adopted a 1998 Stock Option Plan (the "Option Plan") for certain key employees and directors of Acquisition Corp. and any parent or subsidiary corporation of Acquisition Corp. The objectives of the Option Plan are (i) to retain the services of persons holding key positions and to secure the services of persons capable of filling such positions and (ii) to provide persons responsible for the future growth of Acquisition Corp. an opportunity to acquire a proprietary interest in the Company and thus create in such key employees an increased interest in and a greater concern for the welfare of the Company.

      The Option Plan authorizes the issuance of options to acquire up to 80,000 shares of Acquisition Corp. Common Stock. The Option Plan will be administered by the Board of Directors or the Compensation Committee thereof designated by the Board of Directors (the "Committee"). Pursuant to the Option Plan, Acquisition Corp. may grant options, including options that become exercisable as performance standards determined by the Committee are met, to key employees and directors of Acquisition Corp. and any parent or subsidiary corporation. The terms of any such grant will be determined by the Committee and set forth in a separate grant agreement. The exercise price will be at least equal to the fair market value per share of Acquisition Corp. Common Stock on the date of grant, provided that the exercise price shall not be less than $1.00 per share. Options may be exercisable for up to ten years. The Committee has the right to accelerate the right to exercise any option granted under the Option Plan without effecting the expiration date thereof. Upon the occurrence of a change in control (as defined therein) of Acquisition Corp., each option may, at the discretion of the Committee, be terminated upon notice to the holder thereof and each such holder will receive, in respect of each share of Acquisition Corp. Common Stock for which such option is then exercisable, an amount equal to the excess of the then fair market value of such share of Acquisition Corp. Common Stock over the per share exercise price.


     On June 17, 1998, Acquisition Corp. granted to Mr. Barnett options to purchase 32,500 shares of Acquisition Corp. Common Stock under the Option Plan, pursuant to option letter agreements between Acquisition Corp. and Mr. Barnett (the "Option Agreements"). Under the terms of the Option Agreements, 16,250 of the options granted to Mr. Barnett are designated as "time-vesting" options (the "Time-Vesting Options") and 16,250 of the options granted to Mr. Barnett are designated as "standard" options (the "Standard Options"). All of the Time-Vesting and Standard Options have an exercise price of $1.00 per share.


     The Time-Vesting Options become exercisable as to one-third of the Acquisition Corp. Common Shares subject thereto on June 30, 1999, and are thereafter exercisable as to an additional one-third of such Acquisition Corp. Common Shares on June 30, 2000 and 2001, respectively. To the extent not previously exercised or exercisable, upon a Change In Control (as defined in the Option Agreements), the Time-Vesting Options shall immediately become exercisable to purchase 100% of the Acquisition Corp. Common Shares subject thereto.


     The Standard Options become exercisable as to various percentages of the Acquisition Corp. Common Shares subject thereto beginning June 30, 1999 and on June 30, 2000 and June 30, 2001, based on the achievement of certain established financial performance targets for the years then ended; provided that the Standard Options become exercisable as to 100% of the Shares subject thereto on June 16, 2006. Upon a Change In Control, 100% of the Standard Options eligible to become vested on the date of such Change In Control shall automatically vest and become exercisable if DLJMBII shall have realized certain returns on their equity investment in Acquisition Corp.



     While no final determinations have been made, it is expected that Mr. Miller and certain other members of management will be granted options under the Option Plan to purchase shares of Acquisition Corp. Common Stock. It is expected that a portion of these options will be Time-Vesting Options and the remainder will be Standard Options.

                   SECURITY OWNERSHIP OF CERTAIN BENEFICIAL
                             OWNERS AND MANAGEMENT

     All of the Company's issued and outstanding capital stock is owned by Holding. All of Holding's issued and outstanding capital stock is owned by Acquisition Corp. The following table sets forth certain information as of the date of this Prospectus with respect to the beneficial ownership of Acquisition Corp. Common Stock by (i) owners of more than five percent of such Acquisition Corp. Common Stock, (ii) each director and named executive officer of the Company and (iii) all directors and executive officers of Acquisition Corp., Holding and the Company, as a group.





                                                                                                 PERCENTAGE OF
                                                                                                  OUTSTANDING
                                                                                SHARES         ACQUISITION CORP.
                            BENEFICIAL OWNER                              BENEFICIALLY OWNED     COMMON STOCK
------------------------------------------------------------------------ -------------------- ------------------
DLJ Merchant Banking Partners II, L.P. and related investors (1) (2)....        903,111               81.3%
Thompson Dean (3) ......................................................             --                 --
Roger L. Barnett (2) ...................................................        134,325               12.1
Hugh F. Brown ..........................................................          2,625                0.2
Hugh R. Kirpatrick .....................................................             --                 --
Mark Michaels (3) ......................................................             --                 --
David M. Wittels (3) ...................................................             --                 --
Barry W. Miller ........................................................             --                 --
Kenneth A. Budde .......................................................             --                 --
All directors and executive officers as a group (2) (3) ................        136,950               12.3


----------
(1)   Consists of shares held directly by the following affiliated investors:
      DLJ Merchant Banking Partners II, L.P.; DLJ Merchant Banking Partners II-A, L.P. ("DLJMBII-A"); DLJ Offshore Partners II, C.V. ("Offshore Partners II"); DLJ Diversified Partners, L.P. ("Diversified Partners"); DLJ Diversified Partners-A, L.P. ("Diversified Partners-A"); DLJMB Funding II, Inc. ("DLJ Funding II"); DLJ Millennium Partners, L.P. ("Millennium Partners"); DLJ Millennium Partners-A, L.P., ("Millennium Partners-A"); DLJ EAB Partners, L.P. ("EAB Partners"); UK Investment Plan 1997 Partners ("UK Partners"); and DLJ First ESC L.P. ("First ESC"). See "Certain Relationships and Related Transactions--Transactions with DLJMBII and their Affiliates" and "Plan of Distribution." The address of each of DLJMBII, DLJMBII-A, Diversified Partners, Diversified Partners-A, DLJ Funding II, Millennium Partners, Millennium Partners-A, EAB Partners and First ESC is 277 Park Avenue, New York, New York 10172. The address of Offshore Partners II is John B. Gorsiraweg 14, Willemstad, Curacao, Netherlands Antilles. The address of UK Partners is 2121 Avenue of the Stars, Fox Plaza, Suite 3000, Los Angeles, California 90067. Does not include 18,000 shares of Acquisition Corp. Common Stock held directly by the Bridge Lender, an affiliate of DLJMBII and the Initial Purchaser.

(2)   See "Certain Relationships and Related Transactions."

(3) Messrs. Dean, Michaels and Wittels are officers of DLJ Merchant Banking, an affiliate of DLJMBII and the Initial Purchaser. Share data shown for such individuals excludes shares shown as held by DLJMBII, as to which such individuals disclaim beneficial ownership. The address of each of Messrs. Dean, Michaels and Wittels is 277 Park Avenue, New York, New York 10172.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS


TRANSACTIONS WITH DLJMBII AND THEIR AFFILIATES


     Messrs. Dean, Michaels and Wittels, who are directors of the Company and officers and directors of Holding and Acquisition Corp., are officers of DLJ Merchant Banking. DLJ Merchant Banking, together with DLJMBII, beneficially own, in the aggregate, approximately 81.3% of the outstanding Acquisition Corp. Common Stock. See "Risk Factors--Control by DLJMBII; Conflicts of Interests."

     The Initial Purchaser is also an affiliate of DLJ Merchant Banking and DLJMBII and acted as financial advisor to the Company in connection with the structuring of the Acquisition. For these financial advisory services, the Initial Purchaser received a customary fee of $2.0 million and was reimbursed for its out-of-pocket expenses. In addition, pursuant to an agreement between the Initial Purchaser and Acquisition Corp., the Initial Purchaser will receive an annual fee of $250,000 for acting as the exclusive financial and investment banking advisor to the Company ending December 31, 2002. The Company has agreed to indemnify the Initial Purchaser in connection with its acting as Initial Purchaser and as financial advisor. In addition, the Initial Purchaser received discounts and commissions of approximately $1.0 million in connection with the offering of the Old Debentures and approximately $3.5 million in connection with the offering of the Old Notes, which amounts are believed to be comparable to the discounts and commissions which would have been payable to an unrelated third party. See "Plan of Distribution."

     The Bridge Lender, an affiliate of DLJ Merchant Banking, DLJMBII and the Initial Purchaser, made the loans under and was the holder of all of the $123.5 million principal amount of the Bridge Notes, all of which were repaid by the Company with the proceeds of the Equity Contribution, together with the net proceeds of the Note Offering. The Bridge Notes were issued in order to finance the Acquisition. In connection with issuing the Bridge Notes, the Bridge Lender received customary fees. The terms of the Bridge Notes and the fees paid in connection therewith are believed to be comparable to those that could have been obtained from an unaffiliated third party. See "Use of Proceeds," "Description of Certain Indebtedness--Bridge Notes" and "Plan of Distribution."


STOCKHOLDERS AGREEMENT

     In connection with the Acquisition, Acquisition Corp., DLJMBII, certain former investors (the "Prior Investors") in the Company prior to the Acquisition, including Roger L. Barnett and Hugh F. Brown (the "Management Investors") and certain other signatories thereto, entered into a Stockholders Agreement, dated as of December 15, 1997 (the "Stockholders Agreement"), that sets forth certain rights and restrictions relating to the ownership of the capital stock of Acquisition Corp. (including securities exercisable for or convertible or exchangeable into capital stock of Acquisition Corp.) and agreements among the parties thereto as to the governance of Acquisition Corp. and, indirectly, Holding and the Company.

     Pursuant to the Stockholders Agreement, the Board of Directors of Acquisition Corp. consists of six members. DLJMBII has the right to nominate four of the Directors of Acquisition Corp. and the Prior Investors have the right to nominate one Director of Acquisition Corp., provided that DLJMBII and the Prior Investors maintain a specified minimum level of equity investment in Acquisition Corp. In addition, the Stockholders Agreement provides that the Chief Executive Officer of Acquisition Corp. be nominated as a Director of Acquisition Corp.

     The Stockholders Agreement contains restrictions on the ability of each holder of capital stock of Acquisition Corp. to transfer any capital stock of Acquisition Corp. to any person designated by the Board of Directors of Acquisition Corp. to be an "Adverse Person". In addition, the Prior Members are restricted in their ability to transfer capital stock of Acquisition Corp. prior to the date that is the earlier of (i) the consummation of a qualifying initial public offering or (ii) December 15, 2002, except (x) to DLJMBII or a party who is a Prior Investor, or (y) pursuant to an offering of equity securities registered under the Securities Act.

     The other material provisions of the Stockholders Agreement provide, subject to certain exceptions, (i) certain preemptive rights to the holders of capital stock of Acquisition Corp., (ii) "drag along" rights to DLJMBII to require the remaining holders of capital stock of Acquisition Corp. to sell a percentage of their ownership and (iii) "tag along" rights to the holders of capital stock of Acquisition Corp., other than DLJMBII, with respect to sales of capital stock of Acquisition Corp. by DLJMBII.


     Pursuant to the Stockholders Agreement, DLJMBII was granted the right to demand up to three (3) Registrations on Form S-1 or the equivalent to sell Acquisition Corp. Common Stock (or if Acquisition Corp. is eligible to use Form S-3, the number of demand rights is unlimited) and all holders of capital stock of Acquisition Corp. were granted certain customary "piggyback" registration rights to register their common stock in any registration statement filed by Acquisition Corp.



THE ACQUISITION



     In connection and contemporaneously with the closing of the Acquisition, the Management Investors sold certain of their options to purchase common stock of the Company to Acquisition Corp. at fair market value for approximately $12.1 million in cash. Such amount does not include any consideration indirectly attributable to the Management Investors.


     Further, Roger L. Barnett purchased an aggregate of 134,325 shares of Acquisition Corp. Common Stock for $1.00 per share, the same per share price paid by DLJMBII in connection with the formation of Acquisition Corp. In addition to his purchase of Acquisition Corp. Common Stock, Mr. Barnett exchanged certain options to acquire common stock of the Company for options to acquire preferred stock of Acquisition Corp. On July 30, 1998, Mr. Barnett exercised his option to acquire such shares of preferred stock of Acquisition Corp. See "--Employment Arrangements."



     Mr. Barnett and DLJMBII also entered into an arrangement pursuant to which certain of the equity interests held by Mr. Barnett could be purchased by DLJMBII at a specified price upon notice from DLJMBII prior to June 30, 1998. Alternatively, Mr. Barnett was given the right to compel DLJMBII to purchase such equity interests at the same price upon notice to DLJMBII prior to June 30, 1998. Such arrangement was terminated in connection with the Barnett Agreement. See "Management--Employment Agreements."


PRIOR STOCKHOLDER TRANSACTIONS



     During Fiscal 1997 and during Fiscal 1998 prior to the Acquisition, the Company made payments of approximately $612,000 and $160,000 respectively to a company controlled by a significant prior stockholder for management fees, bonuses and expense reimbursements. In addition, the Company made payments totaling $120,000 and $55,000 to another significant prior stockholder for management fees in Fiscal 1997 and in Fiscal 1998 prior to the Acquisition, respectively.



EMPLOYMENT ARRANGEMENTS


     Mr. Barnett is retained as President and Chief Executive Officer of the Company pursuant to the Barnett Agreement which provides for an annual salary of $500,000 per year. Mr. Barnett, Acquisition Corp. and DLJMBII have also entered into the Put Option Agreement pursuant to which Mr. Barnett was granted an irrevocable option to require Acquisition Corp. (or DLJMBII under certain circumstances) to purchase certain preferred equity interests of Mr. Barnett representing 80,000 shares of preferred stock of Acquisition Corp. for $2.0 million in cash. On July 30, 1998, Mr. Barnett exercised such option. See "Management--Employment Agreements."

                      DESCRIPTION OF CERTAIN INDEBTEDNESS


CREDIT AGREEMENT


     On April 30, 1996, the Company entered into the Credit Agreement with the Lender, which was amended on December 12, 1997, in connection with the Acquisition (the "Credit Agreement"). The Credit Agreement provides for a revolving loan commitment up to a maximum of $20.0 million (subject to a borrowing base calculation), which commitment shall expire on December 31, 2002 or earlier under certain circumstances. Borrowings under the Credit Agreement are an obligation of the Company and are secured by the current and future assets of the Company. The Debentures will be structurally subordinate to any borrowings outstanding under the Credit Agreement. On June 30, 1998 the Company received a waiver for its inability to meet one of its financial convenants and is currently negotiating an amendment to certain provisions of the Credit Agreement, including those related to certain financial covenants. There can be no assurance, however, that the Company will obtain any such amendment on the terms it intends to seek. The following description of the material provisions of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement.

     Borrowings under the Credit Agreement will bear interest at a variable rate of interest per annum equal to, at the Company's option, prime plus 0.75% per annum or LIBOR plus 2.50% per annum. The Company is required to pay commitment fees on the unused portion of the revolving loan commitment at a rate of approximately 0.5% per annum. In addition, the Company is required to pay fees equal to 2.5% of the average daily outstanding amount of lender guarantees. At June 30, 1988, there were no borrowings outstanding under the Credit Agreement and outstanding letters of credit were $0.6 million.

     The Credit Agreement contains customary restrictive covenants, which, subject to certain exceptions, limit the ability of the Company to (i) incur additional indebtedness and liens in connection therewith, (ii) to make investments or loans in or to third parties, (iii) create or become liable for contingent obligations; (iv) amend the terms of its indebtedness; (v) enter into certain transactions with affiliates, (vi) pay dividends, redeem or retire stock or pay or prepay the principal of its outstanding debts (provided that the Company may make required repayments of interest under the Notes) (vii) amend any material provision of its articles of incorporation or bylaws or, consolidate, merge or effect certain asset sales (viii) sell any of the stock of its subsidiaries and (ix) enter into new lines of business. Under the Credit Agreement, the Company is also required to satisfy certain financial covenants, which require it to maintain certain financial ratios and to comply with certain financial tests.

     The Credit Agreement contains certain events of default, including, among others, those relating to failure to make payments when due, default as to certain other indebtedness of the Company, non-performance of certain covenants, bankruptcy or insolvency, judgments in excess of specified amounts, any dissolution of the Company and certain "changes in control" (as defined in the Credit Agreement). Upon a default under the Credit Agreement as the result of bankruptcy or default pursuant to other indebtedness of the Company, the unpaid principal amount and all accrued, unpaid interest will automatically become immediately due and payable. With respect to default under the Credit Agreement for any other reason, the Lender may declare all or a portion of the outstanding borrowings due and payable and the revolving loan commitment shall terminate.



SCENT SEAL NOTE


     In connection with the acquisition of Scent Seal, Inc. in 1995, the Company executed the Scent Seal Note in the principal amount of $1.75 million in favor of the former stockholder of Scent Seal, Inc. The Scent Seal Note did not bear interest. The principal amount of the Scent Seal Note was amortized by quarterly principal payments in the amount of $25,000 and the Company paid $1.33 million on July 1, 1998 in full satisfaction of the Scent Seal Note. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources." The Scent Seal Note was secured by the Company's "Scent Seal" trademark.

BRIDGE NOTES

     Simultaneously with the Acquisition, the Company entered into a Securities Purchase Agreement with the Bridge Lender, an affiliate of DLJMBII and the Initial Purchaser, pursuant to which the Company issued $123.5 million principal amount of Bridge Notes to the Bridge Lender. In connection with the issuance of the Bridge Notes for the financing of the Acquisition, the Bridge Lender received certain reasonable and customary fees and reimbursements. Messrs. Dean, Michaels and Wittels are officers of DLJ Merchant Banking, an affiliate of the Initial Purchaser and the Bridge Lender. The entire outstanding principal amount of, and accrued and unpaid interest on the Bridge Notes were repaid with the net proceeds of the Note Offering. See "Use of Proceeds."


THE NOTES


     The Notes generated gross proceeds to the Company of approximately $115.0 million (before deducting discounts and commissions). The Notes were issued under an Indenture dated as of June 25, 1998 (the "Note Indenture") between the Company and IBJ Schroder Bank & Trust Company as trustee (the "Note Trustee"), and are senior unsecured general obligations of the Company and are structurally senior to the Debentures. The Notes bear interest at a rate of 10 1/2% per annum and are payable in arrears on January 1 and July 1 of each year, commencing January 1, 1999.


     In the future, the Notes may be unconditionally guaranteed on a senior basis by the Subsidiary Guarantors, which will consist of Restricted Subsidiaries of the Company that incur Indebtedness or Guarantee or pledge assets to secure the payment of any other Indebtedness of the Company of any Restricted Subsidiary, subject to certain conditions (as defined in the Note Indenture). The Subsidiary Guarantees may be released under certain circumstances.

     The Notes will be redeemable at the option of the Company, in whole or in part, at any time on or after July 1, 2003, in cash at the redemption prices set forth below, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of redemption if redeemed during the 12-month period commencing on July 1 of the years set forth below.




YEAR                                 REDEMPTION PRICE
---------------------------------   -----------------
   2003 .........................         105.250%
   2004 .........................         102.625%
   2005 and thereafter ..........         100.000%

     Notwithstanding the foregoing, at any time prior to July 1, 2001, the Company may use the net proceeds of one or more Public Equity Offerings (as defined in the Note Indenture) to redeem up to 35% of the Notes issued under the Note Indenture at a redemption price equal to 110.5% of the aggregate principal amount thereof plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the redemption date; provided that at least 65% of the aggregate principal amount of the Notes originally issued remains outstanding immediately after each such redemption.

     In the event of a Change of Control (as defined in the Note Indenture), each holder of Notes has the right to require the repurchase of such holder's Notes at a purchase price equal to 101% of the aggregate principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the purchase date.


     The Note Indenture contains covenants that, among other things, limit the ability of the Company to enter into certain mergers or consolidations or incur certain liens and of the Company and its subsidiaries to incur additional indebtedness, pay dividends, redeem capital stock or make certain other restricted payments and engage in certain transactions with affiliates. The restrictions under the Note Indenture or the ability of the Company to pay dividends and make other restricted payments to Holding and incur additional indebtedness are similar to the restrictions under the Indenture on the ability of Holding to pay dividends and make other restricted payments and incur additional indebtedness, except that under the Note Indenture, the Fixed Charge Coverage Ratio applicable to the ability of the Company to incur additional indebtedness must be at least 2.0 to 1. See "Description of New Debentures--Covenants."

Under certain circumstances, the Company will be required to make an offer to purchase the Notes at a price equal to 100% of the principal amount thereof, plus accrued and unpaid interest and Liquidated Damages, if any, to the date of purchase with the proceeds of certain asset sales. The Note Indenture contains certain events of default customary for securities of this nature, which will include the failure to pay interest and principal, the failure to comply with certain covenants in the Notes or the Note Indenture, an acceleration under certain indebtedness, the imposition of certain final judgments or warrants of attachment and certain events occurring under bankruptcy laws. See "Risk Factors--Limitation on the Payment of Funds to Holding by its Subsidiaries;

Holding Company Structure; Effective Subordination of Debentures to Indebtedness of Subsidiaries."

                         DESCRIPTION OF NEW DEBENTURES


GENERAL

     The Debentures will be issued pursuant to an indenture (the "Indenture") between Holding and the Trustee, in a private transaction that is not subject to the registration requirements of the Securities Act. See "Notice to Investors." The terms of the Debentures include those stated in the Indenture and those made part of the Indenture by reference to the Trust Indenture Act of 1939, as amended (the "Trust Indenture Act"). The Debentures are subject to all such terms, and Holders of Debentures are referred to the Indenture and the Trust Indenture Act for a statement thereof. The following summary of the material provisions of the Indenture does not purport to be complete and is qualified in its entirety by reference to the Indenture, including the definitions therein of certain terms used below. Copies of the proposed form of Indenture and Registration Rights Agreement are available as set forth below under "--Additional Information." The definitions of certain terms used in the following summary are set forth below under "--Certain Definitions."


     The New Debentures will be general unsecured obligations of Holding, will rank pari passu in right of payment with all existing and future senior unsecured Indebtedness of Holding and will rank senior in right of payment to all existing and future subordinated Indebtedness of Holding. The Debentures, however, will be (i) effectively subordinated to all secured obligations of Holding, to the extent of the assets securing such obligations and (ii) structurally subordinated to all obligations of Holding's subsidiaries. As of June 30, 1998, Holding had no outstanding secured obligations and Holding's subsidiaries had $122.6 million of outstanding liabilities (including trade payables). The Indenture will permit the incurrence of additional Indebtedness in the future.

     Holding is a holding Company whose sole subsidiary is the Company. As of the date of the Indenture, each of the Company and its subsidiaries, Arcade Europe S.A.R.L and Scent Seal Inc., were Restricted Subsidiaries. However, under certain circumstances, Holding will be able to designate current or future Subsidiaries as Unrestricted Subsidiaries. Unrestricted Subsidiaries will not be subject to many of the restrictive covenants set forth in the Indenture.



PRINCIPAL, MATURITY AND INTEREST

     The Debentures are limited in aggregate principal amount to $50.0 million at maturity and will mature on July 1, 2009. The Debentures will accrete at a rate of 13 1/2% per annum, compounded semi-annually to an aggregate principal amount of $50.0 million on July 1, 2003. Thereafter, interest on the Debentures will accrue at the rate of 13 1/2% per annum and will be payable semi-annually in arrears on January 1 and July 1 of each year, commencing on January 1, 2004, to Holders of record on the immediately preceding December 15 and June 15. No cash interest will be payable on the Debentures prior to July 1, 2003. Interest on the Debentures will accrue from the most recent date to which interest has been paid or, if no interest has been paid, from July 1, 2003. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months. Principal, premium and Liquidated Damages, if any, and interest on the Debentures will be payable at the office or agency of Holding maintained for such purpose within the City and State of New York or, at the option of Holding, payment of interest and Liquidated Damages, if any, may be made by check mailed to the Holders of the Debentures at their respective addresses set forth in the register of Holders of Debentures; provided that all payments of principal, premium and Liquidated Damages, if any, and interest with respect to Debentures represented by one or more permanent global Debentures will be paid by wire transfer of immediately available funds to the account of The Depository Trust Company or any successor thereto. Until otherwise designated by Holding, Holding's office or agency in New York will be the office of the Trustee maintained for such purpose. The New Debentures will be issued in denominations of $1,000 and integral multiples thereof.


OPTIONAL REDEMPTION

     Except as provided below, the Debentures will not be redeemable at Holding's option prior to July 1, 2003. Thereafter, the Debentures will be subject to redemption at any time at the option of

Holding, in whole or in part, upon not less than 30 nor more than 60 days' notice, at the redemption prices (expressed as percentages of principal amount) set forth below plus accrued and unpaid interest and Liquidated Damages thereon, if any, to the applicable redemption date, if redeemed during the twelve-month period beginning on July 1 of the years indicated below:




YEAR                                    PERCENTAGE
------------------------------------- -------------
       2003 .........................     106.750%
       2004 .........................     103.375%
       2005 and thereafter ..........     100.000%

     Notwithstanding the foregoing, at any time prior to July 1, 2001, Holding may on one or more occasions redeem up to 35% of the aggregate principal amount at maturity of Debentures originally issued at a redemption price equal to 113.5% of the Accreted Value (determined at the date of redemption) thereof, plus Liquidated Damages thereon, if any, to the redemption date, with the net cash proceeds of one or more Public Equity Offerings; provided that at least 65% of the original aggregate principal amount at maturity of Debentures remains outstanding immediatley after the occurrence of such redemption; provided, further that such redemption shall occur within 90 days of the date of the closing of such Public Equity Offering.


SELECTION AND NOTICE

     If less than all of the Debentures are to be redeemed at any time, selection of Debentures for redemption will be made by the Trustee in compliance with the requirements of the principal national securities exchange, if any, on which the Debentures are listed, or, if the Debentures are not so listed, on a pro rata basis, by lot or by such method as the Trustee shall deem fair and appropriate; provided that no Debentures of $1,000 or less shall be redeemed in part. Notices of redemption shall be mailed by first class mail at least 30 but not more than 60 days before the redemption date to each Holder of Debentures to be redeemed at its registered address. Notices of redemption may not be conditional. If any Debenture is to be redeemed in part only, the notice of redemption that relates to such Debenture shall state the portion of the principal amount thereof to be redeemed. A new Debenture in principal amount equal to the unredeemed portion thereof will be issued in the name of the Holder thereof upon cancellation of the original Debenture. Debentures called for redemption become due on the date fixed for redemption. On and after the redemption date, interest ceases to accrue on Debentures or portions of them called for redemption.


MANDATORY REDEMPTION

     Except as set forth below under "--Repurchase at the Option of Holders," Holding is not required to make mandatory redemption or sinking fund payments with respect to the Debentures.


REPURCHASE AT THE OPTION OF HOLDERS

 Change of Control

     Upon the occurrence of a Change of Control, each Holder of Debentures will have the right to require Holding to repurchase all or any part (equal to $1,000 or an integral multiple thereof) of such Holder's Debentures pursuant to the offer described below (the "Change of Control Offer") at an offer price in cash equal to 101% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after July 1, 2003) plus, in each case, accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of repurchase (the "Change of Control Payment"). Within 60 days following any Change of Control, Holding will mail a notice to each Holder describing the transaction or transactions that constitute the Change of Control and offering to repurchase Debentures on the date specified in such notice, which date shall be no earlier than 30 days and no later than 60 days from the date such notice is mailed (the "Change of Control Payment Date"), pursuant to the procedures required by the Indenture and described in such notice. Holding will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent such laws and regulations are applicable in connection with the repurchase of the Debentures as a result of a Change of Control. To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Change of Control Offer, Holding will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.

     On the Change of Control Payment Date, Holding will, to the extent lawful,
(1) accept for payment all Debentures or portions thereof properly tendered pursuant to the Change of Control Offer, (2) deposit with the Paying Agent an amount equal to the Change of Control Payment in respect of all Debentures or portions thereof so tendered and (3) deliver or cause to be delivered to the Trustee the Debentures so accepted together with an Officers' Certificate stating the aggregate principal amount of Debentures or portions thereof being purchased by Holding. The Paying Agent will promptly mail to each Holder of Debentures so tendered the Change of Control Payment for such Debentures, and the Trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each Holder a new Debenture equal in principal amount to any unpurchased portion of the Debentures surrendered, if any; provided that each such new Debenture will be in a principal amount of $1,000 or an integral multiple thereof.

     The Change of Control provisions described above will be applicable whether or not any other provisions of the Indenture are applicable. Except as described above with respect to a Change of Control, the Indenture does not contain provisions that permit the Holders of the Debentures to require that Holding repurchase or redeem the Debentures in the event of a takeover, recapitalization or similar transaction.

     Holding will not be required to make a Change of Control Offer upon a Change of Control if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the Indenture applicable to a Change of Control Offer made by Holding and purchases all Debentures validly tendered and not withdrawn under such Change of Control Offer.

     The definition of Change of Control includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of "all or substantially all" of the assets of Holding and its Subsidiaries taken as a whole. Although there is a developing body of case law interpreting the phrase "substantially all," there is no precise established definition of that phrase under applicable law. Accordingly, the ability of a Holder of Debentures to require Holding to repurchase such Debentures as a result of a sale, lease, transfer, conveyance or other disposition of less than all of the assets of Holding and its Subsidiaries taken as a whole to another Person or group may be uncertain.

 Asset Sales

     The Indenture provides that Holding will not, and will not permit any of its Restricted Subsidiaries to, consummate an Asset Sale unless (i) Holding (or the Restricted Subsidiary, as the case may be) receives consideration at the time of such Asset Sale at least equal to the fair market value (evidenced by a resolution of the Board of Directors set forth in an Officers' Certificate delivered to the Trustee) of the assets or Equity Interests issued or sold or otherwise disposed of and (ii) at least 75% of the consideration therefor received by Holding or such Restricted Subsidiary is in the form of cash or Cash Equivalents; provided that the amount of (x) any liabilities (as shown on Holding's or such Restricted Subsidiary's most recent balance sheet) of Holding or any Restricted Subsidiary (other than contingent liabilities and liabilities that are by their terms subordinated to the Debentures or any guarantee thereof) that are assumed by the transferee of any such assets pursuant to a customary novation agreement that releases Holding or such Restricted Subsidiary from further liability and (y) any securities, notes or other obligations received by Holding or any such Restricted Subsidiary from such transferee that are converted by Holding or such Restricted Subsidiary into cash or Cash Equivalents within 180 days (to the extent of the cash received), shall be deemed to be cash for purposes of this provision; and provided further that the 75% limitation referred to in clause (ii) above will not apply to any Asset Sale in which the cash or Cash Equivalents portion of the consideration received therefrom, determined in accordance with the foregoing proviso, is equal to or greater than what the after-tax proceeds would have been had such Asset Sale complied with the aforementioned 75% limitation.

     Within 360 days after the receipt of any Net Proceeds from an Asset Sale, Holding or any such Restricted Subsidiary may apply such Net Proceeds, at its option, (a) to repay or repurchase pari passu Indebtedness of Holding or any Indebtedness of any Restricted Subsidiary or (b) to the acquisition of a controlling interest in another business, the making of a capital expenditure or the acquisition of other long-term assets, in each case, in a Permitted Business. Pending the final application of any such Net Proceeds, Holding may temporarily reduce the revolving Indebtedness under the Credit Agreement or otherwise invest such Net Proceeds in any manner that is not prohibited by the Indenture. Any Net Proceeds from Asset Sales that are not applied or invested as provided in the first sentence of this paragraph will be deemed to constitute "Excess Proceeds." When the aggregate amount of Excess Proceeds exceeds $10.0 million, Holding will be required to make an offer to all Holders of Debentures (an "Asset Sale Offer") to purchase the maximum principal amount of Debentures that may be purchased out of the Excess Proceeds, at an offer price in cash in an amount equal to 100% of the Accreted Value thereof on the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 100% of the principal amount thereof (if such date of repurchase is on or after July 1, 2003) plus, in each case, accrued and unpaid interest and Liquidated Damages thereon, if any, to the date of purchase, in accordance with the procedures set forth in the Indenture. To the extent that the aggregate amount of Debentures tendered pursuant to an Asset Sale Offer is less than the Excess Proceeds, Holding may use any remaining Excess Proceeds for general corporate purposes. If the aggregate principal amount of Debentures surrendered by Holders thereof exceeds the amount of Excess Proceeds, the Trustee shall select the Debentures to be purchased on a pro rata basis. Upon completion of such offer to purchase, the amount of Excess Proceeds shall be reset at zero.

     To the extent that the provisions of any securities laws or regulations conflict with the provisions of the Indenture relating to such Asset Sale Offer, Holding will comply with the applicable securities laws and regulations and shall not be deemed to have breached its obligations described in the Indenture by virtue thereof.



COVENANTS


 Restricted Payments

     The Indenture provides that from and after the date of the Indenture Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly: (i) declare or pay any dividend or make any other payment or distribution on account of Holding's or any of its Restricted Subsidiaries' Equity Interests (including, without limitation, any payment on such Equity Interests in connection with any merger or consolidation involving Holding) or to the direct or indirect holders of Holding's or any of its Restricted Subsidiaries' Equity Interests in their capacity as such (other than dividends or distributions payable in Equity Interests (other than Disqualified Stock) of Holding); (ii) purchase, redeem or otherwise acquire or retire for value (including without limitation, in connection with any merger or consolidation involving Holding) any Equity Interests of Holding or any direct or indirect parent of Holding (other than any such Equity Interests owned by Holding or any Restricted Subsidiary of Holding); (iii) make any payment on or with respect to, or purchase, redeem, defease or otherwise acquire or retire for value any Indebtedness that is subordinated to the Debentures, except scheduled payments of interest or principal at Stated Maturity of such Indebtedness; or (iv) make any Restricted Investment (all such payments and other actions set forth in clauses (i) through (iv) above being collectively referred to as "Restricted Payments"), unless, at the time of and after giving effect to such Restricted Payment:

     (a) no Default or Event of Default shall have occurred and be continuing or would occur as a consequence thereof; and

     (b) Holding would, after giving pro forma effect thereto as if such Restricted Payment had been made at the beginning of the applicable four-quarter period, have been permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described below under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; and

     (c) such Restricted Payment, together with the aggregate amount of all other Restricted Payments made by Holding and its Restricted Subsidiaries after the date of the Indenture (excluding Restricted Payments permitted by clauses
(i), (ii), (iii), (iv), (viii) (other than those permitted by clause (f) of the definition of "Permitted Investments"), (ix), (xii) and (xiii) of the next succeeding paragraph), is less than the sum of (i) 50% of the Consolidated Net Income of Holding for the period (taken as one accounting period) from the beginning of the first fiscal quarter commencing after the date of the Indenture to the end of Holding's most recently ended fiscal quarter for which internal financial statements are available at the time of such Restricted Payment (or, if such Consolidated Net Income for such period is a deficit, less 100% of such deficit), plus (ii) 100% of the aggregate net cash proceeds received by Holding as a contribution to Holding's capital or received by Holding from the issue or sale since the date of the Indenture of Equity Interests of Holding (other than Disqualified Stock) or of Disqualified Stock or debt securities of Holding that have been converted into such Equity Interests (other than Equity Interests (or Disqualified Stock or debt securities) sold to a Restricted Subsidiary of Holding and other than Disqualified Stock or convertible debt securities that have been converted into Disqualified Stock), plus (iii) to the extent that any Restricted Investment that was made after the date of the Indenture is sold for cash or otherwise liquidated or repaid for cash, the lesser of (A) the cash return of capital with respect to such Restricted Investment (less the cost of disposition, if any) and (B) the initial amount of such Restricted Investment, plus (iv) if any Unrestricted Subsidiary (A) is redesignated as a Restricted Subsidiary, the fair market value of such redesignated Subsidiary (as determined in good faith by the Board of Directors) as of the date of its redesignation or (B) pays any cash dividends or cash distributions to Holding or any of its Restricted Subsidiaries, 50% of any such cash dividends or cash distributions made after the date of the Indenture.

     The foregoing provisions will not prohibit (i) the payment of any dividend within 60 days after the date of declaration thereof, if at said date of declaration such payment would have complied with the provisions of the Indenture; (ii) the redemption, repurchase, retirement, defeasance or other acquisition of any subordinated Indebtedness or Equity Interests of Holding in exchange for, or out of the net cash proceeds of the substantially concurrent sale or issuance (other than to a Restricted Subsidiary of Holding) of, other Equity Interests of Holding (other than Disqualified Stock); provided that the amount of any such net cash proceeds that are utilized for any such redemption, repurchase, retirement, defeasance or other acquisition shall be excluded from clause (c)(ii) of the preceding paragraph; (iii) the defeasance, redemption, repurchase or other acquisition of subordinated Indebtedness with the net cash proceeds from an incurrence of Permitted Refinancing Indebtedness; (iv) the payment of any dividend by a Restricted Subsidiary of Holding to the holders of its Equity Interests on a pro rata basis; (v) the declaration or payment of dividends to Acquisition Corp. for expenses incurred by Acquisition Corp. in its capacity as a holding company or for services rendered on behalf of Holding, including, without limitation, (a) customary salary, bonus and other benefits payable to officers and employees of Acquisition Corp., (b) fees and expenses paid to members of the Board of Directors of Acquisition Corp., (c) general corporate overhead expenses of Acquisition Corp., (d) management, consulting or advisory fees paid to Acquisition Corp. not to exceed $4.0 million in any fiscal year, and (e) the repurchase, redemption or other acquisition or retirement for value of any Equity Interests of Acquisition Corp. held by any member or former member of Acquisition Corp.'s or Holding's (or any of their Restricted Subsidiaries') management pursuant to any management equity subscription agreement, stockholders agreement or stock option agreement; provided, however, the aggregate amount paid pursuant to the foregoing clauses (a) through (e) does not exceed $5.0 million in any fiscal year (with any unused amounts in any fiscal year being carried over to succeeding fiscal years, subject to a maximum (without giving effect to the following clause (y)) of $10.0 million in any calendar year, plus (y) the aggregate cash proceeds received by Holding from any reissuance of Equity Interests by Acquisition Corp. to members of management of Holding and its Restricted Subsidiaries; (vi) Investments in any Person (other than Holding or a Restricted Subsidiary) engaged in a Permitted Business in an amount not to exceed $5.0 million; (vii) other Investments in Unrestricted Subsidiaries having an aggregate fair market value, taken together with all other Investments made pursuant to this clause (vii) that are at that time outstanding, not to exceed $2.0 million; (viii) Permitted Investments; (ix) the declaration or payment of dividends or other payments to Acquisition Corp. pursuant to any tax sharing agreement or other arrangement among Acquisition Corp. and other


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

members of the affiliated corporations of which Acquisition Corp. is the common parent; (x) other Restricted Payments in an aggregate amount not to exceed $10.0 million; (xi) so long as no Default or Event of Default has occurred and is continuing, the declaration and payment of dividends on Disqualified Stock issued or after the date of the Indenture, the incurrence of which satisfied the covenant set forth in the first paragraph of "--Incurrence of Indebtedness and Issuance of Preferred Stock" below; (xii) the declaration or payment of dividends to Acquisition Corp. to satisfy any required purchase price adjustment payment arising out of the Acquisition; and (xiii) the declaration or payment of dividends or other payments to Acquisition Corp. in an amount not to exceed $2.0 million to satisfy redemption obligations in respect of Equity Interests of Acquisition Corp. that are held by management of Acquisition Corp., Holding or the Company; provided that such amount shall not be applied against expenses incurred pursuant to clasue (v)(e) above.

     The Board of Directors may designate any Restricted Subsidiary to be an Unrestricted Subsidiary if such designation would not cause a Default. For purposes of making such determination, all outstanding Investments by Holding and its Restricted Subsidiaries (except to the extent repaid in cash) in the Subsidiary so designated will be deemed to be Restricted Payments at the time of such designation and will reduce the amount available for Restricted Payments under the first paragraph of this covenant. All such outstanding Investments will be deemed to constitute Investments in an amount equal to the fair market value of such Investments at the time of such designation (as determined in good faith by the Board of Directors). Such designation will only be permitted if such Restricted Payment would be permitted at such time and if such Restricted Subsidiary otherwise meets the definition of an Unrestricted Subsidiary.

     The amount of all Restricted Payments (other than cash) shall be the fair market value on the date of the Restricted Payment of the asset(s) or securities proposed to be transferred or issued by Holding or such Subsidiary, as the case may be, pursuant to the Restricted Payment. The fair market value of any non-cash Restricted Payment shall be determined in good faith by the Board of Directors whose resolution with respect thereto shall be delivered to the Trustee; such determination will be based upon an opinion or appraisal issued by an accounting, appraisal or investment banking firm of national standing if such fair market value exceeds $10.0 million. Not later than the date of making any Restricted Payment, Holding shall deliver to the Trustee an Officers' Certificate stating that such Restricted Payment is permitted and setting forth the basis upon which the calculations required by the covenant "--Restricted Payments" were computed, together with a copy of any fairness opinion or appraisal required by the Indenture.

 Incurrence of Indebtedness and Issuance of Preferred Stock

     The Indenture provides that Holding will not, and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, issue, assume, guarantee or otherwise become directly or indirectly liable, contingently or otherwise, with respect to (collectively, "incur") any Indebtedness (including Acquired Debt) and that Holding will not issue any Disqualified Stock and will not permit any of its Subsidiaries to issue any shares of preferred stock; provided, however, that Holding may incur Indebtedness (including Acquired
Debt) or issue shares of Disqualified Stock or preferred stock and Holding's Restricted Subsidiaries may incur Indebtedness (including Acquired Debt) and issue Disqualified Stock or preferred stock if the Fixed Charge Coverage Ratio for Holding's most recently ended four full fiscal quarters for which internal financial statements are available immediately preceding the date on which such additional Indebtedness is incurred or such Disqualified Stock or preferred stock is issued would have been at least 1.5 to 1, determined on a pro forma basis (including a pro forma application of the net proceeds therefrom), as if the additional Indebtedness had been incurred, or the Disqualified Stock or preferred stock had been issued, as the case may be, at the beginning of such four-quarter period.

     The provisions of the first paragraph of this covenant will not apply to the incurrence of any of the following items of Indebtedness (collectively, "Permitted Debt"):

     (i) the incurrence by the Company of Indebtedness and letters of credit pursuant to the Credit Agreement; provided that the aggregate principal amount of all such Indebtedness (with letters of credit


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

being deemed to have a principal amount equal to the maximum potential liability of the Company thereunder) then classified as having been incurred in reliance on this clause (i) that remains outstanding under the Credit Agreement after giving effect to such incurrence does not exceed the sum of $20.0 million.

     (ii) the incurrence by Holding and its Restricted Subsidiaries of the Existing Indebtedness;

     (iii) the incurrence by Holding of Indebtedness represented by the Debentures and the incurrence by the Company of Indebtedness represented by the Notes;

     (iv) the incurrence by Holding or any of its Restricted Subsidiaries of Indebtedness represented by Capital Lease Obligations, mortgage financings or purchase money obligations, in each case incurred for the purpose of financing all or any part of the purchase price or cost of construction or improvement of property, plant or equipment used in the business of Holding or such Restricted Subsidiary (whether through the direct purchase of assets or the Capital Stock of any Person owning such Assets), in an aggregate principal amount or accreted value, as applicable, not to exceed $10.0 million;

     (v) the incurrence by Holding or any of its Restricted Subsidiaries of Indebtedness in connection with the acquisition of assets or a new Restricted Subsidiary; provided that such Indebtedness was incurred by the prior owner of such assets or such Restricted Subsidiary prior to such acquisition by Holding or one of its Subsidiaries and was not incurred in connection with, or in contemplation of, such acquisition by Holding or one of its Subsidiaries; provided further that the principal amount (or accreted value, as applicable) of such Indebtedness, together with any other outstanding Indebtedness incurred pursuant to this clause (v), does not exceed $5.0 million;

     (vi) the incurrence by Holding or any of its Restricted Subsidiaries of Permitted Refinancing Indebtedness in exchange for, or the net proceeds of which are used to refund, refinance or replace Indebtedness that was permitted by the Indenture to be incurred;

     (vii) the incurrence by Holding or any of its Restricted Subsidiaries of intercompany Indebtedness between or among Holding and any of its Restricted Subsidiaries; provided, however, that (i) if Holding is the obligor on such Indebtedness, such Indebtedness is expressly subordinated to the prior payment in full in cash of all Obligations with respect to the Debentures and (ii)(A) any subsequent issuance or transfer of Equity Interests that results in any such Indebtedness being held by a Person other than Holding or a Restricted Subsidiary and (B) any sale or other transfer of any such Indebtedness to a Person that is not either Holding or a Restricted Subsidiary shall be deemed, in each case, to constitute an incurrence of such Indebtedness by Holding or such Restricted Subsidiary, as the case may be;

     (viii) the incurrence by Holding or any of its Restricted Subsidiaries of Hedging Obligations that are incurred for the purpose of fixing or hedging (i) interest rate risk with respect to any floating rate Indebtedness that is permitted by the terms of this Indenture to be outstanding or (ii) exchange rate risk with respect to any agreement or Indebtedness of such Person payable in a currency other than U.S. dollars;

     (ix) the Guarantee by Holding or any of its Restricted Subsidiaries of Indebtedness of Holding or a Restricted Subsidiary of Holding that was permitted to be incurred by another provision of this covenant;

     (x) the incurrence by Holding's Unrestricted Subsidiaries of Non-Recourse Debt; provided, however, that if any such Indebtedness ceases to be Non-Recourse Debt of an Unrestricted Subsidiary, such event shall be deemed to constitute an incurrence of Indebtedness by a Restricted Subsidiary of Holding;


     (xi) Indebtedness incurred by Holding or any of its Restricted Subsidiaries constituting reimbursement obligations with respect to letters of credit issued in the ordinary course of business, including without limitation to letters of credit in respect to workers' compensation claims or self-insurance, or other Indebtedness with respect to reimbursement type obligations regarding workers' compensation claims; provided, however, that upon the drawing of such letters of credit or the incurrence of such Indebtedness, such obligations are reimbursed within 30 days following such drawing or incurrence;

     (xii) Indebtedness arising from agreements of Holding or a Restricted Subsidiary providing for indemnification, adjustment of purchase price or similar obligations, in each case, incurred or assumed in


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

connection with the disposition of any business, asset or Subsidiary, other than guarantees of Indebtedness incurred by any Person acquiring all or any portion of such business, assets or Subsidiary for the purpose of financing such acquisition; provided that (x) such Indebtedness is not reflected on the balance sheet of Holding or any Restricted Subsidiary (contingent obligations referred to in a footnote or footnotes to financial statements and not otherwise reflected on the balance sheet will not be deemed to be reflected on such balance sheet for purposes of this clause (x)) and (y) the maximum assumable liability in respect of such Indebtedness shall at no time exceed 50% of the gross proceeds including non-cash proceeds (the fair market value of such non-cash proceeds being measured at the time received and without giving effect to any such subsequent changes in value) actually received by Holding and/or such Restricted Subsidiary in connection with such disposition;

     (xiii) obligations in respect of performance and surety bonds and completion guarantees provided by Holding or any Restricted Subsidiary in the ordinary course of business;

     (xiv) guarantees incurred in the ordinary course of business in an aggregate principal amount not to exceed $5.0 million at any time outstanding; and

     (xv) the incurrence by Holding or any of its Restricted Subsidiaries of additional Indebtedness, including Attributable Debt incurred after the date of the Indenture, in an aggregate principal amount (or accreted value, as applicable) at any time outstanding, including all Permitted Refinancing Indebtedness incurred to refund, refinance or replace any other Indebtedness incurred pursuant to this clause (xv), not to exceed $20.0 million.

     For purposes of determining compliance with this covenant, in the event that an item of Indebtedness meets the criteria of more than one of the categories of Permitted Debt described in clauses (i) through (xv) above or is entitled to be incurred pursuant to the first paragraph of this covenant, Holding shall, in its sole discretion, classify such item of Indebtedness in any manner that complies with this covenant and such item of Indebtedness will be treated as having been incurred pursuant to only one of such clauses or pursuant to the first paragraph hereof. In addition, Holding may, at any time, change the classification of an item of Indebtedness (or any portion thereof) to any other clause or to the first paragraph hereof provided that Holding would be permitted to incur such item of Indebtedness (or portion thereof) pursuant to such other clause or the first paragraph hereof, as the case may be, at such time of reclassification. Accrual of interest, accretion or amortization of original issue discount and the accretion of accreted value will not be deemed to be an incurrence of Indebtedness for purposes of this covenant.

 Liens

     The Indenture provides that Holding will not, and will not permit any of its Restricted Subsidiaries to, create, incur, assume or otherwise cause or suffer to exist or become effective any Lien (other than Permitted Liens) upon any of their property or assets, now owned or hereafter acquired.

 Dividend and Other Payment Restrictions Affecting Restricted Subsidiaries

     The Indenture provides that Holding will not, and will not permit any of its Restricted Subsidiaries to, directly or indirectly, create or otherwise cause or suffer to exist or become effective any encumbrance or restriction on the ability of any Restricted Subsidiary to (i)(a) pay dividends or make any other distributions to Holding or any of its Restricted Subsidiaries (1) on its Capital Stock or (2) with respect to any other interest or participation in, or measured by, its profits, or (b) pay any Indebtedness owed to Holding or any of its Restricted Subsidiaries, (ii) make loans or advances to Holding or any of its Restricted Subsidiaries or (iii) transfer any of its properties or assets to Holding or any of its Restricted Subsidiaries, except for such encumbrances or restrictions existing under or by reason of (a) Existing Indebtedness as in effect on the date of the Indenture, (b) the Credit Agreement as in effect as of the date of the Indenture, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings thereof, provided that such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacement or refinancings are no more restrictive in the aggregate (as determined in the good faith judgment of Holding's Board of Directors) with respect to such dividend and other payment restrictions than those contained in the Credit Agreement as in effect on the date of the Indenture, (c) the Indenture and the Debentures and the Note Indenture and the Notes,


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

(d) any applicable law, rule, regulation or order, (e) any instrument of a Person acquired by Holding or any of its Restricted Subsidiaries as in effect at the time of such acquisition (except to the extent incurred in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person, or the property or assets of the Person, so acquired, provided that, in the case of Indebtedness, such Indebtedness was permitted by the terms of the Indenture to be incurred, (f) by reason of customary non-assignment provisions in leases entered into in the ordinary course of business and consistent with past practices, (g) purchase money obligations for property acquired in the ordinary course of business that impose restrictions of the nature described in clause (e) above on the property so acquired, (h) Permitted Refinancing Indebtedness, provided that the material restrictions contained in the agreements governing such Permitted Refinancing Indebtedness are no more restrictive, in the good faith judgment of Holding's Board of Directors, taken as a whole, to the Holders of Debentures than those contained in the agreements governing the Indebtedness being refinanced, (i) contracts for the sale of assets, including without limitation customary restrictions with respect to a Subsidiary pursuant to an agreement that has been entered into for the sale or disposition of all or substantially all of the Capital Stock or assets of such Subsidiary, (j) restrictions on cash or other deposits or net worth imposed by customers under contracts entered into in the ordinary course of business and (k) other Indebtedness or Disqualified Stock of Restricted Subsidiaries permitted to be incurred subsequent to the Issuance Date pursuant to the provisions of the covenant described under "--Incurrence of Indebtedness and Issuance of Preferred Stock."


 Merger, Consolidation, or Sale of Assets


     The Indenture provides that Holding may not consolidate or merge with or into (whether or not Holding is the surviving corporation), or sell, assign, transfer, convey or otherwise dispose of all or substantially all of its properties or assets in one or more related transactions, to another Person unless (i) Holding is the surviving corporation or the Person formed by or surviving any such consolidation or merger (if other than Holding) or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made is a corporation organized or existing under the laws of the United States, any state thereof or the District of Columbia; (ii) the entity or Person formed by or surviving any such consolidation or merger (if other than Holding) or the entity or Person to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made assumes all the obligations of Holding under the Debentures and the Indenture pursuant to a supplemental indenture in a form reasonably satisfactory to the Trustee; (iii) immediately after such transaction no Default or Event of Default exists; and
(iv) Holding or the entity or Person formed by or surviving any such consolidation or merger (if other than Holding), or to which such sale, assignment, transfer, lease, conveyance or other disposition shall have been made (a) will, at the time of such transaction and after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period, be permitted to incur at least $1.00 of additional Indebtedness pursuant to the Fixed Charge Coverage Ratio test set forth in the first paragraph of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" or (b) would (together with its Restricted Subsidiaries) have a higher Fixed Charge Coverage Ratio immediately after such transaction (after giving pro forma effect thereto as if such transaction had occurred at the beginning of the applicable four-quarter period) than the Fixed Charge Coverage Ratio of Holding and its subsidiaries immediately prior to the transaction. The foregoing clause (iv) will not prohibit (a) a merger between Holding and a Wholly Owned Subsidiary of Acquisition Corp. created for the purpose of holding the Capital Stock of Holding, (b) a merger between Holding and a Wholly Owned Subsidiary or (c) a merger between Holding and an Affiliate incorporated solely for the purpose of reincorporating Holding in another state of the United States so long as, in each case, the amount of Indebtedness of Holding and its Restricted Subsidiaries is not increased thereby. The Indenture will also provide that Holding may not, directly or indirectly, lease all or substantially all of its properties or assets, in one or more related transactions, to any other Person. The provisions of this covenant will not be applicable to a sale, assignment, transfer, conveyance or other disposition of assets between or among Holding and its Wholly Owned Restricted Subsidiaries.


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

 Transactions with Affiliates

     The Indenture provides that Holding will not, and will not permit any of its Restricted Subsidiaries to, make any payment to, or sell, lease, transfer or otherwise dispose of any of its properties or assets to, or purchase any property or assets from, or enter into or make or amend any transaction, contract, agreement, understanding, loan, advance or guarantee with, or for the benefit of, any Affiliate (each of the foregoing, an "Affiliate Transaction") unless (i) such Affiliate Transaction is on terms that are no less favorable to Holding or the relevant Restricted Subsidiary than those that would have been obtained in a comparable transaction by Holding or such Restricted Subsidiary with an unrelated Person and (ii) Holding delivers to the Trustee (a) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving aggregate consideration in excess of $1.0 million, a resolution of the Board of Directors set forth in an Officers' Certificate certifying that such Affiliate Transaction complies with clause (i) above and that such Affiliate Transaction has been approved by a majority of the disinterested members of the Board of Directors and (b) with respect to any Affiliate Transaction or series of related Affiliate Transactions involving either aggregate consideration in excess of $5.0 million or an aggregate consideration in excess of $3.0 million where there are no disinterested members of the Board of Directors, an opinion as to the fairness to the Holders of such Affiliate Transaction from a financial point of view issued by an accounting, appraisal or investment banking firm of national standing; provided that the following shall not be deemed Affiliate Transactions: (q) customary directors' fees, indemnification or similar arrangements or any employment agreement or other compensation plan or arrangement entered into by Holding or any of its Restricted Subsidiaries in the ordinary course of business and consistent with the past practice of Holding or such Restricted Subsidiary, (r) transactions between or among Holding and/or its Restricted Subsidiaries, (s) Permitted Investments and Restricted Payments that are permitted by the provisions of the Indenture described above under the caption "--Restricted Payments," (t) customary loans, advances, fees and compensation paid to, and indemnity provided on behalf of, officers, directors, employees or consultants of Holding or any of its Restricted Subsidiaries, (u) transactions pursuant to any contract or agreement in effect on the date of the Indenture as the same may be amended, modified or replaced from time to time so long as any such amendment, modification or replacement is no less favorable to Holding and its Restricted Subsidiaries than the contract or agreement as in effect on the Issue Date, (v) transactions between Holding or its Restricted Subsidiaries on the one hand, and Donaldson, Lufkin & Jenrette Securities Corporation or its Affiliates ("DLJ") on the other hand, involving the provision of financial, advisory, placement or underwriting services by DLJ; provided that fees payable to DLJ do not exceed the usual and customary fees of DLJ for similar services,
(w) insurance arrangements among Acquisition Corp., Holding and its Subsidiaries that are not less favorable to Holding or any of its Subsidiaries than those that are in effect on the date hereof provided such arrangements are conducted in the ordinary course of business consistent with past practices,
(x) payments under any tax sharing agreement or other arrangement among Acquisition Corp., Holding and other members of the affiliated group of corporations of which either is the common parent and (y) payments in connection with the Refinancing (including the payment of fees and expenses with respect thereto).

 Sale and Leaseback Transactions

     The Indenture provides that Holding will not, and will not permit any of its Restricted Subsidiaries to, enter into any sale and leaseback transaction; provided that Holding or any Restricted Subsidiary may enter into a sale and leaseback transaction if (i) Holding or such Restricted Subsidiary could have
(a) incurred Indebtedness in an amount equal to the Attributable Debt relating to such sale and leaseback transaction pursuant to the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock" and (b) incurred a Lien to secure such Indebtedness pursuant to the covenant described above under the caption "--Liens," (ii) the gross cash proceeds of such sale and leaseback transaction are at least equal to the fair market value (as determined in good faith by the Board of Directors and set forth in an Officers' Certificate delivered to the Trustee) of the property that is the subject of such sale and leaseback transaction and (iii) the transfer of assets in such sale and leaseback transaction is permitted by, and Holding applies the proceeds of such transaction in compliance with, the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales."


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  Business Activities

     Holding will not, and will not permit any Restricted Subsidiary to, engage in any business other than a Permitted Business, except to such extent as would not be material to Holding and its Restricted Subsidiaries taken as a whole.

 Reports

     The Indenture provides that, whether or not required by the rules and regulations of the Commission, so long as any Debentures are outstanding, Holding will furnish to the Trustee and Holders of Debentures (i) all quarterly and annual financial information that would be required to be contained in a filing with the Commission on Forms 10-Q and 10-K if Holding were required to file such Forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holding's certified independent accountants and (ii) all current reports that would be required to be filed with the Commission on Form 8-K if Holding were required to file such reports. In addition, following the consummation of the exchange offer contemplated by the Registration Rights Agreement, whether or not required by the rules and regulations of the Commission, Holding will file a copy of all such information and reports with the Commission for public availability (unless the Commission will not accept such a filing) and make such information available to securities analysts and prospective investors upon request. In addition, for so long as any of the Debentures remain outstanding, Holding has agreed to make available to any prospective purchaser of the Debentures or Holder of the Debentures in connection with the sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.


EVENTS OF DEFAULT AND REMEDIES

     The Indenture provides that each of the following constitutes an Event of
Default: (i) default for 30 days in the payment when due of interest on, or Liquidated Damages with respect to, the Debentures; (ii) default in payment when due of the principal of or premium, if any, on the Debentures; (iii) failure by Holding to comply with the provisions described under the captions "--Repurchase at the Option of Holders--Change of Control" or "--Certain Covenants--Asset Sales"; (iv) failure by Holding for 30 days after notice from the Trustee or at least 25% in principal amount of the Debentures then outstanding to comply with the provisions described under the captions "--Restricted Payments" or "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (v) failure by Holding for 60 days after notice from the Trustee or holders of at least 25% in principal amount of the Debentures then outstanding to comply with any of its other agreements in the Indenture or the Debentures; (vi) default under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness for money borrowed by Holding or any of its Restricted Subsidiaries (or the payment of which is guaranteed by Holding or any of its Restricted Subsidiaries) whether such Indebtedness or Guarantee now exists, or is created after the date of the Indenture, which default (a) is caused by a failure to pay principal of or premium, if any, or interest on such Indebtedness prior to the expiration of the grace period provided in such Indebtedness on the date of such default (a "Payment Default") or (b) results in the acceleration of such Indebtedness prior to its express maturity and, in each case, the principal amount of any such Indebtedness, together with the principal amount of any other such Indebtedness under which there has been a Payment Default or the maturity of which has been so accelerated, aggregates $10.0 million or more; (vii) failure by Holding or any of its Subsidiaries to pay final judgments aggregating in excess of $5.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; and (viii) certain events of bankruptcy or insolvency with respect to Holding or any of its Restricted Subsidiaries that are Significant Subsidiaries.

     If any Event of Default occurs and is continuing, the Trustee or the Holders of at least 25% in principal amount of the then outstanding Debentures may declare all the Debentures to be due and payable immediately. Notwithstanding the foregoing, in the case of an Event of Default arising from certain events of bankruptcy or insolvency, with respect to Holding or any of its Subsidiaries all outstanding Debentures will become due and payable without further action or notice. Holders of the Debentures may not enforce the Indenture or the Debentures except as provided in the Indenture. Subject to certain limitations, Holders of a majority in principal amount of the then outstanding


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Debentures may direct the Trustee in its exercise of any trust or power. The
Trustee may withhold from Holders of the Debentures notice of any continuing Default or Event of Default (except a Default or Event of Default relating to the payment of principal or interest) if it determines that withholding notice is in their interest.

     In the case of any Event of Default occurring by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holding with the intention of avoiding payment of the premium that the Company would have had to pay if Holding then had elected to redeem the Debentures pursuant to the optional redemption provisions of the Indenture, an equivalent premium shall also become and be immediately due and payable to the extent permitted by law upon the acceleration of the Debentures. If an Event of Default occurs prior to July 1, 2003 by reason of any willful action (or inaction) taken (or not taken) by or on behalf of Holding with the intention of avoiding the prohibition on redemption of the Debentures prior to July 1, 2003, then the premium specified in the Indenture shall also become immediately due and payable to the extent permitted by law upon the acceleration of the Debentures.

     The Holders of a majority in aggregate principal amount of the Debentures then outstanding by notice to the Trustee may on behalf of the Holders of all of the Debentures waive any existing Default or Event of Default and its consequences under the Indenture except a continuing Default or Event of Default in the payment of interest on, or the principal of, the Debentures.

     Holding is required to deliver to the Trustee annually a statement regarding compliance with the Indenture, and Holding is required upon becoming aware of any Default or Event of Default to deliver to the Trustee a statement specifying such Default or Event of Default.


NO PERSONAL LIABILITY OF DIRECTORS, OFFICERS, EMPLOYEES AND STOCKHOLDERS

     No director, officer, employee, incorporator or stockholder of Holding, as such, shall have any liability for any obligations of Holding under the Debentures, the Indenture or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each Holder of Debentures by accepting a Debenture waives and releases all such liability. The waiver and release are part of the consideration for issuance of the Debentures. Such waiver may not be effective to waive liabilities under the federal securities laws and it is the view of the Commission that such a waiver is against public policy.


LEGAL DEFEASANCE AND COVENANT DEFEASANCE


     Holding may, at its option and at any time, elect to have all of its obligations discharged with respect to the outstanding Debentures ("Legal Defeasance") except for (i) the rights of Holders of outstanding Debentures to receive payments in respect of the principal of, premium and Liquidated Damages, if any, and interest on such Debentures when such payments are due from the trust referred to below, (ii) Holding's obligations with respect to the Debentures concerning issuing temporary Debentures, registration of Debentures, mutilated, destroyed, lost or stolen Debentures and the maintenance of an office or agency for payment and money for security payments held in trust, (iii) the rights, powers, trusts, duties and immunities of the Trustee, and Holding's obligations in connection therewith and (iv) the Legal Defeasance provisions of the Indenture. In addition, Holding may, at its option and at any time, elect to have the obligations of Holding released with respect to certain covenants that are described in the Indenture ("Covenant Defeasance") and thereafter any omission to comply with such obligations shall not constitute a Default or Event of Default with respect to the Debentures. In the event Covenant Defeasance occurs, certain events (not including non-payment, bankruptcy, receivership, rehabilitation and insolvency events) described under "--Events of Default and Remedies" will no longer constitute an Event of Default with respect to the Debentures.


     In order to exercise either Legal Defeasance or Covenant Defeasance, (i) Holding must irrevocably deposit with the Trustee, in trust, for the benefit of the Holders of the Debentures, cash in U.S. dollars, non-callable Government Securities, or a combination thereof, in such amounts as will be sufficient, in the opinion of a nationally recognized firm of independent public accountants, to pay the principal of, premium and Liquidated Damages, if any, and interest on the outstanding Debentures on the stated maturity or on the applicable redemption date, as the case may be, and Holding must specify whether the


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Debentures are being defeased to maturity or to a particular redemption date;
(ii) in the case of Legal Defeasance, Holding shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that (A) Holding has received from, or there has been published by, the Internal Revenue Service a ruling or (B) since the date of the Indenture, there has been a change in the applicable federal income tax law, in either case to the effect that, and based thereon such opinion of counsel shall confirm that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Legal Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Legal Defeasance had not occurred; (iii) in the case of Covenant Defeasance, Holding shall have delivered to the Trustee an opinion of counsel in the United States reasonably acceptable to the Trustee confirming that, subject to customary assumptions and exclusions, the Holders of the outstanding Debentures will not recognize income, gain or loss for federal income tax purposes as a result of such Covenant Defeasance and will be subject to federal income tax on the same amounts, in the same manner and at the same times as would have been the case if such Covenant Defeasance had not occurred; (iv) no Default or Event of Default shall have occurred and be continuing on the date of such deposit (other than a Default or Event of Default resulting from the borrowing of funds to be applied to such deposit) or insofar as Events of Default from bankruptcy or insolvency events are concerned, at any time in the period ending on the 91st day after the date of deposit; (v) such Legal Defeasance or Covenant Defeasance will not result in a breach or violation of, or constitute a default under any material agreement or instrument (other than the Indenture) to which Holding or any of its Subsidiaries is a party or by which Holding or any of its Subsidiaries is bound; (vi) Holding must have delivered to the Trustee an opinion of counsel to the effect that after the 91st day following the deposit, the trust funds will not be subject to the effect of Section 547 of the United States Bankruptcy Code or any analogous New York State law provision to any other applicable federal or New York bankruptcy, insolvency, reorganization or similar law affecting creditors' rights generally; (vii) Holding must deliver to the Trustee an Officers' Certificate stating that the deposit was not made by Holding with the intent of preferring the Holders of Debentures over the other creditors of Holding with the intent of defeating, hindering, delaying or defrauding creditors of Holding or others; and (viii) Holding must deliver to the Trustee an Officers' Certificate and an opinion of counsel (which opinion may be subject to customary assumptions and exclusions), each stating that all conditions precedent provided for relating to the Legal Defeasance or the Covenant Defeasance have been complied with.


TRANSFER AND EXCHANGE

     A Holder may transfer or exchange Debentures in accordance with the Indenture. The Registrar and the Trustee may require a Holder, among other things, to furnish appropriate endorsements and transfer documents and Holding may require a Holder to pay any taxes and fees required by law or permitted by the Indenture. Holding is not required to transfer or exchange any Debenture selected for redemption. Also, Holding is not required to transfer or exchange any Debenture for a period of 15 days before a selection of Debentures to be redeemed.

     The registered Holder of a Debenture will be treated as the owner of it for all purposes.


AMENDMENT, SUPPLEMENT AND WAIVER

     Except as provided in the next two succeeding paragraphs, the Indenture and the Debentures may be amended or supplemented with the consent of the Holders of at least a majority in principal amount of the Debentures then outstanding (including, without limitation, consents obtained in connection with a purchase of, or tender offer or exchange offer for, Debentures), and any existing default or compliance with any provision of the Indenture or the Debentures may be waived with the consent of the Holders of a majority in principal amount of the then outstanding Debentures (including consents obtained in connection with a tender offer or exchange offer for Debentures).

     Without the consent of each Holder affected, an amendment or waiver may not (with respect to any Debentures held by a non-consenting Holder): (i) reduce the principal amount of Debentures whose Holders must consent to an amendment, supplement or waiver; (ii) reduce the principal of or change the


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fixed maturity of any Debenture or alter the provisions with respect to the redemption of the Debentures (other than provisions relating to the covenants described above under the caption "--Repurchase at the Option of Holders");
(iii) reduce the rate of or change the time for payment of interest on any Debenture; (iv) waive a Default or Event of Default in the payment of principal of or premium, if any, or interest on the Debentures (except a rescission of acceleration of the Debentures by the Holders of at least a majority in aggregate principal amount of the Debentures and a waiver of the payment default that resulted from such acceleration); (v) make any Debenture payable in money other than that stated in the Debentures; (vi) make any change in the provisions of the Indenture relating to waivers of (a) past Defaults or (b) the rights of Holders of Debentures to receive payments of principal of or premium, if any, or interest on the Debentures; (vii) waive a redemption payment with respect to any Debenture (other than a payment required by one of the covenants described above under the caption "--Repurchase at the Option of Holders") or
(viii) make any change in the foregoing amendment and waiver provisions.

     Notwithstanding the foregoing, without the consent of any Holder of Debentures, Holding and the Trustee may amend or supplement the Indenture or the Debentures to cure any ambiguity, defect or inconsistency, to provide for uncertificated Debentures in addition to or in place of certificated Debentures, to provide for the assumption of Holding's obligations to Holders of Debentures in the case of a merger or consolidation or the sale of all or substantially all of the assets of Holding, to make any change that would provide any additional rights or benefits to the Holders of Debentures or that does not adversely affect the legal rights under the Indenture of any such Holder, to comply with requirements of the Commission in order to effect or maintain the qualification of the Indenture under the Trust Indenture Act or to allow any Subsidiary to guarantee the Debentures.


CONCERNING THE TRUSTEE

     The Indenture contains certain limitations on the rights of the Trustee, should it become a creditor of Holding, to obtain payment of claims in certain cases, or to realize on certain property received in respect of any such claim as security or otherwise. The Trustee will be permitted to engage in other transactions; however, if it acquires any conflicting interest it must eliminate such conflict within 90 days, apply to the Commission for permission to continue or resign.

     The Holders of a majority in principal amount of the then outstanding Debentures will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the Trustee, subject to certain exceptions. The Indenture provides that in case an Event of Default shall occur (which shall not be cured), the Trustee will be required, in the exercise of its power, to use the degree of care of a prudent man in the conduct of his own affairs. Subject to such provisions, the Trustee will be under no obligation to exercise any of its rights or powers under the Indenture at the request of any Holder of Debentures, unless such Holder shall have offered to the Trustee security and indemnity satisfactory to it against any loss, liability or expense.


ADDITIONAL INFORMATION

     Anyone who receives this Prospectus may obtain a copy of the Indenture and Registration Rights Agreement without charge by writing to AKI Holding Corp., 1815 East Main Street, Chattanooga, Tennessee 37404; Attention: Chief Financial Officer.


FORM, DENOMINATION AND BOOK-ENTRY PROCEDURES

     The Old Debentures were initially sold to qualified institutional buyers in reliance on Rule 144A under the Securities Act ("Rule 144A Debentures"). Old Debentures also were offered and sold in offshore transactions in reliance on Regulation S ("Regulation S Debentures"). Rule 144A Debentures and Regulation S Debentures were each initially represented by one or more Debentures in registered, global form without interest coupons (the "Old Global Debentures"). The Old Global Debentures were deposited upon issuance with the Trustee as custodian for The Depository Trust Company ("DTC"), in New York, New York, and registered in the name of a nominee of DTC, in each case for credit to an account of a direct or indirect participant as described below. Regulation S Debentures were deposited


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

upon issuance with the Trustee as custodian for DTC, and registered in the name of a nominee of DTC, in each case for credit to the accounts of Euroclear System ("Euroclear") and Cedel Bank, S.A. ("CEDEL").

     The New Debentures will be represented by one or more new debentures in registered, global form without interest coupons (collectively, the "New Global Debentures") and deposited with the Trustee as custodian and registered in the name of a nominee of DTC. The Old Global Debentures, to the extent directed by holders thereof in their Letters of Transmittal, will be exchanged through book-entry electronic transfer for one or more New Global Debentures for credit to an account of a direct or indirect participant as described below. No service charge will be made for any registration of transfer or exchange of Debentures, but Holding may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

     New Debentures issued to non-qualified institutional buyers in exchange for Old Debentures held by such investors, if any, will be issued only in certificated, fully registered, definitive form. The New Global Debenture will, upon request, be exchangeable for other New Debentures in definitive, fully registered form without coupons in denominations of $1,000 and integral multiples thereof, but only in accordance with DTC's customary procedures. The New Global Debenture will also be exchangeable in certain other limited circumstances. See "--Exchange of Book-Entry Notes for Certificated Debentures." Holding, the Trustee and any other agent thereof will be entitled to treat DTC's nominee as the sole owner and holder of the unexchanged portion of the New Global Debenture for all purposes.


 Depositary Procedures

     DTC has advised Holding that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the "Participants") and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of the Participants. The Participants include securities brokers and dealers (including the Initial Purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC's system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the "Indirect Participants"). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interest and transfer of ownership interest of each actual purchaser of each security held by or on behalf of DTC are recorded on the records of the Participants and the Indirect Participants.

     DTC has also advised Holding that pursuant to procedures established by it, (i) upon deposit of the New Global Debenture, DTC will credit the accounts of Participants designated by the Participants with portions of the principal amount of the Old Global Debentures and (ii) ownership of such interests in the New Global Debenture will be shown on, and the transfer of ownership thereof will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the New Global Debenture). Investors in the New Global Debenture may hold their interests therein directly through DTC, if they are Participants in such system, or indirectly through organizations (including Euroclear and CEDEL) which are Participants in such system. All interests in the New Global Debenture, including those held through Euroclear or CEDEL, may be subject to the procedures and requirements of DTC. Those interests held through Euroclear or CEDEL may also be subject to the procedures and requirements of such system.

     The laws of some states require that certain persons take physical delivery in definitive form of securities that they own. Consequently, the ability to transfer beneficial interests in the Old Global Notes or the New Global Debenture to such persons may be limited to that extent. Because DTC can act only on behalf of the Participants, which in turn act on behalf of the Indirect Participants and certain banks, the ability of a person having beneficial interests in the New Global Debenture to pledge such interests to persons or entities that do not participate in the DTC system, or otherwise take actions in respect of such interests, may be affected by the lack of a physical certificate evidencing such interests. For certain other restrictions on the transferability of the Debentures, see "--Exchange of Book-Entry Debentures for Certificated Debentures."


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

     Except as described below, owners of interests in the New Global Debenture will not have New Debentures registered in their names, will not receive physical delivery of New Debentures in certificated form and will not be considered the registered owners or holders thereof under the Indenture for any purpose.

     Payments in respect of the principal of (and premium, if any) and interest on the New Global Debenture registered in the name of DTC or its nominee will be payable by the Trustee to DTC or its nominee in its capacity as the registered holder under the Indenture. Under the terms of the Indenture, Holding and the Trustee will treat the persons in whose names the New Debentures, including the New Global Debenture, are registered as the owners thereof for the purpose of receiving such payments and for any and all other purposes whatsoever. Consequently, neither Holding, the Trustee or any agent of Holding or the Trustee has or will have any responsibility or liability for (i) any aspect or accuracy of DTC's records or any Participant's or Indirect Participant's records relating to or payments made on account of beneficial ownership interests in the New Global Debenture, or for maintaining, supervising or reviewing any of DTC's records or any Participant's or Indirect Participant's records relating to the beneficial ownership interests in the New Global Debenture, or (ii) any other matter relating to the actions and practices of DTC or any of the Participants or the Indirect Participants.

     DTC has advised Holding that its current practice, upon receipt of any payment in respect of securities such as the New Debentures (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date, in amounts proportionate to their respective holdings in principal amount of beneficial interests in the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of New Debentures will be governed by standing instructions and customary practices and will not be the responsibility of DTC, the Trustee or Holding. Neither Holding nor the Trustee will be liable for any delay by DTC or any of the Participants in identifying the beneficial owners of the New Notes, and Holding and the Trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee as the registered owner of the New Global Debenture for all purposes.


     DTC has advised Holding that it will take any action permitted to be taken by a holder of Debentures only at the direction of one or more Participants to whose account with DTC interests in the Old Global Debentures or the New Global Debenture are credited and only in respect of such portion of the aggregate principal amount of the Debentures as to which such Participant or Participants has or have given such direction. However, if any of the events described under "--Exchange of Book Entry Notes for Certificated Notes" occurs, DTC reserves the right to exchange the New Global Debenture for New Debentures in certificate form and to distribute such New Debentures to its Participants.


     Although DTC, Euroclear and CEDEL have agreed to the foregoing procedures to facilitate transfers of interests in the Old Global Debentures and the New Global Debenture among accountholders in DTC and accountholders of Euroclear and CEDEL, they are under no obligation to perform or to continue to perform such procedures, and such procedures may be discontinued at any time. None of Holding or the Trustee nor any agent of Holding or the Trustee will have any responsibility for the performance by DTC, Euroclear or CEDEL or their respective participants, indirect participants or accountholders of their respective obligations under the rules and procedures governing their operations.


EXCHANGE OF BOOK-ENTRY DEBENTURES FOR CERTIFICATED DEBENTURES

     The New Global Debenture is exchangeable for definitive New Debentures in registered certificated form if (i) DTC (x) notifies Holding that it is unwilling or unable to continue as depository for the New Global Debenture and Holding thereupon fails to appoint a successor depository or (y) has ceased to be a clearing agency registered under the Exchange Act, (ii) Holding, at its option, notifies the Trustee in writing that it elects to cause the issuance of the New Debentures in certificated form or (iii) there shall have occurred and be continuing a Default or an Event of Default with respect to the New Notes. In all cases, certificated New Debentures delivered in exchange for the New Global Debenture or beneficial interests therein will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depository (in accordance with its customary procedures). In addition, subject to certain restrictions on the transferability of the New Debentures, New Debentures in definitive form will be issued upon the resale, pledge or other transfer of any New Debentures or interest therein to any person or entity that is not a qualified institutional buyer or that does not participate in DTC.

     The information in this section concerning DTC and DTC's book-entry system has been obtained from sources that Holding believes to be reliable, but Holding takes no responsibility for the accuracy thereof.


SAME DAY SETTLEMENT AND PAYMENT

     The Indenture requires that payments in respect of the Debentures represented by the Global Debenture (including principal, premium, if any, interest and Liquidated Damages, if any) be made by wire transfer of immediately available next day funds to the accounts specified by the Global Debenture Holder. With respect to Certificated Debentures, Holding will make all payments of principal, premium, if any, interest and Liquidated Damages, if any, by wire transfer of immediately available funds to the accounts specified by the Holders thereof or, if no such account is specified, by mailing a check to each such Holder's registered address. Holding expects that secondary trading in the Certificated Debentures will also be settled in immediately available funds.


CERTAIN DEFINITIONS

     Set forth below are certain defined terms used in the Indenture. Reference is made to the Indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

     "Accreted Value" means for each $1,000 of Debentures, as of any date of determination prior to July 1, 2003, the sum of (i) the initial offering price of each Debenture and (ii) that portion of the excess of the principal amount of each Debenture over such initial offering price which shall have been accreted thereon through such date, such amount to be so accreted on a daily basis and compounded semi-annually on each January 1 and July 1 at the rate of 13 1/2% per annum from the date of issuance of the Debentures through the date of determination.

     "Acquired Debt" means, with respect to any specified Person, (i) Indebtedness of any other Person existing at the time such other Person is merged with or into or became a Subsidiary of such specified Person, including, without limitation, Indebtedness incurred in connection with, or in contemplation of, such other Person merging with or into or becoming a Subsidiary of such specified Person, and (ii) Indebtedness secured by a Lien encumbering any asset acquired by such specified Person.

     "Affiliate" of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise.


     "Asset Sale" means (i) the sale, lease, conveyance or other disposition (a "disposition") of any assets or rights (including, without limitation, by way of a sale and leaseback) (provided that the sale, lease, conveyance or other disposition of all or substantially all of the assets of Holding and its Restricted Subsidiaries taken as a whole will be governed by the provisions of the Indenture described above under the caption "--Repurchase at the Option of Holders--Change of Control" and/or the provisions described above under the caption "--Certain Covenants--Merger, Consolidation, or Sale of Assets" and not by the provisions of the Asset Sale covenant), and (ii) the issue or sale by Holding or any of its Restricted Subsidiaries of Equity Interests of any of Holding's Restricted Subsidiaries, in the case of either clause (i) or (ii), whether in a single transaction or a series of related transactions (a) that have a fair market value in excess of $3.0 million or (b) for net proceeds in excess of $3.0 million. Notwithstanding the foregoing the following items shall not be deemed to be Asset Sales: (i) a disposition of assets by Holding to a Restricted Subsidiary or by a Restricted Subsidiary to Holding or to another Restricted Subsidiary, (ii) an issuance of Equity Interests by a Restricted Subsidiary to Holding or to another

Restricted Subsidiary, (iii) a Restricted Payment that is permitted by the covenant described above under the caption "--Certain Covenants--Restricted Payments"; (iv) a disposition in the ordinary course of business, (v) the sale and leaseback of any assets within 90 days of the acquisition thereof, (vi) foreclosures on assets and (vii) any exchange of property pursuant to Section 1031 on the Internal Revenue Code of 1986, as amended, for use in a Related Business.

     "Attributable Debt" in respect of a sale and leaseback transaction means, at the time of determination, the present value (discounted at the rate of interest implicit in such transaction, determined in accordance with GAAP) of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended).

     "Capital Lease Obligation" means, at the time any determination thereof is to be made, the amount of the liability in respect of a capital lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP.

     "Capital Stock" means (i) in the case of a corporation, corporate stock,
(ii) in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock, (iii) in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited) and
(iv) any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

     "Cash Equivalents" means (i) United States dollars, (ii) Government Securities having maturities of not more than six months from the date of acquisition, (iii) certificates of deposit and eurodollar time deposits with maturities of six months or less from the date of acquisition, bankers' acceptances with maturities not exceeding six months and overnight bank deposits, in each case with the lender under the Credit Agreement or with any domestic commercial bank having capital and surplus in excess of $500 million and a Thompson Bank Watch Rating of "B" or better, (iv) repurchase obligations with a term of not more than seven days for underlying securities of the types described in clauses (ii) and (iii) above entered into with any financial institution meeting the qualifications specified in clause (iii) above, (v) commercial paper having the rating of "P-2" (or higher) from Moody's Investors Service, Inc. or "A-3" (or higher) from Standard & Poor's Corporation and in each case maturing within six months after the date of acquisition and (vi) any fund investing exclusively in investments of the type described in clauses (i) through (v) above.

     "Change of Control" means the occurrence of any of the following: (i) the sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the assets of Holding and its Subsidiaries taken as a whole to any "person" (as such term is used in Section 13(d)(3) of the Exchange
Act) other than the Principals or their Related Parties (as defined below),
(ii) the adoption of a plan relating to the liquidation or dissolution of Holding, (iii) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any "person" (as defined above), other than the Principals and their Related Parties, becomes the "beneficial owner" (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act, directly or indirectly, of more than 50% of the Voting Stock of the Company (measured by voting power rather than number of shares), or (iv) the first day on which a majority of the members of the Board of Directors of Holding are not Continuing Directors.

     "Consolidated Cash Flow" means, with respect to any Person for any period, the Consolidated Net Income of such Person for such period plus (i) an amount equal to any extraordinary loss plus any net loss realized in connection with an Asset Sale (to the extent such losses were deducted in computing such Consolidated Net Income), plus (ii) provision for taxes based on income or profits of such Person and its Subsidiaries for such period, to the extent that such provision for taxes was included in computing such Consolidated Net Income, plus (iii) consolidated interest expense of such Person and its Subsidiaries for such period, whether paid or accrued and whether or not capitalized (including, without limitation, amortization of debt issuance costs and original issue discount, non-cash interest payments, the interest component of any deferred payment obligations, the interest component of all payments associated with

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Capital Lease Obligations, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments (if any) pursuant to Hedging Obligations), to the extent that any such expense was deducted in computing such Consolidated Net Income, plus (iv) depreciation, amortization (including amortization of goodwill and other intangibles but excluding amortization of prepaid cash expenses that were paid in a prior period) and other non-cash charges (excluding any such non-cash charge to the extent that it represents an accrual of or reserve for cash expenses in any future period or amortization of a prepaid cash expense that was paid in a prior period) of such Person and its Subsidiaries for such period to the extent that such depreciation, amortization and other non-cash expenses were deducted in computing such Consolidated Net Income, plus (v) expenses and charges of Holding or the Company related to the Refinancing which are paid, taken or otherwise accounted for within 90 days of the consummation of the Refinancing, plus (vi) any non-capitalized transaction costs incurred in connection with actual or proposed financings, acquisitions or divestitures (including, but not limited to, financing and refinancing fees and costs incurred in connection with the Refinancing). Notwithstanding the foregoing, the provision for taxes on the income or profits of, and the depreciation and amortization and other non-cash charges of, a Subsidiary of the referent Person shall be added to Consolidated Net Income to compute Consolidated Cash Flow only to the extent (and in the same proportion) that Net Income of such Subsidiary was included in calculating Consolidated Net Income of such Person.

      "Consolidated Interest Expense" means, with respect to any Person for any period, the sum of, without duplication, (a) the interest expense of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP (including amortization of original issue discount, non-cash interest payments, the interest component of all payments associated with Capital Lease Obligations, imputed interest with respect to Attributable Debt, commissions, discounts and other fees and charges incurred in respect of letter of credit or bankers' acceptance financings, and net payments, if any, pursuant to Hedging Obligations; provided that in no event shall any amortization of deferred financing costs be included in Consolidated Interest Expense); and (b) the consolidated capitalized interest of such Person and its Restricted Subsidiaries for such period, whether paid or accrued. Notwithstanding the foregoing, the Consolidated Interest Expense with respect to any Restricted Subsidiary that is not a Wholly Owned Restricted Subsidiary shall be included only to the extent (and in the same proportion) that the net income of such Restricted Subsidiary was included in calculating Consolidated Net Income.

     "Consolidated Net Income" means, with respect to any Person for any period, the aggregate of the Net Income of such Person and its Restricted Subsidiaries for such period, on a consolidated basis, determined in accordance with GAAP; provided that (i) the Net Income (but not loss) of any Person that is not a Restricted Subsidiary or that is accounted for by the equity method of accounting shall be included only to the extent of the amount of dividends or distributions paid in cash to the referent Person or a Restricted Subsidiary thereof, (ii) the Net Income of any Restricted Subsidiary shall be excluded to the extent that the declaration or payment of dividends or similar distributions by that Restricted Subsidiary of that Net Income is not at the date of determination permitted without any prior governmental approval (that has not been obtained) or, directly or indirectly, by operation of the terms of its charter or any judgment, decree, order, statute, rule or governmental regulation applicable to that Subsidiary or its stockholders, (iii) the Net Income of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded, (iv) the cumulative effect of a change in accounting principles shall be excluded and
(v) the Net Income of any Unrestricted Subsidiary shall be excluded, whether or not distributed to Holding or one of its Restricted Subsidiaries for purposes of the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock" and shall be included for purposes of the covenant described under the caption "Restricted Payments" only to the extent of the amount of dividends or distributions paid in cash to Holding or one of its Restricted Subsidiaries.

     "Continuing Directors" means, as of any date of determination, any member of the Board of Directors of Holding who (i) was a member of such Board of Directors on the date of the Indenture or (ii) was nominated for election or elected to such Board of Directors with the approval of a majority of the Continuing Directors who were members of such Board at the time of such nomination or election.

     "Credit Agreement" means that certain Credit Agreement, dated as of April 30, 1996, as amended on December 12, 1997, between the Company and Heller Financial, Inc., providing for revolving credit borrowings, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, modified, renewed, refunded, replaced or refinanced from time to time.

     "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.

     "Disqualified Stock" means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible or for which it is exchangeable), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the Holder thereof, in whole or in part, on or prior to the date that is 91 days after the date on which the Debentures mature; provided, however, that any Capital Stock that would not qualify as Disqualified Stock but for change of control provisions shall not constitute Disqualified Stock if the provisions are not more favorable to the holders of such Capital Stock than the provisions described under "--Change of Control" applicable to the Holders of the Debentures.

     "Equity Interests" means Capital Stock and all warrants, options or other rights to acquire Capital Stock (but excluding any debt security that is convertible into, or exchangeable for, Capital Stock).

     "Existing Indebtedness" means Indebtedness of Holding and its Subsidiaries (other than Indebtedness under the Credit Agreement) in existence on the date of the Indenture, until such amounts are repaid.

     "Fixed Charges" means, with respect to any Person for any period, the sum, without duplication, of (i) the Consolidated Interest Expense of such Person for such period, (ii) any interest expense on Indebtedness of another Person that is Guaranteed by such Person or one of its Restricted Subsidiaries or secured by a Lien on assets of such Person or one of its Restricted Subsidiaries (whether or not such Guarantee or Lien is called upon) and (iii) the product of (a) all dividend payments, whether or not in cash, on any series of preferred stock of such Person or any of its Restricted Subsidiaries, other than dividend payments on Equity Interests payable solely in Equity Interests of Holding, times (b) a fraction, the numerator of which is one and the denominator of which is one minus the then current combined federal, state and local statutory tax rate of such Person, expressed as a decimal, in each case, on a consolidated basis and in accordance with GAAP.

     "Fixed Charge Coverage Ratio" means with respect to any Person for any period, the ratio of the Consolidated Cash Flow of such Person for such period to the Fixed Charges of such Person for such period. In the event that Holding or any of its Restricted Subsidiaries incurs, assumes, Guarantees or redeems any Indebtedness (other than revolving credit borrowings) or issues preferred stock subsequent to the commencement of the period for which the Fixed Charge Coverage Ratio is being calculated but prior to the date on which the event for which the calculation of the Fixed Charge Coverage Ratio is made (the "Calculation Date"), then the Fixed Charge Coverage Ratio shall be calculated giving pro forma effect to such incurrence, assumption, Guarantee or redemption of Indebtedness, or such issuance or redemption of preferred stock, as if the same had occurred at the beginning of the applicable four-quarter reference period. In addition, for purposes of making the computation referred to above,
(i) acquisitions that have been made by Holding or any of its Restricted Subsidiaries, including through mergers or consolidations and including any related financing transactions, during the four-quarter reference period or subsequent to such reference period and on or prior to the Calculation Date shall be calculated to include the Consolidated Cash Flow of the acquired entities on a pro forma basis after giving effect to cost savings resulting from employee terminations, facilities consolidations and closings, standardization of employee benefits and compensation policies, consolidation of property, casualty and other insurance coverage and policies, standardization of sales and distribution methods, reductions in taxes other than income taxes and other cost savings reasonably expected to be realized from such acquisition, shall be deemed to have occurred on the first day of the four-quarter reference period and Consolidated Cash Flow for such reference period shall be calculated without giving effect to clause (iii) of the proviso set forth in the definition of Consolidated Net Income, (ii) the Consolidated Cash Flow attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, and
(iii) the Fixed Charges attributable to discontinued operations, as determined in accordance with GAAP, and operations or businesses disposed of prior to the Calculation Date, shall be excluded, but only to the extent that the obligations giving rise to such Fixed Charges will not be obligations of the referent Person or any of its Restricted Subsidiaries following the Calculation Date.

     "Foreign Subsidiary" means any Subsidiary of Holding that is not organized under the laws of a state or territory of the United States or the District of Columbia.

     "GAAP" means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as have been approved by a significant segment of the accounting profession, which are in effect on the date of the Indenture.

     "Government Securities" means direct obligations of, or obligations guaranteed by, the United States of America for the payment of which guarantee or obligations the full faith and credit of the United States is pledged.

     "Guarantee" means a guarantee (other than by endorsement of negotiable instruments for collection in the ordinary course of business), direct or indirect, in any manner (including, without limitation, letters of credit and reimbursement agreements in respect thereof), of all or any part of any Indebtedness.

     "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) interest rate swap agreements, interest rate cap agreements and interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in interest rates or currency exchange rates.

     "Indebtedness" means, with respect to any Person, any indebtedness of such Person, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or bankers' acceptances or representing Capital Lease Obligations or the balance deferred and unpaid of the purchase price of any property or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such Indebtedness is assumed by such Person) and, to the extent not otherwise included, the Guarantee by such Person of any indebtedness of any other Person; provided that Indebtedness shall not include the pledge by Holding of the Capital Stock of an Unrestricted Subsidiary of Holding to secure Non-Recourse Debt of such Unrestricted Subsidiary. The amount of any Indebtedness outstanding as of any date shall be (i) the accreted value thereof, in the case of any Indebtedness that does not require current payments of interest, and (ii) the principal amount thereof, together with any interest thereon that is more than 30 days past due, in the case of any other Indebtedness.

     "Investments" means, with respect to any Person, all investments by such Person in other Persons (including Affiliates) in the forms of direct or indirect loans (including guarantees of Indebtedness or other obligations), advances or capital contributions (excluding commission, travel and similar advances to officers and employees made in the ordinary course of business), purchases or other acquisitions for consideration of Indebtedness, Equity Interests or other securities, together with all items that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. If Holding or any Restricted Subsidiary of Holding sells or otherwise disposes of any Equity Interests of any direct or indirect Restricted Subsidiary of Holding such that, after giving effect to any such sale or disposition, such Person is no longer a Restricted Subsidiary of Holding, Holding shall be deemed to have made an Investment on the date of any such sale or disposition equal to the fair market value of the Equity Interests of such Restricted Subsidiary not sold or disposed of in an amount determined as provided in the final paragraph of the covenant described above under the caption "--Restricted Payments."

     "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).

     "Net Income" means, with respect to any Person, the net income (loss) of such Person, determined in accordance with GAAP and before any reduction in respect of preferred stock dividends, excluding, however, (i) any gain (but not loss), together with any related provision for taxes on such gain (but not loss), realized in connection with (a) any Asset Sale (including, without limitation, dispositions pursuant to sale and leaseback transactions) or (b) the disposition of any securities by such Person or any of its Restricted Subsidiaries or the extinguishment of any Indebtedness of such Person or any of its Restricted Subsidiaries and (ii) any extraordinary or nonrecurring gain (but not loss), together with any related provision for taxes on such extraordinary or nonrecurring gain (but not loss).

     "Net Proceeds" means the aggregate cash proceeds received by Holding or any of its Restricted Subsidiaries in respect of any Asset Sale (including, without limitation, any cash received upon the sale or other disposition of any non-cash consideration received in any Asset Sale), net of the direct costs relating to such Asset Sale (including, without limitation, legal, accounting and investment banking fees, and sales commissions) and any relocation expenses incurred as a result thereof, taxes paid or payable as a result thereof (after taking into account any available tax credits or deductions and any tax sharing arrangements), the amounts required to be applied to the payment of Indebtedness (other than Indebtedness incurred pursuant to the Credit Agreement) secured by a Lien on the asset or assets that were the subject of the Asset Sale, and any reserve for adjustment in respect of the sale price of such asset or assets established in accordance with GAAP.

     "Non-Recourse Debt" means Indebtedness (i) as to which neither Holding nor any of its Restricted Subsidiaries (a) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness), (b) is directly or indirectly liable (as a guarantor or otherwise), or (c) constitutes the lender; (ii) no default with respect to which (including any rights that the holders thereof may have to take enforcement action against an Unrestricted Subsidiary) would permit (upon notice, lapse of time or both) any holder of any other Indebtedness (other than the Debentures being offered hereby and the Notes offered in the Notes Offering) of Holding or any of its Restricted Subsidiaries to declare a default on such other Indebtedness or cause the payment thereof to be accelerated or payable prior to its stated maturity; and (iii) as to which the lenders have been notified in writing that they will not have any recourse to the stock (other than stock of an Unrestricted Subsidiary pledged by Holding to secure debt of such Unrestricted Subsidiary) or assets of Holding or any of its Restricted Subsidiaries.

     "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

     "Permitted Business" means any business in which Holding and its respective Restricted Subsidiaries are engaged on the date of the Indenture or any business reasonably related, incidental or ancillary thereto.

     "Permitted Investments" means (a) any Investment in Holding or in a Restricted Subsidiary of Holding that is engaged in a Permitted Business; (b) any Investment in Cash Equivalents; (c) any Investment by Holding or any Restricted Subsidiary of Holding in a Person, if as a result of such Investment
(i) such Person becomes a Restricted Subsidiary of Holding that is engaged in a Permitted Business or (ii) such Person is merged, consolidated or amalgamated with or into, or transfers or conveys substantially all of its assets to, or is liquidated into, Holding or a Restricted Subsidiary of Holding that is engaged in a Permitted Business; (d) any Restricted Investment made as a result of the receipt of non-cash consideration from an Asset Sale that was made pursuant to and in compliance with the covenant described above under the caption "--Repurchase at the Option of Holders--Asset Sales"; (e) any acquisition of assets solely in exchange for the issuance of Equity Interests (other than Disqualified Stock) of Holding; and (f) other Investments made after the date of the Indenture in any Person having an aggregate fair market value (measured on the date each such Investment was made and without giving effect to subsequent changes in value), when taken together with all other Investments made pursuant to this clause (f) that are at the time outstanding, not to exceed $10.0 million.

     "Permitted Liens" means (i) Liens securing Indebtedness under the Credit Agreement that was permitted by the terms of the Indenture to be incurred or other Indebtedness allowed to be incurred under clause (i) of the covenant described above under the caption "--Incurrence of Indebtedness and Issuance of Preferred Stock"; (ii) Liens in favor of Holding; (iii) Liens on property of a Person existing at the time such Person is merged into or consolidated with Holding or any Restricted Subsidiary of Holding, provided that such Liens were not incurred in contemplation of such merger or consolidation and do not extend to any assets other than those of the Person merged into or consolidated with Holding or any Restricted Subsidiary; (iv) Liens on property existing at the time of acquisition thereof by Holding or any Restricted Subsidiary of Holding, provided that such Liens were in existence prior to the contemplation of such acquisition; (v) Liens to secure the performance of statutory obligations, surety or appeal bonds, performance bonds or other obligations of a like nature incurred in the ordinary course of business; (vi) Liens existing on the date of the Indenture; (vii) Liens for taxes, assessments or governmental charges or claims that are not yet delinquent or that are being contested in good faith by appropriate proceedings promptly instituted and diligently concluded, provided that any reserve or other appropriate provision as shall be required in conformity with GAAP shall have been made therefor; (viii) Liens to secure Indebtedness (including Capital Lease Obligations) permitted by clause (iv) of the second paragraph of the covenant entitled "Incurrence of Indebtedness and Issuance of Preferred Stock"; (ix) Liens securing Permitted Refinancing Indebtedness where the Liens securing the Permitted Refinancing Indebtedness were permitted under the Indenture; (x) Liens incurred in the ordinary course of business of Holding or any Restricted Subsidiary of Holding with respect to obligations that do not exceed $5.0 million at any one time outstanding and that (a) are not incurred in connection with the borrowing of money or the obtaining of advances or credit (other than trade credit in the ordinary course of business) and (b) do not in the aggregate materially detract from the value of the property or materially impair the use thereof in the operation of business by Holding or such Restricted Subsidiary; and (xi) Liens on assets of Unrestricted Subsidiaries that secure Non-Recourse Debt of Unrestricted Subsidiaries.

     "Permitted Refinancing Indebtedness" means any Indebtedness of Holding or any of its Restricted Subsidiaries issued in exchange for, or the net proceeds of which are used to extend, refinance, renew, replace, defease or refund other Indebtedness of Holding or any of its Restricted Subsidiaries; provided that:
(i) the principal amount (or accreted value, if applicable) of such Permitted Refinancing Indebtedness does not exceed the principal amount of (or accreted value, if applicable), plus accrued interest on, the Indebtedness so extended, refinanced, renewed, replaced, defeased or refunded (plus the amount of reasonable expenses incurred in connection therewith); (ii) such Permitted Refinancing Indebtedness has a final maturity date no earlier than the final maturity date of, and has a Weighted Average Life to Maturity equal to or greater than the Weighted Average Life to Maturity of, the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded; and (iii) if the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded is subordinated in right of payment to the Debentures, such Permitted Refinancing Indebtedness has a final maturity date later than the final maturity date of, and is subordinated in right of payment to, the Debentures on terms at least as favorable to the Holders of Debentures as those contained in the documentation governing the Indebtedness being extended, refinanced, renewed, replaced, defeased or refunded.

     "Principals" means Roger L. Barnett, DLJ Merchant Banking Partners II, L.P., DLJ Merchant Banking Partners II-A, L.P., DLJ Offshore Partners II, L.P., DLJ Offshore Partners II, C.V., DLJ Diversified Partners, L.P., DLJ Diversified Partners-A, L.P., DLJMB Funding II, Inc., DLJ Millennium Partners, L.P., DLJ Millennium Partners-A, L.P., DLJ EAB Partners, L.P., UK Investment Plan 1997 Partners and DLJ First ESC L.P.

     "Public Equity Offering" means a public offering of Equity Interests (other than Disqualified Stock) of (i) Holding or (ii) Acquisition Corp. to the extent the net proceeds thereof are contributed to Holding as a capital contribution, that, in each case, results in net proceeds to Holding of at least $25.0 million.

     "Related Party" with respect to any Principal means (A) any controlling stockholder or partner, 80% (or more) owned Subsidiary, or spouse or immediate family member (in the case of an individual) of such Principal or (B) any trust, corporation, partnership or other entity, the beneficiaries, stockholders, partners, owners or Persons beneficially holding (directly or through one or more Subsidiaries) a 51% or more controlling interest of which consist of the Principals and/or such other Persons referred to in the immediately preceding clause (A).

     "Restricted Investment" means an Investment other than a Permitted Investment.

     "Restricted Subsidiary" of a Person means any Subsidiary of the referent Person that is not an Unrestricted Subsidiary.

     "Rule 144A" means Rule 144A promulgated under the Securities Act.

     "Significant Subsidiary" means any Subsidiary that would be a "significant subsidiary" as defined in Article 1, Rule 1-02 of Regulation S-X, promulgated pursuant to the Act, as such Regulation is in effect on the date hereof.

     "Stated Maturity" means, with respect to any installment of interest or principal on any series of Indebtedness, the date on which such payment of interest or principal was scheduled to be paid in the original documentation governing such Indebtedness, and shall not include any contingent obligations to repay, redeem or repurchase any such interest or principal prior to the date originally scheduled for the payment thereof.

     "Subsidiary" means, with respect to any Person, (i) any corporation, association or other business entity of which more than 50% of the total voting power of shares of Capital Stock entitled (without regard to the occurrence of any contingency) to vote in the election of directors, managers or trustees thereof is at the time owned or controlled, directly or indirectly, by such Person or one or more of the other Subsidiaries of that Person (or a combination thereof) and (ii) any partnership or limited liability company (a) the sole general partner or the managing general partner or managing member of which is such Person or a Subsidiary of such Person or (b) the only general partners of which are such Person or of one or more Subsidiaries of such Person (or any combination thereof).

     "Unrestricted Subsidiary" means any Subsidiary that is designated by the Board of Directors as an Unrestricted Subsidiary pursuant to a Board Resolution; but only to the extent that such Subsidiary: (a) has no Indebtedness other than Non-Recourse Debt; (b) is not party to any agreement, contract, arrangement or understanding with Holding or any Restricted Subsidiary of Holding unless the terms of any such agreement, contract, arrangement or understanding are no less favorable to Holding or such Restricted Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Holding; (c) is a Person with respect to which neither Holding nor any of its Restricted Subsidiaries has any direct or indirect obligation (x) to subscribe for additional Equity Interests or (y) to maintain or preserve such Person's financial condition or to cause such Person to achieve any specified levels of operating results; and (d) has not guaranteed or otherwise directly or indirectly provided credit support for any Indebtedness of Holding or any of its Restricted Subsidiaries. Any such designation by the Board of Directors shall be evidenced to the Trustee by filing with the Trustee a certified copy of the Board Resolution giving effect to such designation and an Officers' Certificate certifying that such designation complied with the foregoing conditions and was permitted by the covenant described above under the caption "Certain Covenants--Restricted Payments." If, at any time, any Unrestricted Subsidiary would fail to meet the foregoing requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of the Indenture and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Restricted Subsidiary of Holding as of such date (and, if such Indebtedness is not permitted to be incurred as of such date under the covenant described under the caption "Incurrence of Indebtedness and Issuance of Preferred Stock," Holding shall be in default of such covenant). The Board of Directors of Holding may at any time designate any Unrestricted Subsidiary to be a Restricted Subsidiary; provided that such designation shall be deemed to be an incurrence of Indebtedness by a Restricted Subsidiary of Holding of any outstanding Indebtedness of such Unrestricted

Subsidiary and such designation shall be permitted only if (i) such Indebtedness is permitted under the covenant described under the caption "Certain Covenants--Incurrence of Indebtedness and Issuance of Preferred Stock," and (ii) no Default or Event of Default would be in existence following such designation.


     "Voting Stock" of any Person as of any date means the Capital Stock of such Person that is at the time entitled to vote in the election of the Board of Directors of such Person.


     "Weighted Average Life to Maturity" means, when applied to any Indebtedness at any date, the number of years obtained by dividing (i) the sum of the products obtained by multiplying (a) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof, by (b) the number of years (calculated to the nearest one- twelfth) that will elapse between such date and the making of such payment, by (ii) the then outstanding principal amount of such Indebtedness.


     "Wholly Owned Subsidiary" of any Person means a Subsidiary of such Person all of the outstanding Capital Stock or other ownership interests of which (other than directors' qualifying shares) shall at the time be owned by such Person or by one or more Wholly Owned Subsidiaries of such Person and one or more Wholly Owned Subsidiaries of such Person.

                     U.S. FEDERAL INCOME TAX CONSIDERATIONS

     Subject to the following qualifications set forth below, in the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., tax counsel to Holding, the following accurately sets forth the anticipated material U.S. federal income tax consequences applicable to the exchange of Old Debentures for New Debentures and the ownership and disposition of New Debentures by Holders who acquire the New Debentures pursuant to the Exchange Offer. The discussion does not address the federal income tax consequences of ownership of Debentures not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt investors, real estate investment trusts, regulated investment companies, banks, thrifts, insurance companies or other financial institutions, persons that hold the Debentures as a position in a "straddle", or as part of a "synthetic security" or "hedge", "conversion transaction" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or investors in pass-through entities. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or, except to the limited extent discussed under "Non-U.S. Holders," the applicability of U.S. federal estate and gift taxation.

     This discussion is based upon the Code, existing and proposed regulations thereunder ("Treasury Regulations"), and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     EACH PERSON CONSIDERING AN INVESTMENT IN THE DEBENTURES IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF DEBENTURES OF HOLDING AS WELL AS THE EXCHANGE OF DEBENTURES FOR NEW DEBENTURES PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.



EXCHANGE

     The exchange of Old Debentures for New Debentures pursuant to the Exchange Offer will not be treated as an exchange or other tax event for U.S. federal income tax purposes because the New Debentures will not be considered to differ materially in kind or extent from the Old Debentures. A Holder should have the same adjusted basis and holding period in the New Debentures immediately after the Exchange Offer as it had in the Old Debentures immediately before the Exchange Offer.


U.S. HOLDERS

     The following discussion is limited to the federal income tax consequences relevant to a Holder that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to federal income tax regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions (a "U.S. Holder"). Certain federal income tax consequences relevant to a Holder other than a U.S. Holder are discussed separately below.

     In addition, this discussion is generally limited to the tax consequences to initial Holders that purchased the Debentures at the "issue price." For this purpose, the "issue price" of a Debenture is the first price at which a substantial part of the Debentures are sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).


ORIGINAL ISSUE DISCOUNT


     The Debentures have been issued with original issue discount ("OID") for U.S. federal income tax purposes. Accordingly, each U.S. Holder of a Debenture generally will be required to include OID in gross income as it accrues on a yield-to-maturity basis over the term of the Debentures in advance of the receipt of any cash payment attributable to such income (regardless of whether the U.S. Holder is a cash or accrual basis taxpayer). The amount of OID with respect to a Debenture will be the excess of the stated redemption price at maturity of such Debenture over its issue price. The stated redemption price at maturity of a Debenture generally will include all payments required to be made on the Debenture, whether denominated a principal or interest. The issue price of a Debenture will be the first price at which a substantial amount of the Debentures is sold for money (other than sales to bond houses, brokers, similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

     A U.S. Holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period generally is equal to the product of the adjusted issue price of the Debentures at the beginning of the accrual period (the issue price of the Debentures determined as described above, generally increased by all prior accruals of OID and decreased by the amount of any payments made on the Debentures) and the Debentures' yield to maturity (the discount rate, which, when applied to all payments under the Debentures, results in a present value equal to the issue price of the Debentures). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period.

     Holding will furnish annually to the Internal Revenue Service (the "Service") and to U.S. Holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the Debentures were held by the U.S. Holders. U.S. Holders may be required to include different amounts of OID in gross income based on their individual circumstances, such as the acquisition of a Debenture for an amount in excess of its adjusted issue price.

     Holding does not intend to treat the possibility of an optional redemption or repurchase of the Debentures as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of a Debenture. U.S. Holders may wish to consider that United States Treasury Regulations regarding the treatment of certain contingencies were recently issued and may wish to consult their tax advisors in this regard.



APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     The Debentures are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, because the yield to maturity of such Debentures exceeds by more than five percentage points the "applicable federal rate" ("AFR") in effect at the time such Debentures were issued. Under the rules applicable to AHYDOs, the interest expense deduction to Holding otherwise attributable to a portion of the OID that accrues on the Debentures will be permanently disallowed (the "non-deductible portion"). Such non-deductible portion of the OID will be an amount that bears the same ratio to such OID as
(i) the excess of the yield to maturity of the Debentures over the AFR plus six percentage points bears to (ii) the yield to maturity of the Debentures. To the extent the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to Holding's stock, it will be treated as a dividend to Holders of the Debentures for purposes of the rules relating to the dividends-received deduction for corporate Holders. Any remaining OID on the Debentures (the "deductible portion") will not be deductible by Holding until such OID is actually paid.


TAX BASIS

     A U.S. Holder's adjusted tax basis in a Debenture at a given date generally will be equal to the purchase price paid by such U.S. Holder for such Debenture, increased by the amount of OID previously included in income with respect to the Debentures and decreased by all prior payments received on the Debentures.

SALE OR REDEMPTION OF DEBENTURES

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Holding) or other disposition of a Debenture will be a taxable event for federal income tax purposes ("Taxable Disposition"). In such event, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any other property received upon the Taxable Disposition and
(ii) the U.S. Holder's adjusted tax basis therein. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Debenture was held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition. The deductibility of capital losses is subject to certain limitations.


BACKUP WITHHOLDING

     A U.S. Holder of Debentures may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments" including interest payments and, under certain circumstances, principal payments on the Debentures. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such Holder is not subject to backup withholding. A U.S. Holder who does not provide Holding with its correct TIN also may be subject to penalties imposed by the Service. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

     Holding will report to the U.S. Holders of Debentures and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments. U.S. Holders are advised to consult their tax advisors regarding the applicability of the aforementioned backup withholding rules to the U.S. Holder's particular situation.


NON-U.S. HOLDERS

     The following discussion is limited to the federal income tax consequences relevant to a Holder of a Debenture that is not a U.S. Holder, as defined above (a "Non-U.S. Holder").

     For purposes of withholding tax on interest discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. For purposes of the following discussion, interest (including OID) from the Debentures, as well as gain on the sale, exchange or other disposition of Debentures, will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or, (ii) in the case of a Non-U.S. Holder that is a resident of a nation with which the United States has entered into an income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.


INTEREST

     Generally, any interest (including OID) paid to a Non-U.S. Holder that is not U.S. trade or business income will not be subject to federal income tax if the interest qualifies as "portfolio interest". Interest on the Debentures will generally qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of Holding and is not a "controlled foreign corporation" with respect to which Holding is a "related person" within the meaning of the Code, and (ii) the beneficial owner (a) under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (b) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

     The gross amount of payments of interest to a Non-U.S. Holder that neither qualify for the portfolio interest exception nor are U.S. trade or business income will be subject to federal income tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the "branch profits tax" (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a rate of 30%. The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under final Treasury Regulations that will be effective for payments after December 31, 1999, subject to certain transition rules (the "Final Regulations"), the Forms 1001 and 4224 may be replaced by Form W-8. Also, under the Final Regulations, a Non-U.S. Holder who is claiming the benefit of a treaty in certain circumstances may be required to obtain a federal TIN and to provide certain documentary evidence issued by the appropriate foreign governmental authority to prove residence in the foreign country. Certain special procedures are provided in the Final Regulations for payments through qualified intermediaries. Prospective purchasers are urged to consult their tax advisors regarding the Final Regulations.


SALE, EXCHANGE OR REDEMPTION OF DEBENTURES

     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of a Debenture generally will not be subject to federal income tax, provided that (i) such gain is not U.S. trade or business income; (ii) the Non-U.S. Holder is not an individual who holds the Debenture as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and who meets certain other requirements; and
(iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of federal tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).


FEDERAL ESTATE TAX

     Debentures held (or treated as held) by an individual who is not a citizen or resident of the United States (for federal estate tax purposes) at the time of his or her death will not be subject to the federal estate tax, provided that (i) the individual does not actually or constructively own 10% or more of the total voting power of all voting stock of Holding and (ii) income on the Debentures was not U.S. trade or business income.


INFORMATION REPORTING AND BACKUP WITHHOLDING

     Holding must report annually to the Service and to each Non-U.S. Holder any interest that is subject to withholding, exempt from federal withholding tax pursuant to a tax treaty, or exempt from federal income tax under the portfolio interest exception. Copies of such information returns may also be made available under the provisions of a specific treaty or agreement to the tax authorities of the country in which the Non-U.S. Holder resides.

     The Treasury Regulations provide that backup withholding and information reporting will not apply to payments of principal on the Debentures by Holding to a Non-U.S. Holder, if the Holder certifies, under penalties of perjury, as to its non-U.S. status or otherwise establishes an exemption (provided that neither Holding nor its paying agent has actual knowledge that the Holder is a U.S. person or that the conditions of any other exemption are not, in fact, satisfied).

     The payment of the proceeds from the disposition of Debentures to or through the U.S. office of any U.S. or foreign broker will be subject to information reporting and possible backup withholding unless the owner certifies, under penalties of perjury, as to its non-U.S. status or otherwise establishes an exemption

(provided that the broker does not have actual knowledge that the Holder is a U.S. person or that the conditions of any other exemptions are not, in fact, satisfied). The payment of the proceeds from the disposition of a Debenture to or through a non-U.S. office of a non-U.S. broker will not be subject to information reporting or backup withholding unless the non-U.S. broker has certain types of relationships with the United States (a "U.S. related person").


     In the case of the payment of proceeds from the disposition of the Debentures to or through a non-U.S. office of a broker that is either a U.S. person or a U.S. related person, the Treasury Regulations require information reporting (but not backup withholding) on the payments unless the broker has documentary evidence in its files that the owner is a Non-U.S. Holder and the broker has no knowledge to the contrary.


     Any amounts withheld under the backup withholding rules from a payment to a Non-U.S. Holder will be allowed as a refund or credit against such Non-U.S. Holder's federal income tax liability, provided that the requisite procedures are followed.



     In general, the Final Regulations discussed above do not significantly alter the substantive withholding and information reporting requirements but rather unify current certification procedures and forms and clarify reliance standards. Non-U.S. Holders should consult their own tax advisors with respect to the impact, if any, of the Final Regulations.

                             PLAN OF DISTRIBUTION


     Subject to the terms and conditions set forth in the Purchase Agreement dated June 22, 1998, Holding sold the Old Debentures to the Initial Purchaser. The Initial Purchaser received a 2.1% discount and commissions totalling $1,038,480 in connection with the Offering.



     The Initial Purchaser received customary advisory fees and was reimbursed for its expenses in connection with advice rendered regarding the Acquisition. In addition, Holding has retained the Initial Purchaser as its financial advisor until December 31, 2002. An affiliate of the Initial Purchaser provided the Bridge Financing for the Acquisition for which it was paid customary fees and reimbursed its expenses. A portion of the proceeds from the Offering was used to repay the Bridge Notes. Other affiliates of the Initial Purchaser own significant amounts of Acquisition Corp. Common Stock. See "Use of Proceeds," "Security Ownership of Certain Beneficial Owners and Management" and "Certain Relationships and Related Transactions--Transactions with DLJMBII and their Affiliates."



     Each broker-dealer that receives New Debentures for its own account pursuant to the Exchange Offer must acknowledge that it will deliver a prospectus in connection with any resale of such New Debentures. This Prospectus, as it may be amended or supplemented from time to time, may be used by a broker-dealer in connection with resales of New Debentures received in exchange for Old Debentures where such Old Debentures were acquired as a result of market-making activities or other trading activities. Holding has agreed that it will make this Prospectus, as amended or supplemented, available to any broker-dealer for use in connection with any such resale for a period until 180 days after the Exchange Offer Registration Statement has been declared effective, or such shorter period as will terminate when all Old Debentures acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Debentures and resold by such broker-dealers.


     Holding will not receive any proceeds from any sale of New Debentures by broker-dealers. New Debentures received by broker-dealers for their own account pursuant to the Exchange Offer may be sold from time to time in one or more transactions in the over-the-counter market, in negotiated transactions, through the writing of options on the New Debentures or a combination of such methods of resale, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or negotiated prices. Any such resale may be made directly to purchasers or to or through brokers or dealers who may receive compensation in the form of commissions or concessions from any such broker-dealer and/or the purchasers of any such New Debentures. Any broker-dealer that resells New Debentures that were received by it for its own account pursuant to the Exchange Offer and any broker or dealer that participates in a distribution of such New Debentures may be deemed to be an "underwriter" within the meaning of the Securities Act and any profit on any such resale of New Debentures and any commissions or concessions received by any such persons may be deemed to be underwriting compensation under the Securities Act. The Letter of Transmittal states that by acknowledging that it will deliver and by delivering a prospectus, a broker-dealer will not be deemed to admit that it is an "underwriter" within the meaning of the Securities Act.


     For a period until 180 days after the Exchange Offer Registration Statement has been declared effective, or such shorter period as will terminate when all Old Debentures acquired by broker-dealers for their own accounts as a result of market-making activities or other trading activities have been exchanged for New Debentures and resold by such broker-dealers, Holding will promptly send additional copies of this Prospectus and any amendment or supplement to this Prospectus to any broker-dealer that requests such documents in the Letter of Transmittal. Holding has agreed to pay all expenses incident to the Exchange Offer, other than commissions or concessions of any brokers or dealers and the fees of any counsel or other advisors or experts retained by the Holders of the Debentures, except as expressly set forth in the Registration Rights Agreement and will indemnify the Holders of the Debentures (including any broker-dealers) against certain liabilities, including liabilities under the Securities Act.

                               NOTICE TO HOLDERS


     The New Debentures may not be sold or transferred to, and each Holder of Old Debentures, by its exchange of Old Debentures for New Debentures shall be deemed to have represented and covenanted that it is not acquiring the New Debentures for or on behalf of, and will not transfer the New Debentures to, any pension or welfare plan (as defined in Section 3 of the Employee Retirement Income Security Act of 1974; "ERISA") except that such a purchase for or on behalf of a pension or welfare plan shall be permitted:


     (1) to the extent such purchase is made by or on behalf of a bank collective investment fund maintained by the Holder in which no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total assets in such collective investment fund and the conditions of Section III of Prohibited Transaction Class Exemption 91-38 issued by the Department of Labor are satisfied;


     (2) to the extent such purchase is made by or on behalf of an insurance company pooled separate account maintained by the Holder in which, at any time while the New Debentures are outstanding, no plan (together with any other plans maintained by the same employer or employee organization) has an interest in excess of 10% of the total of all assets in such pooled separate account and the conditions of Section III of Prohibited Transaction Class Exemption 90-1 issued by the Department of Labor are satisfied;


     (3) to the extent such purchase is made on behalf of a plan by (i) an investment advisor registered under the Investment Advisers Act of 1940 that had as of the last day of its most recent fiscal year total assets under its management and control in excess of $50,000,000 and had stockholders' or partners' equity in excess of $750,000, as shown in its most recent balance sheet prepared in accordance with generally accepted accounting principles, or (ii) a bank as defined in Section 202(a)(2) of the Investment Advisers Act of 1940 with equity capital in excess of $1,000,000 as of the last day of its most recent fiscal year, or (iii) an insurance company which is qualified under the laws of more than one state to manage, acquire or dispose of any assets of a plan, which insurance company has as of the last day of its most recent fiscal year, net worth in excess of $1,000,000 and which is subject to supervision and examination by state authority having supervision over insurance companies and, in any case, such investment adviser, bank or insurance company is otherwise a qualified professional asset manager, as such term is used in Prohibited Transaction Class Exemption 84-14 issued by the Department of Labor, and the assets of such plan when combined with the assets of other plans established or maintained by the same employer (or affiliate thereof) or employee organization and managed by such investment advisor, bank or insurance company, do not represent more than 20% of the total client assets managed by such investment advisor, bank or insurance company, and the conditions of Section I of such exemption are otherwise satisfied;


     (4) to the extent such purchase is made with funds from an insurance company general account, the conditions of Sections I and IV of Prohibited Transactions Class Exemption 95-60 issued by the Department of Labor are satisfied;


     (5) to the extent such plan is a governmental plan (as defined in Section 3 of ERISA) which is not subject to the provisions of Title I of ERISA of
   Section 401 of the Internal Revenue Code; or


     (6) to the extent such purchase is on behalf of a plan by an in-house asset manager and the conditions of Part I of Prohibited Transactions Class Exemptions 96-23 issued by the Department of Labor are satisfied.


                                 LEGAL MATTERS


     Certain legal matters with respect to the validity of the New Debentures will be passed upon for Holding by Akin, Gump, Strauss, Hauer & Feld, L.L.P., New York, New York.

                                    EXPERTS



     The consolidated financial statements of AKI Holding Corp. and Subsidiaries as of June 30, 1997 and 1998 and for each of the two years in the period ended June 30, 1998, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998 included in this Prospectus have been so included in reliance on the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in auditing and accounting.


     As of March 23, 1998, the Company dismissed Coopers & Lybrand L.L.P. (the "Former Independent Accountants") and appointed Price Waterhouse LLP ("Price Waterhouse") as the Company's independent accountants retained to audit the Company's financial statements. The dismissal of the Former lndependent Accountants was approved by the Company's Board of Directors. As of July 1, 1998, Price Waterhouse LLP and Coopers & Lybrand L.L.P. merged their practices into PricewaterhouseCoopers LLP ("PwC"). As a result, PwC is the Company's current independent accountants.


     The Former Independent Accountant's reports on the Company's financial statements for the past two fiscal years did not contain any adverse opinion or disclaimer of opinion and were not qualified or modified as to uncertainty, audit scope or accounting principles.


     After the consummation of the Acquisition, a review of the Company's accounting practices was undertaken by Price Waterhouse at the request of Acquisition Corp. Price Waterhouse was engaged by Acquisition Corp. to undertake such review subsequent to the Acquisition. In connection with such review, Price Waterhouse informed Acquisition Corp. that certain equipment leases of the Company historically accounted for as operating leases should have been accounted for as capital leases in accordance with GAAP. The Former Independent Accountants, after receiving authorization from the Company, consulted with officers of Acquisition Corp. and Price Waterhouse. The Former Independent Accountants advised Acquisition Corp. that they did not believe that the Company's financial statements should be restated for this issue. Following such disagreement, the Company decided to dismiss the Former Independent Accountants.


     Other than the matter discussed above, in connection with its audits for the two fiscal years ended June 30, 1997 and through March 23, 1998, there have been no disagreements with the Former Independent Accountants on any matter of accounting principles or practices, financial statement disclosure, or auditing scope or procedure, which disagreements if not resolved to the satisfaction of the Former Independent Accountants, would have caused them to make reference thereto in their report on the financial statements for such years.


     Subsequent to the dismissal of the Former Independent Accountants, PwC audited the Company's financial statements presented in this Prospectus as referenced in their report set forth herein. Such financial statements account for the subject equipment leases as capital leases.

              INDEX TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED
                            STATEMENT OF OPERATIONS






                                                                                        PAGE
                                                                                        -----
Introduction to Unaudited Pro Forma Condensed Consolidated Statement of Operations ..   P-2
Unaudited Pro Forma Condensed Consolidated Statement of Operations for the Year Ended
 June 30, 1998 ......................................................................   P-4
Notes to Unaudited Pro Forma Condensed Consolidated Statement of Operations .........   P-5

                      AKI HOLDING CORP. AND SUBSIDIARIES

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
                     CONSOLIDATED STATEMENT OF OPERATIONS

                             (dollars in thousands)

     DLJ Merchant Banking Partners II, L.P. and certain related investors (collectively, "DLJMBII") and certain members of Arcade Holding Corporation (the "Predecessor") organized ACH I Acquisition Corp. ("Acquisition Corp.") and AHC I Merger Corp. ("Merger Corp."), for purposes of acquiring the Predecessor. Merger Corp. was capitalized by an equity contribution from Acquisition Corp. and the issuance of senior increasing rate notes (the "Bridge Loans"). On December 15, 1997, Merger Corp. acquired all of the equity interests of the Predecessor (the "Acquisition"), merged with and into the Predecessor and the combined entity assumed the name AKI, Inc. Subsequent to the Acquisition, Acquisition Corp. contributed all of its equity interest in AKI, Inc. to AKI Holding Corp. ("Holding" or the "Company").

     On June 22, 1998, the Company acquired the fragrance sampling business, including certain fixed assets totaling $143, of the Industrial and Consumer Products division of the Minnesota Mining and Manufacturing Company ("3M") for approximately $7,250 in cash and the assumption of certain liabilities totaling $182 (the "3M Acquisition").

     The following unaudited pro forma condensed consolidated statement of operations of the Company is based upon the combined historical consolidated statement of operations of the Predecessor for the period from July 1, 1997 through December 15, 1997 and the Company for the period from December 16, 1997 through June 30, 1998 as adjusted to give effect to the Acquisition, the 3M Acquisition and the issuance by the Company of the Senior Discount Debentures, together with the concurrent issuance by AKI, Inc. of Senior Notes and the application of the net proceeds therefrom to repay the Bridge Loans and certain other indebtedness (collectively, the "Refinancing"), as if each event had occurred as of the beginning of the period presented. The historical balance sheet of the Company as of June 30, 1998 includes the effects of the Acquisition, the 3M Acquisition and the Refinancing as such events occurred prior to June 30, 1998.

     Pro forma adjustments are described in the accompanying notes and are applied to the combined historical consolidated statements of operations of the Predecessor for the period from July 1, 1997 through December 15, 1997 and the Company for the period from December 16, 1997 through June 30, 1998 to account for the Acquisition and the 3M Acquisition under the purchase method of accounting and the Refinancing. In accordance with the consensus reached by the Emerging Issues Task Force of the Financial Accounting Standards Board in Issue 88-16, "Basis in Leveraged Buyout Transactions," the purchase price allocation required an adjustment for the continuing interest attributable to management's ownership interest in Predecessor carried over in connection with the Acquisition. As a result, a reduction in stockholder's equity was recorded which represents the difference between the fair value of the Company's assets and the related book value attributable to the interest of the continuing shareholders' investment in the Predecessor. The remaining purchase price has been allocated to assets and liabilities based upon estimates of their respective fair value as determined by management and a third-party appraisal with respect to property, plant and equipment. For the 3M Acquisition, the purchase price has been allocated to assets purchased and liabilities assumed based upon estimates of their respective fair value as determined by management.

     The Company has preliminarily analyzed the savings it expects to realize from reductions in management fees, total depreciation expense, salaries, benefits, material costs and other operating expenses as a result of the Acquisition. To the extent that the Company has agreed prospectively to reductions in management fees (which represent the difference between the Predecessor's management fees and the new financial advisory fees to which the Company is contractually obligated through the Acquisition agreement) and has quantified the expected reduction in total depreciation expense (useful lives of certain property, plant and equipment were extended based upon the third-party appraisal), these reductions have been reflected in the unaudited pro forma condensed consolidated statements of operations. Other potential cost savings have not been included in the unaudited pro forma condensed consolidated statements of operations.

                      AKI HOLDING CORP. AND SUBSIDIARIES

                 INTRODUCTION TO UNAUDITED PRO FORMA CONDENSED
              CONSOLIDATED STATEMENT OF OPERATIONS -- (CONTINUED)

                             (dollars in thousands)


     As noted above, the Company has acquired the fragrance sampling business of 3M. 3M's fragrance sampling business was predominantly a sales and distribution business as it outsourced the production of the majority of the products it sold. The Company did not assume such outsourcing arrangements and relocated such operations to its Chattanooga facilities as the Company has excess manufacturing capacity at such facilities. In addition, except for several sales and technical employees, the Company did not extend employment to any employees from 3M; the Company's management has determined that additional personnel will be required at its Chattanooga facilities in the selling and technical functions in order to serve the incremental sales volume. As described in the notes to the unaudited pro forma condensed consolidated statements of operations, the Company has adjusted the historical operating results of this business to reflect the cost of producing and selling such products by the Company. The adjustments to 3M's historical results are based on the Company's historical production and selling, general and administrative cost structure, modified as described to account for the sales volume attributable to the 3M Acquisition.

     The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The unaudited pro forma condensed consolidated statement of operations does not purport to represent what the Company's results of operations would have actually been if the Acquisition, the 3M Acquisition or the Refinancing had occurred on the date indicated and are not necessarily representative of the Company's results of operations for any future period. The unaudited pro forma condensed consolidated statements of operations should be read in conjunction with the Consolidated Financial Statements and the notes thereto, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the other financial information appearing elsewhere in this Registration Statement.

                      AKI HOLDING CORP. AND SUBSIDIARIES

      UNAUDITED PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS
                       FOR THE YEAR ENDED JUNE 30, 1998
                            (DOLLARS IN THOUSANDS)






                                                                      PRO FORMA
                                                     ACQUISITION         FOR
                                       HOLDING       ADJUSTMENTS     ACQUISITION
                                    ------------- ----------------- -------------
Net sales .........................  $   71,252     $       --        $  71,252
Cost of goods sold ................      47,327           (437)(a)       46,890
                                     ----------     ----------        ---------
  Gross profit ....................      23,925            437           24,362
Selling, general and
 administrative expenses ..........      11,313             32 (a)       11,345
Amortization of goodwill ..........       2,646          1,202 (b)        3,848
                                     ----------     ----------        ---------
   Income (loss) from
    operations ....................       9,966           (797)           9,169
Other expenses (income):
 Interest expense, net ............      13,973          3,558 (c)       17,531
 Management fees to
   stockholders and affiliate .....         340            (90) (d)         250
 Other, net .......................         (36)            --              (36)
                                     ----------     ----------        ---------
   Income (loss) before
    income taxes ..................      (4,311)        (4,265)          (8,576)
Income tax expense (benefit) ......        (611)        (1,156)(e)       (1,767)
                                     ----------     ----------        ---------
   Net income (loss) ..............  $   (3,700)    $   (3,109)       $  (6,809)
                                     ==========     ==========        =========
Statement of Cash Flow Data:

Net cash provided (used) by
 operating activities .............  $   (3,893)    $    3,481        $    (412)
Net cash provided (used) by
 investing activities .............    (142,724)       134,153           (8,571)
Net cash provided (used) by
 financing activities .............     154,637       (143,937)          10,700



                                                          PRO FORMA
                                                             FOR               3M
                                       REFINANCING     ACQUISITION AND     ACQUISITION
                                       ADJUSTMENTS       REFINANCING     ADJUSTMENTS(H)    PRO FORMA
                                    ----------------- ----------------- ---------------- ------------
Net sales .........................    $      --          $  71,252         $ 10,579      $  81,831
Cost of goods sold ................           --             46,890            5,237         52,127
                                       ---------          ---------         --------      ---------
  Gross profit ....................           --             24,362            5,342         29,704
Selling, general and
 administrative expenses ..........           --             11,345            1,005         12,350
Amortization of goodwill ..........           --              3,848              182          4,030
                                       ---------          ---------         --------      ---------
   Income (loss) from
    operations ....................           --              9,169            4,155         13,324
Other expenses (income):
 Interest expense, net ............         (801) (f)        16,730               --         16,730
 Management fees to
   stockholders and affiliate .....           --                250               --            250
 Other, net .......................           --                (36)              --            (36)
                                       ---------          ---------         --------      ---------
   Income (loss) before
    income taxes ..................          801             (7,775)           4,155         (3,620)
Income tax expense (benefit) ......          488 (g)         (1,279)           1,564            285
                                       ---------          ---------         --------      ---------
   Net income (loss) ..............    $     313          $  (6,496)        $  2,591      $  (3,905)
                                       =========          =========         ========      =========
Statement of Cash Flow Data:

Net cash provided (used) by
 operating activities .............    $     749          $     337         $  2,810      $   3,146
Net cash provided (used) by
 investing activities .............           --             (8,571)          (7,250)        (1,321)
Net cash provided (used) by
 financing activities .............      (11,357)              (657)              --           (657)



    See notes to unaudited pro forma consolidated statements of operations.

                      AKI HOLDING CORP. AND SUBSIDIARIES

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED STATEMENT OF OPERATIONS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


ACQUISITION ADJUSTMENTS

     (a) Represents the net reduction in depreciation expense of $405 as a result of the fair values assigned to property, plant and equipment and estimated useful lives which were extended as determined from appraisals commissioned by the Company in connection with the application of purchase accounting associated with the Acquisition.

     (b) Adjusts goodwill amortization to $3,848 based upon goodwill of $153,929 amortized using straight-line method over 40 years.

     (c) Reflects incremental interest expense and amortization of deferred charges of $3,558 on the Bridge Loans issued in connection with the Acquisition as though such issuance had occurred at the beginning of the period.

     (d) Reflects the elimination of management fees and expenses paid to former stockholders, net of financial advisory fees agreed to on a prospective basis through the Acquisition agreement of $90.

     (e) Reflects incremental income tax benefit of $1,156 relating to pro forma consolidated statement of operations' adjustments in (c) and (d) above. Goodwill is not tax deductible.


REFINANCING ADJUSTMENTS

     (f) Reflects incremental reduction in interest expense and amortization of deferred charges of $801 associated with the Refinancing as though such Refinancing had occurred at the beginning of the period.

     (g) Reflects the incremental provision for income taxes of $488 on the incremental reduction in interest expense associated with the Refinancing. This adjustment takes into account the effect of the permanently non-deductible original issue discount interest associated with the Senior Discount Debentures of $186.


3M ACQUISITION ADJUSTMENTS

     (h) Reflects the incremental impact of the Company's acquisition of 3M's fragrance sampling business' historical statements of operations conformed to the periods indicated as well as the adjustments to these historical results for not assuming outsourcing arrangements on a prospective basis and to reflect the costs of producing and selling such products by the Company.






                                                              3M                                     3M
                                                          HISTORICAL         ADJUSTMENTS          ADJUSTED
                                                         ------------   ---------------------   -----------
Net sales ............................................     $ 15,679         $   (5,100)(i)       $ 10,579
Cost of goods sold ...................................       12,037             (6,800)(ii)         5,237
                                                           --------         ----------           --------
 Gross profit ........................................        3,642              1,700              5,342
Selling, general and administrative expenses .........        5,059             (4,054)(iii)        1,005
Amortization of goodwill .............................           --                182 (iv)           182
 Income (loss) before income taxes ...................       (1,417)             5,572              4,155
Income tax expense (benefit) .........................         (510)             2,074 (v)          1,564
                                                           --------         ----------           --------
 Net income (loss) ...................................     $   (907)        $    3,498           $  2,591
                                                           ========         ==========           ========



----------
(i) Reflects the decrease in net sales resulting from the loss of a significant customer prior to the 3M Acquisition.

                      AKI HOLDING CORP. AND SUBSIDIARIES

                    NOTES TO UNAUDITED PRO FORMA CONDENSED
               CONSOLIDATED STATEMENT OF OPERATIONS--(CONTINUED)
                            (DOLLARS IN THOUSANDS)


(ii) Reflects the decrease in production costs of $3,915 resulting from the loss of a significant customer prior to the 3M Acquisition noted in (i) above and reflects the decrease in production costs of $2,885 from the Company not assuming 3M's outsourcing arrangements and consolidating production into the Company's Chattanooga facilities. The decrease in production costs from consolidating production into the Company's Chattanooga facilities takes into account the Company's available manufacturing capacity at such facilities as well as the variable costs (primarily materials and direct labor) of such incremental sales based upon the Company's historical results. Due to the Company's existing capacity, fixed costs (primarily depreciation and overhead) will not be affected by such incremental sales.

(iii) Reflects the net decrease in selling, general and administrative expenses due to the consolidation of these activities into the Company. Subsequent to the consummation of the 3M Acquisition, the Company added several additional sales and technical employees as well as certain additional administrative employees. The salaries, benefits and commissions, if applicable, of these employees have been accounted for in the adjustment. The Company believes that due to the similarity of its existing customers and 3M's fragrance sampling customers, no other additional employees will be required. The adjustment also reflects the elimination of corporate expense allocations that have been discontinued as a result of the transfer of the 3M fragrance sampling business to the Company.

(iv) Represents amortization expense based upon goodwill of $7,289 arising from the 3M Acquisition amortized over 40 years using the straight-line method.

(v) Reflects incremental income tax expense relating to the 3M adjustments in (i) through (iv) above.

                  INDEX TO CONSOLIDATED FINANCIAL STATEMENTS


Report of Independent Accountants .......................................................   F-2
Report of Independent Accountants .......................................................   F-3
Consolidated Balance Sheet at June 30, 1997 and 1998 ....................................   F-4
Consolidated Statements of Operations for the Two Years Ended June 30, 1997 and for the
 period from July 1, 1997 through December 15, 1997 and for the period from December 16,
 1997 through June 30, 1998 .............................................................   F-5
Consolidated Statements of Changes in Stockholder(s) Equity for the Two Years Ended
 June 30, 1997 and for the period from July 1, 1997 through December 15, 1997 and for the
 period from December 16, 1997 through June 30, 1998 ....................................   F-6
Consolidated Statements of Cash Flows for the Two Years Ended June 30, 1997 and for the
 period from July 1, 1997 through December 15, 1997 and for the period from December 16,
 1997 through June 30, 1998 .............................................................   F-7
Notes to Consolidated Financial Statements ..............................................   F-8

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of AKI Holding Corp. and Subsidiaries


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of AKI Holding Corp. and Subsidiaries (a wholly-owned subsidiary of AHC I Acquisition Corp.) at June 30, 1998, and the results of their operations and their cash flows for the period from December 16, 1997 through June 30, 1998 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Nashville, Tennessee
July 31, 1998

                       REPORT OF INDEPENDENT ACCOUNTANTS


To the Board of Directors and Stockholder of AKI Holding Corp. and Subsidiaries


     In our opinion, the accompanying consolidated balance sheet and the related consolidated statements of operations, of changes in stockholders' equity and of cash flows present fairly, in all material respects, the financial position of Arcade Holding Corporation and Subsidiaries at June 30, 1997, and the results of their operations and their cash flows for each of the two years in the period ended June 30, 1997 and the period from July 1, 1997 through December 15, 1997 in conformity with generally accepted accounting principles. These financial statements are the responsibility of management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.


PricewaterhouseCoopers LLP
Nashville, Tennessee
July 31, 1998

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)
                           CONSOLIDATED BALANCE SHEET
                (dollars in thousands, except share information)



                                                                   PREDECESSOR         HOLDING
                                                                 ---------------   --------------
                                                                  JUNE 30, 1997     JUNE 30, 1998
                                                                 ---------------   --------------
ASSETS
CURRENT ASSETS
Cash and cash equivalents ....................................       $   303         $   3,842
Accounts receivable, net .....................................        10,200            13,577
Inventory ....................................................         2,786             2,078
Income tax refund receivable .................................            --             5,155
Prepaid expenses .............................................           221               378
Deferred income taxes ........................................           424               827
                                                                     -------         ---------
   TOTAL CURRENT ASSETS ......................................        13,934            25,857
Property, plant and equipment, net ...........................        18,156            18,936
Goodwill, net ................................................        44,293           159,131
Deferred charges .............................................           555             6,535
Deferred income taxes ........................................            --             3,888
Other assets .................................................           204               200
                                                                     -------         ---------
   TOTAL ASSETS ..............................................       $77,142         $ 214,547
                                                                     =======         =========
LIABILITIES AND STOCKHOLDER(S) EQUITY
CURRENT LIABILITIES
Current portion of loans payable to stockholder ..............       $37,892         $      --
Current portion of capital lease obligation ..................           557               609
Current portion of other notes payable .......................           100             1,330
Revolving line of credit .....................................         4,338                --
Accounts payable, trade ......................................         3,435             4,140
Accrued income taxes .........................................            26               100
Accrued bonuses ..............................................         1,396               650
Accrued expenses .............................................         3,147             3,982
                                                                     -------         ---------
   TOTAL CURRENT LIABILITIES .................................        50,891            10,811
Long-term portion of capital lease obligation ................         2,098             1,489
Senior notes .................................................                         115,000
Senior discount debentures ...................................                          26,020
Other notes payable, net .....................................         1,301                --
Deferred income taxes ........................................         2,949             4,143
                                                                     -------         ---------
                                                                      57,239           157,463
Commitments and contingencies (see Note 14)
Redeemable preferred stock ...................................         8,678
STOCKHOLDER(S) EQUITY
Common stock, $0.01 par, 100,000 shares authorized; 48,000
 shares issued and outstanding at June 30, 1997 ..............             1
Common stock, $0.01 par, 1,000 shares authorized; 1,000 shares
 issued and outstanding at June 30, 1998 .....................                              --
Additional paid-in capital ...................................         4,889            78,364
Stock purchase warrants ......................................         1,923
Retained earnings (deficit) ..................................         4,565            (5,493)
Cumulative translation adjustment ............................          (153)              (57)
Carryover basis adjustment ...................................            --           (15,730)
                                                                     -------         ---------
   TOTAL STOCKHOLDER(S) EQUITY ...............................        11,225            57,084
                                                                     -------         ---------
   TOTAL LIABILITIES AND STOCKHOLDER(S) EQUITY ...............       $77,142         $ 214,547
                                                                     =======         =========

The accompanying notes are an integral part of these consolidated financial statements.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)
                     CONSOLIDATED STATEMENTS OF OPERATIONS
                             (dollars in thousands)



                                                               PREDECESSOR                        HOLDING
                                                 ----------------------------------------   ------------------
                                                                            JULY 1, 1997     DECEMBER 16, 1997
                                                   YEAR ENDED JUNE 30,         THROUGH            THROUGH
                                                 -----------------------    DECEMBER 15,         JUNE 30,
                                                    1996         1997           1997               1998
                                                 ----------   ----------   --------------   ------------------
Net sales ....................................    $73,486      $77,723         $35,186           $ 36,066
Cost of goods sold ...........................     49,862       49,467          22,809             24,518
                                                  -------      -------         -------           --------
   Gross profit ..............................     23,624       28,256          12,377             11,548
Selling, general and administrative
 expenses ....................................     10,655       13,353           5,712              5,601
Amortization of goodwill .....................      1,214        1,214             559              2,087
                                                  -------      -------         -------           --------
   Income from operations ....................     11,755       13,689           6,106              3,860
Other expenses (income):
 Interest expense to stockholder(s) and
   affiliate .................................      6,164        5,196           2,143             10,785
 Interest expense, net .......................        598        1,007             503                542
 Management fees to stockholders and affiliate        470          470             215                125
 Other, net ..................................        244         (101)             11                (47)
                                                  -------      -------         -------           --------
   Income (loss) before income taxes .........      4,279        7,117           3,234             (7,545)
Income tax expense (benefit) .................      2,101        3,135           1,441             (2,052)
                                                  -------      -------         -------           --------
   Net income (loss) .........................    $ 2,178      $ 3,982         $ 1,793           $ (5,493)
                                                  =======      =======         =======           ========

The accompanying notes are an integral part of these consolidated financial statements.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)
          CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDER(S) EQUITY
                (dollars in thousands, except share information)

                                        COMMON STOCK                   STOCK
                                      -----------------   PAID-IN    PURCHASE
                                       SHARES   AMOUNT    CAPITAL    WARRANTS
                                      -------- -------- ----------- ----------
                                                    PREDECESSOR
                                      ----------------------------------------
Balances, June 30, 1995 .............  48,000    $  1    $  4,889     $1,923
 Preferred stock dividend ...........      --      --          --         --
 Cumulative translation
   adjustment .......................      --      --          --         --
 Net income .........................      --      --          --         --
                                       ------    ----    --------     ------
Balances, June 30, 1996 .............  48,000       1       4,889      1,923
 Preferred stock dividend ...........      --      --          --         --
 Cumulative translation
   adjustment .......................      --      --          --         --
 Net income .........................      --      --          --         --
                                       ------    ----    --------     ------
Balances, June 30, 1997 .............  48,000       1       4,889      1,923
 Preferred stock dividend ...........      --      --          --         --
 Cumulative translation
   adjustment .......................      --      --          --         --
 Net income .........................      --      --          --         --
                                       ------    ----    --------     ------
Balances, December 15, 1997 .........  48,000    $  1    $  4,889     $1,923
                                       ======    ====    ========     ======

------------------------------------------------------------------------------
                                                               HOLDING
                                                               ------
Balances, December 16, 1997 .........      --    $ --    $     --     $   --
 Initial capitalization .............   1,000      --      78,364         --
 Carryover basis adjustment .........      --      --          --         --
 Cumulative translation
   adjustment .......................      --      --          --         --
 Net loss ...........................      --      --          --         --
                                       ------    ----    --------     ------
Balances, June 30, 1998 .............   1,000    $ --    $ 78,364     $   --
                                       ======    ====    ========     ======
                                                     CUMULATIVE    CARRYOVER
                                        RETAINED    TRANSLATION      BASIS
                                        EARNINGS     ADJUSTMENT    ADJUSTMENT     TOTAL
                                      ------------ ------------- ------------- -----------
                                                          PREDECESSOR
                                      ----------------------------------------------------
Balances, June 30, 1995 .............   $   (361)     $  120       $      --    $   6,572
 Preferred stock dividend ...........       (618)         --              --         (618)
 Cumulative translation
   adjustment .......................         --        (200)             --         (200)
 Net income .........................      2,178          --              --        2,178
                                        --------      ------       ---------    ---------
Balances, June 30, 1996 .............      1,199         (80)             --        7,932
 Preferred stock dividend ...........       (616)         --              --         (616)
 Cumulative translation
   adjustment .......................         --         (73)             --          (73)
 Net income .........................      3,982          --              --        3,982
                                        --------      ------       ---------    ---------
Balances, June 30, 1997 .............      4,565        (153)             --       11,225
 Preferred stock dividend ...........       (283)         --              --         (283)
 Cumulative translation
   adjustment .......................         --         (19)             --          (19)
 Net income .........................      1,793          --              --        1,793
                                        --------      ------       ---------    ---------
Balances, December 15, 1997 .........   $  6,075      $ (172)      $      --    $  12,716
                                        ========      ======       =========    =========
-------------------------------------------------------------------------------
Balances, December 16, 1997 .........   $     --      $   --       $      --    $      --
 Initial capitalization .............         --          --              --       78,364
 Carryover basis adjustment .........         --          --         (15,730)     (15,730)
 Cumulative translation
   adjustment .......................         --         (57)             --          (57)
 Net loss ...........................     (5,493)         --              --       (5,493)
                                        --------      ------       ---------    ---------
Balances, June 30, 1998 .............   $ (5,493)     $  (57)      $ (15,730)   $  57,084
                                        ========      ======       =========    =========

The accompanying notes are an integral part of these consolidated financial statements.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (dollars in thousands)





                                                                          PREDECESSOR                     HOLDING
                                                             -------------------------------------- ------------------
                                                                                      JULY 1, 1997
                                                               YEAR ENDED JUNE 30,       THROUGH     DECEMBER 16, 1997
                                                             -----------------------  DECEMBER 15,        THROUGH
                                                                 1996        1997         1997         JUNE 30, 1998
                                                             ----------- ----------- -------------- ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net income (loss) .........................................  $  2,178    $  3,982      $  1,793        $   (5,493)
 Adjustment to reconcile net income (loss) to net cash
   provided by operating activities:
   Depreciation and amortization of goodwill and
    other intangibles ......................................     4,422       5,084         2,456             3,954
   Amortization of debt discount ...........................       642         560           233               139
   Amortization of loan closing costs ......................       231         258           101             3,808
   Deferred income taxes ...................................      (483)       (297)         (460)           (2,035)
   Other ...................................................       239        (138)          (18)              (57)
   Changes in operating assets and liabilities:
    Accounts receivable ....................................    (1,268)      2,546         1,153            (4,589)
    Inventory ..............................................      (304)       (550)           69               543
    Prepaid expenses, deferred charges and other
     assets ................................................      (168)       (101)          (62)             (452)
    Income taxes ...........................................        75      (1,163)          699               767
    Accounts payable and accrued expenses ..................      (227)     (1,239)       (1,036)           (5,406)
                                                              --------    --------      --------        ----------
    Net cash provided by (used in) operating
     activities ............................................     5,337       8,942         4,928            (8,821)
                                                              --------    --------      --------        ----------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Purchases of equipment ....................................    (2,051)     (2,462)         (807)             (514)
 Proceeds from sale of equipment ...........................        55          38            --                --
 Refundable deposit on equipment ...........................     1,984          --            --                --
 Payments for acquisitions, net of cash acquired ...........        --          --            --          (141,403)
                                                              --------    --------      --------        ----------
    Net cash used in investing activities ..................       (12)     (2,424)         (807)         (141,917)
                                                              --------    --------      --------        ----------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Payments under capital leases for equipment ...............      (646)     (2,359)         (249)             (308)
 Proceeds on line of credit with stockholder ...............     7,500          --            --                --
 Repayments on line of credit with stockholder .............    (7,500)         --            --                --
 Net proceeds (repayments) on line of credit ...............        --       4,338         2,362            (6,700)
 Proceeds from issuance of senior increasing rate notes,
   net of offering costs ...................................        --          --            --           119,735
 Payments on senior increasing rate notes ..................        --          --            --          (123,500)
 Proceeds from issuance of senior notes, net of offering
   costs ...................................................        --          --            --           110,158
 Proceeds from issuance of senior discount debentures,
   net of offering costs ...................................        --          --            --            24,699
 Proceeds from issuance of common stock ....................        --          --            --            76,001
 Redemption of preferred stock .............................        --          --            --            (8,678)
 Repayment of loans payable to stockholder .................    (6,004)     (7,004)       (1,851)          (36,649)
 Repayment of other notes payable ..........................    (1,627)     (1,200)          (50)              (50)
 Dividends paid on preferred stock .........................      (618)       (616)         (155)             (128)
                                                              --------    --------      --------        ----------
    Net cash provided by (used in) financing activities         (8,895)     (6,841)           57           154,580
                                                              --------    --------      --------        ----------
Net increase (decrease) in cash and cash equivalents .......    (3,570)       (323)        4,178             3,842
Cash and cash equivalents, beginning of period .............     4,196         626           303                --
                                                              --------    --------      --------        ----------
Cash and cash equivalents, end of period ...................  $    626    $    303      $  4,481        $    3,842
                                                              ========    ========      ========        ==========
SUPPLEMENTAL INFORMATION:
 Cash paid during the period for:
   Interest to stockholder(s) ..............................  $  5,573    $  4,559      $  1,146        $   11,503
   Interest, other .........................................       604         917           459               214
   Income taxes ............................................     2,834       4,594         1,222              (784)
SIGNIFICANT NON-CASH ACTIVITIES:
 Assets acquired under capital lease .......................  $  3,555    $     --      $     --        $       --



The accompanying notes are an integral part of these consolidated financial statements.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                (dollars in thousands, except share information)


1. ORGANIZATION, BUSINESS AND ACQUISITION

     On November 4, 1993, Arcade Holding Corporation (the "Predecessor") was organized for the purpose of acquiring all the issued and outstanding capital stock of Arcade, Inc. ("A, Inc.") A, Inc. manufactures and distributes cosmetics sampling products from its Chattanooga, Tennessee facilities, and distributes its products in Europe through its French subsidiary, Arcade Europe S.A.R.L. On June 9, 1995, the Predecessor acquired all of the issued and outstanding stock of Scent Seal Inc. ("Scent Seal") (see Note 11). The acquisition of Scent Seal did not have a material impact on the financial position or results of operations of the Predecessor. These acquisitions were accounted for as purchase transactions whereby the purchase cost was allocated to the fair value of the net assets acquired.

     As more fully described in Note 3, DLJ Merchant Banking Partners II, L.P. and certain related investors (collectively, "DLJMBII") and certain members of the Predecessor organized AHC I Acquisition Corp. ("Acquisition Corp.") and AHC I Merger Corp. ("Merger Corp.") for purposes of acquiring the Predecessor. Merger Corp. was a wholly-owned subsidiary of Acquisition Corp. and was initially capitalized by Acquisition Corp. with an equity contribution of $78,363, comprised of $76,000 of cash (see Note 13) and $2,363 of non-cash consideration in the form of an option to purchase Senior Preferred Stock of Acquisition Corp. (see Note 17). Immediately following this equity contribution, Merger Corp. issued $123,500 of senior increasing rate notes (the "Bridge Loans") to an entity with a partial ownership interest in Acquisition Corp. On December 15, 1997, Merger Corp. acquired all of the equity interests of the Predecessor (the "Acquisition") for a total cost of $197,730, which consisted of $138,634 cash paid for equity interests and related expenses, $2,363 in non-cash consideration in the form of an option to purchase Senior Preferred Stock of Acquisition Corp. (see Note 17) and the assumption of $56,733 in debt, preferred stock and related interest and dividends, including capital lease obligations. Merger Corp. then merged with and into the Predecessor and the combined entity assumed the name AKI, Inc. ("AKI"). The Acquisition was accounted for using the purchase method of accounting. Subsequent to the Acquisition, Acquisition Corp. contributed $1 of cash and all of its ownership interest in AKI to AKI Holding Corp. ("Holding," the "Successor" or the "Company"). Since all companies are under common control and since Holding and Acquisition Corp. have no operations other than those related to AKI, the contribution was accounted for as if it were a pooling of interests. As also discussed in Note 3, the Company acquired the fragrance sampling business of the Industrial and Consumer Products Division of Minnesota Mining and Manufacturing Company ("3M") on June 22, 1998 (the "3M Acquisition") for approximately $7,250 in cash and the assumption of $182 of liabilities.

     Unless otherwise indicated, all references to years refer to the Predecessor's, AKI's and Holding's fiscal year, June 30.


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries. All significant intercompany transactions have been eliminated.

Reclassification

     Certain prior year amounts have been reclassified to conform with the current year presentation.

Cash and Cash Equivalents

     For purposes of the consolidated statements of cash flows, the Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


Concentration of Credit Risk

     The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts; in addition, the Company believes it is not exposed to any significant credit risk on cash and cash equivalents. The Company grants credit terms in the normal course of business to its customers and as part of its ongoing procedures, the Company monitors the credit worthiness of its customers. The Company does not believe that it is subject to any unusual credit risk beyond the normal credit risk attendant in its business.

     A single customer accounted for approximately 12.9% of the Predecessor's net sales in 1996. In 1997, two customers accounted for 12.1% and 11.4% of the Predecessor's net sales, respectively. In the period from July 1, 1997 through December 15, 1997, two customers accounted for 24.2% and 11.1% of the Predecessor's net sales, respectively. In the period from December 16, 1997 through June 30, 1998, one customer accounted for 13.3% of the Company's net sales.

Concentration of Purchasing

     Products accounting for a majority of the Company's net sales utilize specific grades of paper that are produced exclusively for the Company by one domestic supplier. The Company does not have a purchase agreement with the supplier and is not aware of any other suppliers of these specific grades of paper. These products can be manufactured using other grades of paper; however, the Company believes these specific grades of paper provide the Company with an advantage over its competitors. The Company is currently researching methods of replicating the advantages of these specific grades of paper with other less costly grades of paper available from multiple suppliers. Until such methods are developed, a loss of supply of these specific grades of paper and the resulting competitive advantage could cause a possible loss of sales which could adversely affect operating results.

Revenue Recognition and Accounts Receivable

     Product sales are recognized upon shipment, net of estimated discounts. Accounts receivable are accounted for net of allowances for doubtful accounts.

Inventory

     Paper inventory is stated at the lower of cost or market using the last-in, first-out (LIFO) method; all other inventories are stated at the lower of cost or market using the first-in, first-out (FIFO) method.

Property, Plant and Equipment

     Property, plant and equipment are stated at cost. Expenditures that extend the economic lives or improve the efficiency of equipment are capitalized. The costs of maintenance and repairs are expensed as incurred. Upon retirement or disposal, the related cost and accumulated depreciation are removed from the respective accounts and any gain or loss is recorded.

     Depreciation is computed using the straight-line method based on the estimated useful lives of the assets as indicated in Note 6 for financial reporting purposes and accelerated methods for tax purposes.

Goodwill

     The aggregate purchase price of business acquisitions was allocated to the assets and liabilities of the acquired companies based on their respective fair values as of the acquisition dates. Goodwill represents the excess purchase price paid over the fair value of net identifiable assets acquired and is amortized over forty years using the straight-line method. Accumulated amortization was $4,300 and $2,087 at June 30, 1997 and 1998, respectively.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


2.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)


     Management periodically reviews the value of its goodwill to determine if an impairment has occurred. The potential impairment of recorded goodwill is measured by the undiscounted value of expected future operating cash flows in relation to its net capital investment. Based on its review, management does not believe that an impairment of its goodwill has occurred.

Fair Value of Financial Instruments

     SFAS No. 107, "Disclosures About Fair Values of Financial Instruments," requires the disclosure of the fair value of financial instruments, for assets and liabilities recognized and not recognized on the balance sheet, for which it is practicable to estimate fair value. The carrying value of financial instruments approximates fair value.

Foreign Currency Transactions

     Gains and losses on foreign currency transactions with third parties have been included in the determination of net income in accordance with SFAS No. 52, "Foreign Currency Translation." Foreign currency losses and (gains) amounted to $(99), $387, $44 and $52 for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively.

Research and Development Expenses

     Research and development expenditures are charged to selling, general and administrative expenses in the period incurred. Research and development expenses totaled $1,012, $1,263, $664 and $717 for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively.

Debt Issuance Costs

     Debt issuance costs are being amortized using the effective interest method over the terms of the related debt. Such costs are included in the accompanying consolidated balance sheets, net of accumulated amortization.

Income Taxes

     Income taxes are provided in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." Accordingly, deferred tax assets and liabilities are recognized at the applicable income tax rates based upon future tax consequences of temporary differences between the tax basis and financial reporting basis of assets and liabilities using enacted tax rates in effect in the years in which the differences are expected to reverse. The measurement of deferred tax assets is reduced, if necessary, by the amount of any tax benefits that, based on available evidence, are not expected to be realized.

Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


3. SIGNIFICANT ACQUISITIONS


     DLJMBII and certain members of the Predecessor organized Acquisition Corp. and Merger Corp. for purposes of acquiring the Predecessor. Merger Corp. was a wholly-owned subsidiary of Acquisition Corp. and was initially capitalized by Acquisition Corp. with an equity contribution of $78,363, comprised of $76,000 of cash and $2,363 of non-cash consideration in the form of an option to purchase Senior Preferred Stock of Acquisition Corp. (see Note 17). Immediately following this equity contribution, Merger Corp. issued $123,500 of Bridge Loans to an entity that has a partial ownership interest in Acquisition Corp. The Bridge Loans had a stated maturity of December 15, 1998 and had an interest equal to the greater of (i) a rate of 10.0% per annum and (ii) a daily floating rate of prime plus 2.25% plus an additional percentage amount equal to (a) 1.0% from and including the interest payment date on June 15, 1998 or (b) 1.5% from and including the interest payment date on September 15, 1998. Merger Corp. received cash proceeds from the issuance of the Bridge Loans of $119,735, net of $3,765 of associated debt issuance costs. On June 25, 1998, the Bridge Loans were repaid, without penalty, with the proceeds from the Senior Note offering (see Note 9) and the Senior Discount Debenture offering (see Note 10) (collectively, the "Refinancing"). Contemporaneous with the repayment of the Bridge Loans, the Company wrote-off the unamortized balance of debt issuance costs associated with the Bridge Loans of $1,795 to interest expense.


     On December 15, 1997, Merger Corp. acquired all of the equity interests of the Predecessor (the "Acquisition") for a total cost of $197,730 which consisted of $138,634 cash paid for equity interests and related expenses, $2,363 in non-cash consideration in the form of an option to purchase Senior Preferred Stock of Acquisition Corp. (see Note 17) and the assumption of $56,733 in debt, preferred stock and related interest and dividends, including capital lease obligations. Merger Corp. then merged with and into the Predecessor and the combined entity assumed the name AKI. Subsequent to the Acquisition, Acquisition Corp. contributed $1 of cash and all of its ownership interest in AKI to Holding.


     The Acquisition was accounted for using the purchase method of accounting. In accordance with the consensus reached by the Emerging Issues Task Force of the Financial Accounting Standards Board in Issue 88-16, "Basis in Leveraged Buyout Transactions," the purchase price allocation required an adjustment for the continuing interest attributable to management's ownership interest in the Predecessor carried over in connection with the Acquisition. As a result, a reduction in stockholders' equity of $15,730 was recorded which represents the difference between the fair value of the Company's assets and the related book value attributable to the interest of the continuing shareholders' investment in the Predecessor. The remaining purchase price has been allocated to assets and liabilities based upon estimates of their respective fair value as determined by management and third-party appraisals with respect to property, plant and equipment.


     In connection with the Acquisition, the Company repaid the outstanding balance and related interest of the Predecessor's loans payable to a shareholder of $37,374, the outstanding balance and related interest of the Predecessor's line of credit of $6,278 and the outstanding balance and related dividends on the Predecessor's preferred stock of $8,806.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


3. SIGNIFICANT ACQUISITIONS (CONTINUED)


     The following shows the acquisition costs and the allocation of the purchase price:





  Acquisition costs
    Cash paid for stock ............................................................  $ 134,403
    Direct acquisition costs .......................................................      4,231
                                                                                      ---------
                                                                                        138,634
    Non-cash consideration for stock in the form of an option to purchase Senior
    Preferred Stock of Acquisition Corp. (see Note 17) .............................      2,363
                                                                                      ---------

   Total ...........................................................................    140,997
    Less--Carryover basis adjustment ...............................................    (15,730)
                                                                                      ---------

   Purchase price to be allocated ..................................................  $ 125,267
                                                                                      =========

  Summary allocation of purchase price
   Cash ............................................................................  $   4,481
    Other current assets ...........................................................     17,782
    Property, plant and equipment ..................................................     20,132
    Deferred income taxes ..........................................................      2,953
    Other assets ...................................................................        329
    Goodwill .......................................................................    153,929
                                                                                      ---------

   Total allocation to assets ......................................................  $ 199,606
                                                                                      =========
    Current liabilities ............................................................  $  13,190
    Long-term debt (including current portion) and related interest ................     47,927
    Deferred income taxes ..........................................................      4,416
    Preferred stock and related dividends ..........................................      8,806
                                                                                      ---------

   Total liabilities assumed .......................................................  $  74,339
                                                                                      =========



     On June 22, 1998, the Company acquired (the "3M Acquisition") the fragrance sampling business of the Industrial and Consumer Products division of Minnesota Mining and Manufacturing Company ("3M") for approximately $7,250 in cash and the assumption of liabilities of approximately $182. The only assets acquired were approximately $143 of equipment. The acquisition was accounted for using the purchase method of accounting and resulted in goodwill of approximately $7,289 which is being amortized on a straight line basis over a period of 40 years.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


3. SIGNIFICANT ACQUISITIONS (CONTINUED)


     Unaudited pro forma results for the Company assuming the Acquisition, the 3M Acquisition and the Refinancing had occurred as of the beginning of each applicable fiscal year are presented below:






                                       UNAUDITED PRO FORMA RESULTS
                                           FOR THE YEAR ENDED
                                     -------------------------------
                                      JUNE 30, 1997    JUNE 30, 1998
                                     ---------------  --------------
   Revenue ........................     $ 87,771         $ 81,831
   Income from operations .........       15,247           13,324
   Interest expense ...............       16,640           16,730
   Net loss .......................       (2,558)          (3,905)



4. ACCOUNTS RECEIVABLE

     The following table details the components of accounts receivable:






                                                                      JUNE 30,       JUNE 30,
                                                                        1997           1998
                                                                    ------------   -----------
   Trade accounts receivable ....................................     $ 10,362      $ 13,782
   Allowance for doubtful accounts ..............................         (319)         (277)
                                                                      --------      --------
                                                                        10,043        13,505
   Employee and other related party accounts receivable .........          121            28
   Other accounts receivable ....................................           36            44
                                                                      --------      --------
                                                                      $ 10,200      $ 13,577
                                                                      ========      ========



5. INVENTORY

     The following table details the components of inventory:






                                     JUNE 30,     JUNE 30,
                                       1997         1998
                                    ----------   ---------
   Raw materials
    Paper .......................     $  915      $  556
    Other raw materials .........        956         786
                                      ------      ------
    Net raw materials ...........      1,871       1,342
   Work in process ..............        915         736
                                      ------      ------
   Net inventory ................     $2,786      $2,078
                                      ======      ======



     Inventory would have been greater by $45 at June 30, 1997, had it been stated using the FIFO method. There was an insignificant difference between inventory stated using the FIFO or LIFO methods at June 30, 1998.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


6. PROPERTY, PLANT AND EQUIPMENT

     The following table details the components of property, plant and equipment as well as their estimated useful lives:






                                            ESTIMATED        JUNE 30,       JUNE 30,
                                           USEFUL LIVES        1997           1998
                                         ---------------   ------------   -----------
   Land ..............................                      $     243      $    256
   Building and improvements .........   15 - 30 years          2,741         1,201
   Machinery and equipment ...........    5 - 7 years          23,250        17,146
   Furniture and fixtures ............    3 - 5 years           2,359         1,634
   Construction in progress ..........                            424           552
                                                            ---------      --------
                                                               29,017        20,789
   Accumulated depreciation ..........                        (10,861)       (1,853)
                                                            ---------      --------
                                                            $  18,156      $ 18,936
                                                            =========      ========



     Depreciation expense amounted to $3,188, $3,850, $1,888 and $1,853 for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively.

     Property held under capital lease was included in the respective property, plant and equipment account on the balance sheet as follows:




                                              JUNE 30,     JUNE 30,
                                                1997         1998
                                             ----------   ---------
   Machinery and equipment ...............     $3,555      $3,000
   Less accumulated depreciation .........       (762)       (275)
                                               ------      ------
                                               $2,793      $2,725
                                               ======      ======



     Depreciation of the capital lease totaled $421, $633, $232 and $275 for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively. Future minimum lease payments under the remaining lease are as follows:




                      PAYMENT     INTEREST
                     ---------   ---------
   1999 ..........    $  774        $165
   2000 ..........       774         107
   2001 ..........       839          17
                      ------        ----
                      $2,387        $289
                      ======        ====



7. LINE OF CREDIT

     Prior to March 31, 1996, the Predecessor had a line of credit with a stockholder that provided a revolving loan commitment up to a maximum of $5,000. Interest on amounts borrowed accrued at a floating rate based upon prime. The weighted average interest rate on the outstanding balance of this line of credit was 10.10% for the year ended June 30, 1996. The Predecessor was required to pay commitment fees on the unused portion of the revolving loan commitment at a rate of approximately 0.5% per annum. Such fees totaled $16 for the year ended June 30, 1996.

     On April 30, 1996, the Predecessor entered into a line of credit agreement, which was amended on December 12, 1997, in connection with the Acquisition (the "Credit Agreement"). The Credit Agreement provides for a revolving loan commitment up to a maximum of $20,000 and expires on December 31, 2002.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


7. LINE OF CREDIT (CONTINUED)


Borrowings are limited to a borrowing base consisting of accounts receivable, inventory and property, plant and equipment which serve as collateral for the borrowings. Interest on amounts borrowed accrue at a floating rate based upon either prime or LIBOR (9.50% and 9.25% at June 30, 1997 and 1998, respectively). The Company is required to pay commitment fees on the unused portion of the revolving loan commitment at a rate of approximately 0.5% per annum. In addition, the Company is required to pay fees equal to 2.5% of the average daily outstanding amount of lender guarantees. Such fees totaled $16, $109, $30 and $59 for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively.

     The Credit Agreement contains certain financial covenants and other restrictions including restrictions on additional indebtedness and restrictions on the payment of dividends. The Predecessor was not in compliance with all applicable covenants at June 30, 1997; therefore, all amounts outstanding under the Credit Agreement were classified as short-term liabilities. The weighted average interest rate on the outstanding balance under the Credit Agreement was 9.31%, 9.50% and 9.25% for the year ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and from December 16, 1997 through June 30, 1998, respectively. The Company did not draw on the Credit Agreement during the year ended June 30, 1996. All amounts outstanding at June 30, 1997 were repaid in connection with the Acquisition. The Company was also not in compliance with a covenant at June 30, 1998. The Company has received a waiver for this violation effective through September 30, 1998. There was no outstanding balance on the Credit Agreement at June 30, 1998.

8. LOANS PAYABLE TO STOCKHOLDER

     Loans payable to stockholder consists of the following:






                                                   JUNE 30, 1997
                                                  --------------
     Senior Loan ..............................     $   7,906
     Senior Subordinated Loans ................        30,594
     Less unamortized debt discounts ..........          (608)
                                                    ---------
                                                       37,892
     Less current portion .....................       (37,892)
                                                    ---------
                                                    $      --
                                                    =========



     The Predecessor entered into a Senior Loan Agreement and two Subordinated Loan Agreements (collectively, the "Loan Agreements") with a party that had owned the Predecessor's preferred stock and a significant portion of its common stock. The Loan Agreements were collateralized by substantially all the assets of the Predecessor. The Loan Agreements limited the Predecessor's ability to incur additional indebtedness, pay dividends and purchase fixed assets. Additionally, the Loan Agreements required that certain financial covenants be maintained. The Predecessor was not in compliance with all such covenants at June 30, 1997. Therefore, all amounts outstanding under the Loan Agreement at June 30, 1997 were classified as short-term liabilities. However, this debt was subsequently retired upon the acquisition of the Predecessor as discussed in
Note 3. All amounts borrowed under the Senior Loan Agreement bore interest at prime plus 1.50% (10.0% at June 30, 1997).

     The Predecessor borrowed $30,000 under the Subordinated Loan Agreements, of which $23,000 was designated as Loan I and $7,000 was designated as Loan II. Loan I bore interest, payable quarterly, at 12% until November 4, 1998, and then would have converted to prime plus 4%. Loan II bore interest, payable quarterly, at 7%. The outstanding amount of the subordinated loans was net of unamortized debt discounts, which were being amortized over the term of the related loan.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


8. LOANS PAYABLE TO STOCKHOLDER (CONTINUED)


     In connection with Loan II, the Predecessor issued a warrant to purchase 19,233 shares of common stock at $0.05 per share. The warrant was exercisable until November 4, 2003. The Predecessor valued the warrants at $100 each based on the fair market value of a share of the underlying common stock resulting from a sale with a third party. In connection with the warrant issued, the Predecessor recorded debt discount of $1,923. In connection with the sale of the Predecessor on December 15, 1997 (see Note 3), all outstanding warrants were purchased from the holder by the buyer of the Predecessor and retired.


9. SENIOR LOANS

     On June 25, 1998, AKI completed a private placement of $115,000 of Senior Notes (the "Senior Notes"). The Senior Notes are general unsecured obligations of AKI and bear interest at 10.5% per annum, payable semi-annually on January 1 and July 1. The Senior Notes mature on July 1, 2008 and may be redeemed at the option of AKI, in whole or in part, at any time on or after July 1, 2003 at a price equal to 105.25% of the outstanding principal balance plus accrued and unpaid interest. The placement of the Senior Notes yielded AKI net proceeds of $110,158 after deducting offering expenses of $4,842, including $3,450 of underwriting fees paid to an affiliate of the stockholder. The Senior Notes contain certain customary covenants including restrictions on the declaration and payment of dividends by AKI to Holding and limitations on the incurrence of additional indebtedness.


10. SENIOR DISCOUNT DEBENTURES

     On June 25, 1998, Holding completed a private placement of Senior Discount Debentures (the "Debentures") with a stated value of $50,000. The Debentures are general, unsecured obligations of Holding and mature on July 1, 2009. The Debentures do not accrue or pay interest until July 1, 2003 and were issued with an original issuance discount of $24,038. The placement of the Debentures yielded the Company net proceeds of $24,699 after deducting offering expenses of $1,263, including $1,038 of underwriting fees paid to an affiliate of the stockholder. The original issuance discount of $24,038 on the Debentures is being accreted from issuance through July 1, 2003 at an effective rate of 13.5% per annum. After July 1, 2003, the Debentures will accrue interest at a rate of 13.5% per annum, payable semi-annually, commencing January 1, 2004. The Debentures may be redeemable at the option of Holding, in whole or in part, at any time on or after July 1, 2003 at a price equal to 106.75% of the outstanding principal balance plus accrued and unpaid interest. The Debentures contain certain customary covenants including restrictions on the declaration and payment of dividends and limitations on the incurrence of additional indebtedness.


11.  OTHER NOTES PAYABLE

     In connection with the acquisition of Scent Seal, the Predecessor issued $3,627 in noninterest bearing promissory notes (the "Notes") to an employee of the Predecessor who was previously a Scent Seal stockholder. The Predecessor recorded a debt discount of $649 in connection with the issuance of the Notes to reflect an effective interest rate of 10%. The discount was being amortized over the term of the Notes.

     Under certain provisions of the Scent Seal acquisition agreement, the Company is permitted to reduce the outstanding principal balance of the Notes based upon the ultimate realization of assets acquired and settlement of liabilities assumed. In June 1998, the Company reached a settlement with the holder of the Notes under these provisions which resulted in the reduction of the outstanding principal balance of the Notes of $120. The remaining principal balance of the Notes of $1,330 was repaid in July 1998 in accordance with the terms of the Notes.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


12. REDEEMABLE PREFERRED STOCK

     In connection with the 1993 acquisition of Arcade, the Predecessor authorized and issued 8,000 shares of 7% cumulative, $1 par value preferred stock at $1,000 per share. The preferred stock prohibited the Predecessor from acquiring its common stock as long as the preferred stock was outstanding and restricted the payment of common stock dividends. Accrued and unpaid dividends of $678 accrued through December 31, 1994, were added to the outstanding balance. The preferred stock would have been redeemable on December 31, 2001, at liquidation value of $1,000 per share plus accrued and unpaid dividends. In conjunction with the sale of the Predecessor on December 15, 1997 (see Note 3), all outstanding preferred stock was redeemed at $1,000 per share plus accrued and unpaid dividends.


13. INITIAL CAPITALIZATION

     In conjunction with the Acquisition, Acquisition Corp. issued $30,000 of Floating Rate Notes, $50,278 of Senior Preferred Stock and $1,111 of its Common Stock. The Floating Rate Notes were issued with an original issuance discount of $5,389, bear interest at 15% per annum and mature on December 15, 2009. The Senior Preferred Stock accrues dividends at 15% per annum and must be redeemed by December 15, 2012. Interest on the Floating Rate Notes and dividends on Senior Preferred Stock can be settled through the issuance of additional Floating Rate Notes and Senior Preferred Stock, respectively, through maturity. The Floating Rate Notes and the Senior Preferred Stock are general, unsecured obligations of Acquisition Corp.

     The cash proceeds from the issuance of the Floating Rate Notes, Senior Preferred Stock and Common Stock of $76,000 and a Senior Preferred Stock option of $2,363 were contributed by Acquisition Corp. to AKI in exchange for 1,000 shares of the AKI's Common Stock. Subsequent to the capitalization of AKI, Acquisition Corp. contributed $1 of cash and all of its ownership interest in AKI to Holding.

     Acquisition Corp. has no other operations other than the Company. Absent addition financing by Acquisition Corp., the Company's operations represent the only current source of funds available to service the Floating Rate Notes and Senior Preferred Stock.


14. COMMITMENTS AND CONTINGENCIES


Operating Leases

     Equipment and office, warehouse and production space under operating leases expire at various dates. Rent expense was $355, $443, $192 and $198 for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively. Future minimum lease payments under these leases are as follows:





  1999 ...................    $ 243
  2000 ...................      162
  2001 ...................      138
                              -----
                              $ 543
                              =====



Licensing Agreements

     Licensing agreements are maintained for certain technologies used in the manufacture of certain products. Under the terms of one licensing agreement, royalty payments are required based on a percentage of net sales of those products manufactured with the specific technology, or a minimum of $500 per year. This agreement expires in 2003 or when a total of $12,500 in cumulative royalty payments has

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


14. COMMITMENTS AND CONTINGENCIES (CONTINUED)


been paid. The Company expensed $893, $761, $437 and $516 under this licensing agreement for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and from December 16, 1997 through June 30, 1998, respectively, and has paid $3,123 and $4,076 in cumulative royalty payments under this licensing agreement through June 30, 1997 and June 30, 1998, respectively.

     Under the terms of another licensing agreement, royalty payments are required based on the number of products sold that were manufactured with the specific licensed technology, or a minimum payment per year. These minimum payments are $575 for fiscal 1999 and $625 thereafter through the expiration of the agreement in 2012. The Company expensed $388, $475, $241 and $284 under this licensing agreement for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively.


Employment Agreements

     The Company has employment agreements with certain executive officers through June 30, 2001. Such agreements provide for base salaries totaling $770 per year and incentive bonuses of up to 100% of base salaries which are payable if certain management goals are attained. The employment agreements also provide severance benefits of up to one year's base salary if the executives' services are terminated under certain conditions.

Litigation

     The Company is a party to litigation arising in the ordinary course of business which, in the opinion of management, will not have a material adverse effect on the Company's financial condition, results of operations or cash flows.

Year 2000/European Monetary Unit

     The Company is in the process of implementing a strategy to be fully compliant with Year 2000 issues related to its computer systems. Management does not believe that the costs related to completing this process will be material to the results of operations of the Company. The Company has not implemented a similar strategy to address European monetary unit issues related to its computer systems. Management does not expect that the costs related to such a strategy will require material expenditures on the part of the Company.


15.  RETIREMENT PLANS

     A 401(k) defined contribution plan (the "Plan") is maintained for substantially all full-time salaried employees. Applicable employees who have six months of service and have attained age 21 are eligible to participate in the Plan. Employees may elect to contribute a percentage of their earnings to the Plan in accordance with limits prescribed by law. Contributions to the Plan are determined annually by the Company and generally are a matching percentage of employee contributions. Costs associated with the Plan totaled $154, $180, $95 and $113 for each of the two years ended June 30, 1997, the period July 1, 1997 through December 15, 1997 and the period from December 16, 1997 through June 30, 1998, respectively.

     Certain hourly employees are covered under a multiemployer defined benefit plan administered under a collective bargaining agreement. Costs (determined by union contract) under the defined benefit plan were $127, $143, $80 and $81 for each of the two years ended June 30, 1997, the period from July 1, 1997 through December 15, 1997 and from December 16, 1997 through June 30, 1998, respectively.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


16. INCOME TAXES


     The Company was included in the consolidated federal income tax return filed by Acquisition Corp. for the period from December 16, 1997 through June 30, 1998. Income taxes related to the Company for this period were determined on a separate entity basis. The Company files separate state income tax returns and calculates its state tax provision on a separate company basis. Any income taxes payable or receivable by the consolidated group are settled or received by AKI. The Predecessor was not part of a consolidated group.


     For financial reporting purposes, income (loss) before income taxes includes the following components:






                                                                 JULY 1, 1997     DECEMBER 16, 1997
                                              JUNE 30,              THROUGH            THROUGH
                                        ---------------------    DECEMBER 15,         JUNE 30,
                                           1996        1997          1997               1988
                                        ---------   ---------   --------------   ------------------
   Income (loss) before income taxes:
    United States ...................    $4,100      $7,609         $3,298            $ (8,227)
    Foreign .........................       179        (492)           (64)                682
                                         ------      ------         ------            --------
                                         $4,279      $7,117         $3,234            $ (7,545)
                                         ======      ======         ======            ========



     Significant components of the provision (benefit) for income taxes are as follows:






                                                    JULY 1, 1997   DECEMBER 16, 1997
                                      JUNE             THROUGH          THROUGH
                                       30,          DECEMBER 15,       JUNE 30,
                                  1996      1997        1997             1998
                               --------- --------- -------------- ------------------
   Current expense (benefit):
    Federal ..................  $2,158    $2,880       $1,623          $     --
    Foreign ..................      67        --           --               104
    State ....................     359       552          278              (121)
                                ------    ------       ------          --------
                                 2,584     3,432        1,901               (17)
                                ------    ------       ------          --------
   Deferred expense (benefit):
    Federal ..................    (431)      (90)        (376)           (1,916)
    Foreign ..................      13      (165)         (25)              162
    State ....................     (65)      (42)         (59)             (281)
                                ------    ------       ------          --------
                                  (483)     (297)        (460)           (2,035)
                                ------    ------       ------          --------
                                $2,101    $3,135       $1,441          $ (2,052)
                                ======    ======       ======          ========

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


16. INCOME TAXES (CONTINUED)


     The significant components of deferred tax assets and deferred tax liabilities at June 30, 1997 and 1998, were as follows:



                                                JUNE 30,                  JUNE 30,
                                                  1997                      1998
                                        ------------------------   -----------------------
                                         CURRENT     NONCURRENT     CURRENT     NONCURRENT
                                        ---------   ------------   ---------   -----------
DEFERRED INCOME TAX ASSET:
     Accrued expenses ...............      $300       $     --        $719       $   --
     Allowance for doubtful
      accounts ......................       124             --         108           --
     Net operating loss
      carryforwards .................        --             --          --        2,966
     Preferred stock option .........        --             --          --          922
                                           ----       --------        ----       ------
                                            424             --         827        3,888
    Deferred income tax liability:
     Property, plant and
      equipment .....................        --          2,949          --        4,143
                                           ----       --------        ----       ------
                                           $424       $ (2,949)       $827       $ (255)
                                           ====       ========        ====       ======



     The income tax provision recognized by the Predecessor for the years ended June 30, 1996 and 1997 and the period from July 1, 1997 through December 15, 1997 and by the Company for the period from December 16, 1997 through June 30, 1998 differs from the amount determined by applying the applicable U.S. statutory federal income tax rate to pretax income as a result of the following:






                                                             JULY 1, 1997   DECEMBER 16, 1997
                                               JUNE             THROUGH          THROUGH
                                                30,          DECEMBER 15,       JUNE 30,
                                           1996      1997        1997             1998
                                        --------- --------- -------------- ------------------
   Computed tax provision
     (benefit) at the statutory rate     $1,455    $2,420       $1,100          $ (2,565)
   State income tax provision, net
     of Federal effect ................     194       335          145              (265)
   Nondeductible expenses,
     primarily the amortization of
     goodwill .........................     427       455          193               723
   Other, net .........................      25       (75)           3                55
                                         ------    ------       ------          --------
                                         $2,101    $3,135       $1,441          $ (2,052)
                                         ======    ======       ======          ========



     In conjunction with the Acquisition, the Company recognized an income tax benefit of $7,327 related to the excess of the redemption price over the strike price of certain non-qualified options of the Predecessor redeemed and retired by the Company. This benefit was recorded as a reduction to goodwill.


     Due to the Company's current year losses and certain transactions made in conjunction with the Acquisition, the Company has recorded a deferred tax asset of $2,947 reflecting cumulative net operating loss carryforwards available to offset future federal taxable income of $6,500 and future state taxable income of $14,500. These cumulative net operating loss carryforwards expire in varying amounts through 2013. Realization is dependent on generating sufficient taxable income prior to expiration of the loss carryforwards. Although realization is not assured, management believes that it is more likely than not

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


16. INCOME TAXES (CONTINUED)


that all of the deferred tax asset will be realized. The amount of the deferred tax asset considered realizable, however, could be reduced in the near term if estimates of future taxable income during the carryforward period are reduced.


17.  STOCK OPTIONS

     The Predecessor sponsored a key employee stock option plan under which a maximum of 12,571 shares of the Predecessor's common stock could be reserved for nonqualified options; all stock options were granted with an exercise price equal to the fair market value of $100 per share. All options vest ratably over five years and would have expired ten years from the grant date.

     The Predecessor accounted for its employee stock options under Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB 25"). Under APB 25, because the exercise price of the Predecessor's employee stock options equaled the market value of the underlying stock on the date of grant, no compensation expense was recognized.

     A summary of the Predecessor's stock option activity and related information follows:






                                                   JUNE 30, 1996            JUNE 30, 1997
                                              -----------------------   ----------------------
                                                           WEIGHTED-                 WEIGHTED-
                                                            AVERAGE                   AVERAGE
                                                            EXERCISE                 EXERCISE
                                               OPTIONS       PRICE       OPTIONS       PRICE
                                              ---------   -----------   ---------   ----------
   Outstanding, beginning of year .........   12,571          $100      12,571         $100
    Granted ...............................       --            --          --           --
    Exercised .............................       --            --          --           --
    Forfeited .............................       --            --          --           --
                                              ------          ----      ------         ----

   Outstanding, end of year ...............   12,571          $100      12,571         $100
                                              ======          ====      ======         ====
   Exercisable, at end of year ............    3,352          $100       5,866         $100
                                              ======          ====      ======         ====
   Weighted average remaining
     contractual life .....................   8.3 years
                                                                        7.3 years



     Statement of Financial Accounting Standards No. 123, Accounting for Stock-Based Compensation ("SFAS 123"), requires disclosure of pro forma information regarding net income for option grants subsequent to December 15, 1995. Because all of the Predecessor's options were granted prior to that date, no pro forma adjustments to net income or disclosure of information would apply under SFAS 123.

     As a result of the sale of the Predecessor on December 15, 1997 (see Note
3), all outstanding options became immediately vested and exercisable under the individual stock option agreements. In connection with the Acquisition, the Company purchased and retired 11,201 of the outstanding options of the Predecessor. The remaining 1,370 options, held by an officer of the Company, were exchanged at their fair value for an option to purchase 100,000 shares of Acquisition Corp.'s Senior Preferred Stock (the "Preferred Stock Option") with a stated valued of $2,500. The Preferred Stock Option has an exercise price of $137, which represents the cumulative exercise price of the 1,370 options surrendered in exchange for the Preferred Stock Option. The Preferred Stock Option was issued with a Put and Call Option (the "Put and Call Option") which granted the officer the right to compel DLJMB II to purchase the 100,000 shares of Senior Preferred Stock obtainable under the Preferred Stock Option, together with certain common equity interests in Acquisition Corp. held by the officer, for $2,590. The Put and Call Option also

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


17.  STOCK OPTIONS (CONTINUED)


granted DLJMB II the right to purchase the equity interests, both common and preferred, of the officer for the same amount. The Put and Call Option had a stated termination of June 30, 1998. The officer agreed to terminate the Put and Call Option and enter into a new put option (the "Put Option") dated June 17, 1998. The Put Option granted the officer an irrevocable option to require Acquisition Corp. to purchase 80,000 shares of the Senior Preferred Stock, obtainable under the exercise of his Preferred Stock Option, for $2,000 in cash. As the terms of the Put Option were generally more restrictive than the Put and Call Option, no compensation expense was recognized as a result of the transaction. On July 30, 1998, the officer exercised the Preferred Stock Option and Put Option. To provide Acquisition Corp. the funds to redeem the 80,000 shares of Senior Preferred Stock, Holding issued Acquisition Corp. a dividend of $2,000 in cash on such date.

     Subsequent to the Acquisition, Acquisition Corp. adopted the 1998 Stock Option Plan ("Option Plan") for certain key employees and directors of Acquisition Corp. and any parent or subsidiary of Acquisition Corp. The Option Plan authorizes the issuance of options to acquire up to 80,000 shares of Acquisition Corp. Common Stock. The terms of each individual options grant are determined by the Board of Directors. The exercise price for each grant is required to be set at least equal to the fair market value per share of Acquisition Corp. provided that the exercise price shall not be less than $1.00 per share. Options may be exercisable for up to ten years.

     On June 17, 1998, Acquisition Corp. granted an officer of the Company options to purchase 32,500 shares of Acquisition Corp. Common Stock. All options have an exercise price of $1.00 per share and a term of 10 years. Under the terms of the option agreement, 16,250 of the options granted to the officer are subject to time vesting. One-third of these options become exercisable on June 30, 1999 and are thereafter exercisable as to an additional one-third of such options on June 30, 2000 and June 30, 2001. The remaining 16,250 of options become exercisable at various percentages on June 30, 1999 and on June 30, 2000 and on June 30, 2001, based on the achievement of certain financial performance targets for the years then ended.

     The Company has elected to account for its stock based compensation with employees under the intrinsic value method as permitted under FAS 123. Under the intrinsic value method, because the stock price of the Company's employee stock options equaled the fair value of the underlying stock on the date of grant, no compensation expense was recognized. If the Company had elected to recognize compensation expense based on the fair value of the options at grant date as prescribed by FAS 123, the net loss for the period from December 16, 1997 through June 30, 1998 would have been $(5,494). In making this determination, fair value was estimated on the date of grant using the minimum value method and a risk-free interest rate of 5.4%. The weighted average fair value at date of grant of options granted during 1998 was approximately $0.41 per option.


18.  RELATED PARTY TRANSACTIONS

     The Predecessor made payments to a company controlled by a stockholder of the Predecessor of $692 and $612 for the years ended June 30, 1996 and 1997 and $160 for the period from July 1, 1997 through December 15, 1997, for management fees, bonuses and expense reimbursements.

     The Predecessor made payments to another stockholder of $120 for each of the years ended June 30, 1996 and 1997 and $55 for the period from July 1, 1997 through December 15, 1997, for management fees.

     The Successor made payments to an affiliate of DLJMBII of $125 for the period from December 16, 1997 through June 30, 1998, for financial advisory fees. In addition, the Company had approximately $2,401 of cash on deposit with a financial institution affiliated with DLJMBII.

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


19.  GEOGRAPHIC INFORMATION

     The following table illustrates geographic information for revenues and long-lived assets. Revenues are attributed to countries based on origin of shipment, and long-lived assets are based upon the country of domicile.






                                            UNITED STATES     FRANCE       TOTAL
                                           ---------------   --------   ----------
                                                          PREDECESSOR
                                                          -----------
   REVENUES:
   Year ended June 30, 1996 ............       $ 64,708       $8,778     $ 73,486
   Year ended June 30, 1997 ............         70,660        7,063       77,723
   Period from July 1, 1997
     through December 15, 1997 .........         32,600        2,586       35,186
   LONG-LIVED ASSETS:
   June 30, 1997 .......................         63,004          204       63,208

----------------------------------------------------------------------------------

                                                           SUCCESSOR
                                                           ---------
   REVENUES:
   Period from December 16, 1997
     through June 30, 1998 .............       $ 29,162       $6,904     $ 36,066

   LONG-LIVED ASSETS:
   June 30, 1998 .......................        188,532          158      188,690

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


20. CONDENSED HOLDING COMPANY ONLY FINANCIAL STATEMENTS


     The following condensed balance sheet at June 30, 1998 and condensed statement of operations, changes in stockholder equity and cash flows for the period from December 16, 1997 through June 30, 1998 for Holding should be read in conjunction on with the consolidated financial statements and notes thereto:



                                 BALANCE SHEET






                                                                        JUNE 30, 1998
                                                                       --------------
ASSETS
Cash ...............................................................      $  2,201
Investment in subsidiaries .........................................        95,408
Deferred charges ...................................................         1,263
Deferred income taxes ..............................................            19
                                                                          --------
  TOTAL ASSETS .....................................................      $ 98,891
                                                                          ========
LIABILITIES
Senior Discount Debentures .........................................      $ 26,020
STOCKHOLDER EQUITY
Common Stock, $0.01 par value, 1,000 shares authorized; 1,000 shares
 issued and outstanding ............................................            --
Additional paid-in capital .........................................        78,364
Accumulated deficit ................................................        (5,493)
                                                                          --------
  TOTAL STOCKHOLDER EQUITY .........................................        72,871
                                                                          --------
  TOTAL LIABILITIES AND STOCKHOLDER EQUITY .........................      $ 98,891
                                                                          ========



                            STATEMENT OF OPERATIONS






                                              DECEMBER 16, 1997
                                                   THROUGH
                                                JUNE 30, 1998
                                             ------------------
Equity in losses of subsidiaries .........        $ (5,454)
Interest expense .........................             (58)
                                                  --------
  Loss before income taxes ...............          (5,512)
Income tax benefit .......................             (19)
                                                  --------
  Net loss ...............................        $ (5,493)
                                                  ========

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


20. CONDENSED HOLDING COMPANY ONLY FINANCIAL STATEMENTS (CONTINUED)


                       STATEMENT OF STOCKHOLDER'S EQUITY






                                        COMMON STOCK        ADDITIONAL
                                     -------------------     PAID-IN      ACCUMULATED
                                      SHARES     AMOUNT      CAPITAL        DEFICIT        TOTAL
                                     --------   --------   -----------   ------------   ----------
Balances, December 16, 1997:
Initial capitalization ...........    1,000        $--       $78,364       $     --      $ 78,364
Net loss .........................       --         --            --         (5,493)       (5,493)
                                      -----        ---       -------       --------      --------
Balance at June 30, 1998 .........    1,000        $--       $78,364       $ (5,493)     $ 72,871
                                      =====        ===       =======       ========      ========



                            STATEMENT OF CASH FLOWS






                                                                   DECEMBER 16, 1997
                                                                        THROUGH
                                                                     JUNE 30, 1998
                                                                  ------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
 Net loss .....................................................       $  (5,493)
 Adjustments to reconcile net loss to net cash
 provided by operating activities
  Net change in investment in subsidiaries ....................           5,454
  Non-cash interest expense ...................................              58
  Deferred income taxes .......................................             (19)
                                                                      ---------
  Net cash provided (used) by operating activities ............              --
                                                                      ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Capital contributed to subsidiary ............................         (22,499)
                                                                      ---------
FINANCING ACTIVITIES:
 Proceeds from issuance of stock ..............................               1
 Proceeds from issuance of Senior Discount Debentures .........          24,699
                                                                      ---------
  Net cash provided by financing activities ...................          24,700
                                                                      ---------
Net increase (decrease) in cash and cash equivalents ..........           2,201
Cash and cash equivalents, beginning of period ................              --
                                                                      ---------
Cash and cash equivalents, end of period ......................       $   2,201
                                                                      =========

                      AKI HOLDING CORP. AND SUBSIDIARIES
             (A WHOLLY-OWNED SUBSIDIARY OF AHC I ACQUISITION CORP.)

            NOTES TO CONSOLIDATED FINANCIAL STATEMENTS--(CONTINUED)
                (dollars in thousands, except share information)


21. UNAUDITED QUARTERLY RESULTS OF OPERATIONS


     The following is a summary of the unaudited quarterly results of operations for Fiscal 1997 and Fiscal 1998.






                                          PREDECESSOR
                         ----------------------------------------------
                             QUARTER ENDED     OCTOBER 1, 1997 THROUGH
                          SEPTEMBER 30, 1997      DECEMBER 15, 1997
FISCAL 1998              -------------------- -------------------------
Net sales ..............        21,928                 13,258
Gross profit ...........         8,306                 4,071
Income from
 operations ............         4,680                 1,426
Interest expense .......         1,451                 1,195
Net income (loss) ......         1,796                    (3)



                                                   HOLDING
                         ------------------------------------------------------------
                          DECEMBER 16, 1997 THROUGH    QUARTER ENDED   QUARTER ENDED      FULL
                              DECEMBER 31, 1997       MARCH 31, 1998   JUNE 30, 1998      YEAR
FISCAL 1998              --------------------------- ---------------- --------------- -----------
Net sales ..............            2,791                19,191            14,084        71,252
Gross profit ...........              813                 7,256             3,479        23,925
Income from
 operations ............              153                 3,603               104         9,966
Interest expense .......              759                 4,404             6,164        13,973
Net income (loss) ......             (443)                 (887)           (4,163)       (3,700)




                                                                     PREDECESSOR
                                   -------------------------------------------------------------------------------
                                       QUARTER ENDED         QUARTER ENDED        QUARTER ENDED     QUARTER ENDED      FULL
                                    SEPTEMBER 30, 1996     DECEMBER 31, 1996     MARCH 31, 1997     JUNE 30, 1997      YEAR
FISCAL 1997                        --------------------   -------------------   ----------------   ---------------   -------
Net sales ......................          22,315                20,306               19,746            15,356        77,723
Gross profit ...................           8,367                 7,287                7,184             5,418        28,256
Income from operations .........           4,875                 3,307                3,275             2,232        13,689
Interest expense ...............           1,619                 1,593                1,481             1,510         6,203
Net income .....................           1,844                 1,006                  973               159         3,982

================================================================================

       NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS EXCHANGE OFFER OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDING OR THE INITIAL PURCHASER. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDING SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          --------------------------

                              TABLE OF CONTENTS

                                                        PAGE
                                                    -----------
Available Information ...........................       iii
Prospectus Summary ..............................         1
Risk Factors ....................................        13
Use of Proceeds .................................        19
The Exchange Offer ..............................        20
Capitalization ..................................        27
Selected Historical Consolidated Financial
   Data .........................................        28
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...................................        29
Business ........................................        37
The Transactions ................................        47
Management ......................................        48
Security Ownership of Certain Beneficial
   Owners and Management ........................        52
Certain Relationships and Related
   Transactions .................................        53
Description of Certain Indebtedness .............        55
Description of New Debentures ...................        58
U.S. Federal Income Tax Considerations ..........        83
Plan of Distribution ............................        88
Notice to Holders ...............................        89
Legal Matters ...................................        89
Experts .........................................        90
Index to Unaudited Pro Forma
   Condensed Consolidated Financial
   Data .........................................       P-1
Index to Consolidated Financial
   Statements ...................................       F-1


                               OFFER TO EXCHANGE
                          13 1/2% NEW SENIOR DISCOUNT
                              DEBENTURES DUE 2009
                             FOR UP TO $50,000,000
                                  IN PRINCIPAL
                               AMOUNT OUTSTANDING
                            13 1/2% SENIOR DISCOUNT
                              DEBENTURES DUE 2009




                               AKI HOLDING CORP.






                 --------------------------------------------
                                   PROSPECTUS
                 --------------------------------------------






                                        , 1998

================================================================================

INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A REGISTRATION STATEMENT RELATING TO THE SECURITIES HAS BEEN FILED WITH THE SECURITIES A-1 ND EXCHANGE COMMISSION. THE SECURITIES MAY NOT BE SOLD NOR MAY OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THE SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE UNLAWFUL PRIOR TO ANY REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF ANY STATE.

                 [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]

PROSPECTUS

                               AKI HOLDING CORP.
                13 1/2% NEW SENIOR DISCOUNT DEBENTURES DUE 2009

                               ----------------

     The 13 1/2% New Senior Discount Debentures due 2009 (the "New Debentures") were issued in exchange for the 13 1/2% Senior Discount Debentures due 2009 (the "Old Debentures") by AKI Holding Corp., a Delaware corporation ("Holding"). The New Debentures are obligations of Holding. Prior to the Exchange Offer there was no public trading market for the Old Debentures or the New Debentures.


     The New Debentures will mature on July 1, 2009. The New Debentures have been issued at a substantial discount from their principal amount. The New Debentures will accrete at a rate of 13 1/2%, compounded semi-annually to an aggregate principal amount of $50.0 million at July 1, 2003. Thereafter, the New Debentures will accrete interest at a rate of 13 1/2% per annum, payable semi-annually on January 1 and July 1 of each year, commencing on January 1, 2004. The New Debentures are redeemable at the option of Holding, in whole or in part, at anytime on or after July 1, 2003, in cash at the redemption prices set forth herein, plus accrued and unpaid interest and Liquidated Damages (as defined herein), if any, thereon to the date of redemption. In addition, at any time prior to July 1, 2001, Holding may on any one or more occasions redeem up to 35% of the aggregate principal amount of New Debentures originally issued at a redemption price equal to 113.5% of the Accreted Value (as defined herein) thereof on the date of redemption plus Liquidated Damages, if any, to the redemption date with the net cash proceeds of one or more Public Equity Offerings (as defined herein); provided that at least 65% of the aggregate principal amount of New Debentures originally issued remains outstanding immediately after the occurrence of any such redemption. See "Description of New Debentures--Optional Redemption." In addition, upon the occurrence of a Change of Control (as defined herein), each holder of Debentures will have the right to require Holding to repurchase all or any part of such holder's Debentures at an offer price in cash equal to 101% of the Accreted Value thereof, on the date of repurchase (if such date of repurchase is prior to July 1, 2003) or 101% of the aggregate principal amount thereof (if such date of repurchase is on or after July 1, 2003) plus accrued and unpaid interest and Liquidated Damages, if any, thereon to the date of repurchase. See "Description of New Debentures--Repurchase at the Option of Holders--Change of Control." There can be no assurance that, in the event of a Change of Control, Holding would have sufficient funds to purchase all Debentures tendered. See "Risk Factors--Limitations on Ability to Make Change of Control Payment."


     The New Debentures are general unsecured obligations of Holding, and rank pari passu in right of payment to all existing and future senior unsecured indebtedness of Holding and rank senior in right of payment to all existing and future subordinated indebtedness of Holding. The New Debentures, however, are effectively subordinated to all secured obligations of Holding, to the extent of the assets securing such obligations. The Debentures, however, will be (i) effectively subordinated to all secured obligations of Holding, to the extent of the assets securing such obligations, and (ii) structurally subordinated to all obligations of Holding's subsidiaries. As of June 30, 1998, Holding had no outstanding indebtedness other than the Debentures. Holding's subsidiaries had $122.6 million of outstanding liabilities (including trade payables), to which the Debentures are structurally subordinated.
                                                       (Continued on next page)

                               ----------------

     SEE "RISK FACTORS" BEGINNING ON PAGE 13 OF THIS PROSPECTUS FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE NEW DEBENTURES.

                               ----------------

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THE PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

     This Prospectus is to be used by Donaldson, Lufkin & Jenrette Securities Corporation ("DLJ") in connection with the offers and sales in market-making transactions at negotiated prices related to prevailing market prices at the time of sale. Holding does not intend to list the New Debentures on a national securities exchange or to apply for quotation of the New Debentures through the National Association of Securities Dealers Automated Quotation System. DLJ has advised Holding that it intends to make a market in the New Debentures. However DLJ is not obligated to do so and any market-making activities with respect to the New Debentures may be discontinued at any time without notice. Holding will receive no portion of the proceeds of the sale of the New Debentures and will bear expenses incident to the registration thereof.

                          DONALDSON, LUFKIN & JENRETTE
                             SECURITIES CORPORATION

                  The date of this Prospectus is        , 1998

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

     NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDING OR DLJ. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY OF THE NEW DEBENTURES IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF HOLDING SINCE THE DATE HEREOF.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]


                               ----------------

                             AVAILABLE INFORMATION

     Holding has filed with the Commission a Registration Statement on Form S-4 (the "Exchange Offer Registration Statement") under the Securities Act with respect to the New Debentures being offered by this Prospectus. This Prospectus does not contain all of the information set forth in the Exchange Offer Registration Statement and the exhibits and schedules thereto, certain portions of which have been omitted pursuant to the rules and regulations of the Commission. Statements made in this Prospectus as to the contents of any contract, agreement or other document are not necessarily complete. With respect to each such contract, agreement or other document filed or incorporated by reference as an exhibit to the Exchange Offer Registration Statement, reference is made to such exhibit for a more complete description of the matter involved, and each such statement is qualified in its entirety by such reference.


     Upon the effectiveness of the Exchange Offer Registration Statement, Holding became subject to the information requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith will file reports and other information with the Commission. The Exchange Offer Registration Statement and the exhibits and schedules thereto as well as any reports and other information filed by Holding may be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549 and will also be available for inspection and copying at the regional offices of the Commission located at 7 World Trade Center, New York, New York 10048 and at 500 West Madison Street (Suite 1400), Chicago, Illinois 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. The Commission maintains a web site (http://www.sec.gov) that contains reports, proxy statements and other information regarding registrants that file electronically with the Commission. Under the terms of the Indenture pursuant to which the New Debentures were issued, Holding has agreed that, whether or not it is required to do so by the rules and regulations of the Commission, for so long as any of the Debentures remain outstanding, it will furnish to the Trustee and Holders of the Debentures (i) all quarterly and annual financial information that would be required to be contained in such a filing with the Commission on Forms 10-Q and 10-K if Holding was required to file such forms, including a "Management's Discussion and Analysis of Financial Condition and Results of Operations" and, with respect to the annual information only, a report thereon by Holding's certified independent public accountants and (ii) all reports that would be required to be filed with the Commission on Form 8-K if Holding was required to file such reports. Holding has agreed to make such information available to the Trustee, securities analysts and prospective investors upon request. In addition, for so long as any of the Debentures remain outstanding, Holding has agreed to make available to any prospective purchaser of the Debentures or Holder of the Debentures in connection with any sale thereof, the information required by Rule 144A(d)(4) under the Securities Act.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]


TRADING MARKET FOR THE NEW DEBENTURES


     There is no existing trading market for the New Debentures, and there can be no assurance regarding the future development of a market for the New Debentures or the ability of the Holders of the New Debentures to sell their New Debentures or the price at which such Holders may be able to sell their New Debentures. If such market were to develop, the New Debentures could trade at prices that may be higher or lower than their initial offering price depending on many factors, including prevailing interest rates, Holding's operating results and the market for similar securities. Although it is not obligated to do so, DLJ intends to make a market in the New Debentures. Any such market-making activity may be discontinued at any time, for any reason, without notice at the sole discretion of DLJ. No assurance can be given as to the liquidity of or the trading market for the New Debentures.


     DLJ is an affiliate of Holding and, as such, is required to deliver a prospectus in connection with its market-making activities in the New Debentures. Pursuant to the Registration Rights Agreement, Holding agreed to use its respective best efforts to file and maintain a registration statement that would allow DLJ to engage in market-making transactions in the New Debentures. Holding has agreed to bear substantially all the costs and expenses related to such registration statement.

                [ATLERNATE SECTION FOR MARKET-MAKING PROSPECTUS]

                                USE OF PROCEEDS

     This Prospectus is delivered in connection with the sale of the New Debentures by DLJ in market-making transactions. Holding will not receive any of the proceeds from such transactions.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]


                              PLAN OF DISTRIBUTION


     This Prospectus is to be used by DLJ (the "Initial Purchaser") in connection with offers and sales of the New Debentures in market-making transactions effected from time to time. The Initial Purchaser may act as a principal or agent in such transactions, including as agent for the counterparty when acting as principal or as agent for both counterparties, and may receive compensation in the form of discounts and commissions, including from both counterparties when it acts as agent for both. Such sales will be made at prevailing market prices at the time of sale, at prices related thereto or at negotiated prices. DLJ has informed Holding that it does not intend to confirm sales of the New Debentures to any accounts over which it exercises discretionary authority without the prior specific written approval of such transactions by the customer.


     DLJMBII, an affiliate of DLJ, and certain of its affiliates beneficially own approximately 81.3% of the outstanding Acquisition Corp. Common Stock. Messrs. Dean, Michael and Wittels, who are directors of Holding and officers and directors of Holding and Acquisition Corp., are officers of DLJ Merchant Banking. The Initial Purchaser is also an affiliate of DLJ Merchant Banking and DLJMBII and has acted as financial advisor to the Company in connection with the structuring of the Acquisition. For these financial advisory services, the Initial Purchaser received a customary fee and was reimbursed for its out-of-pocket expenses. In addition, pursuant to an agreement between the Initial Purchaser and Acquisition Corp., the Initial Purchaser will receive a customary annual fee for acting as the exclusive financial and investment banking advisor to the Company ending December 31, 2002. DLJ acted as a purchaser in connection with the initial sale of the Old Debentures and received an underwriting discount of $1.04 million in connection therewith. See "Certain Relationships and Related Party Transactions."


     Holding has been advised by the Initial Purchaser that, subject to applicable laws and regulations, the Initial Purchaser currently intends to make a market in the New Debentures following completion of the Exchange Offer. However, the Initial Purchaser is not obligated to do so and any such market-making may be interrupted or discontinued at any time without notice. In addition, such market-making activity will be subject to the limits imposed by the Securities Act and the Exchange Act. There can be no assurance that an active trading market will develop or be sustained. See "Risk Factors --Trading Market for the New Debentures."


     The Initial Purchaser and Holding have entered into the Registration Rights Agreement with respect to the use by the Initial Purchaser of this Prospectus. Pursuant to such agreement, Holding agreed to bear all registration expenses incurred under such agreement, and Holding agreed to indemnify the Initial Purchaser in connection with its acting as Initial Purchaser and as financial advisor.

                [ALTERNATE SECTION FOR MARKET-MAKING PROSPECTUS]


                 CERTAIN U.S. FEDERAL INCOME TAX CONSIDERATIONS

     Subject to the following qualifications set forth below, in the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., tax counsel to Holding, the following accurately sets forth the anticipated material U.S. federal income tax consequences applicable to the exchange of Old Debentures for New Debentures and the ownership and disposition of New Debentures by Holders who acquire the New Debentures pursuant to the Exchange Offer. The discussion does not address the federal income tax consequences of ownership of Debentures not held as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended (the "Code"), or the federal income tax consequences to Holders subject to special treatment under the federal income tax laws, such as dealers in securities or foreign currency, tax-exempt investors, real estate investment trusts, regulated investment companies, banks, thrifts, insurance companies or other financial institutions, persons that hold the Debentures as a position in a "straddle", or as part of a "synthetic security" or "hedge", "conversion transaction" or other integrated investment, persons that have a "functional currency" other than the U.S. dollar, or investors in pass-through entities. Moreover, this discussion does not address the effect of any applicable state, local or foreign tax laws or, except to the limited extent discussed under "Non-U.S. Holders," the applicability of U.S. federal estate and gift taxation.

     This discussion is based upon the Code, existing and proposed regulations thereunder ("Treasury Regulations"), and current administrative rulings and court decisions. All of the foregoing are subject to change, possibly on a retroactive basis, and any such change could affect the continuing validity of this discussion.

     EACH PERSON CONSIDERING AN INVESTMENT IN THE DEBENTURES IS URGED TO CONSULT ITS OWN TAX ADVISOR AS TO PARTICULAR TAX CONSEQUENCES TO IT OF PURCHASING, HOLDING AND DISPOSING OF DEBENTURES OF HOLDING AS WELL AS THE EXCHANGE OF DEBENTURES FOR NEW DEBENTURES PURSUANT TO THE EXCHANGE OFFER, INCLUDING THE APPLICABILITY AND EFFECT OF ANY STATE, LOCAL OR FOREIGN TAX LAWS, AND OF ANY PROPOSED CHANGES IN APPLICABLE LAWS.



U.S. HOLDERS

     The following discussion is limited to the federal income tax consequences relevant to a Holder that is (i) a citizen or resident (as defined in Section 7701(b)(1) of the Code) of the United States, (ii) a corporation organized under the laws of the United States or any political subdivision thereof or therein, (iii) an estate the income of which is subject to federal income tax regardless of its source, or (iv) a trust with respect to which a court within the United States is able to exercise primary supervision over its administration and one or more U.S. persons have the authority to control all of its substantial decisions (a "U.S. Holder"). Certain federal income tax consequences relevant to a Holder other than a U.S. Holder are discussed separately below.

     In addition, this discussion is generally limited to the tax consequences to initial Holders that purchased the Debentures at the "issue price." For this purpose, the "issue price" of a Debenture is the first price at which a substantial part of the Debentures are sold to the public for money (excluding sales to bond houses, brokers, or similar persons or organizations acting in the capacity of underwriters, placement agents or wholesalers).



ORIGINAL ISSUE DISCOUNT

     The Debentures have been issued with original issue discount ("OID") for U.S. federal income tax purposes. Accordingly, each U.S. Holder of a Debenture generally will be required to include OID in gross income as it accrues on a yield-to-maturity basis over the term of the Debentures in advance of the receipt of any cash payment attributable to such income (regardless of whether the U.S. Holder is a cash or accrual basis taxpayer). The amount of OID with respect to a Debenture will be the excess of the stated redemption price at maturity of such Debenture over its issue price. The stated redemption price at maturity of a Debenture generally will include all payments required to be made on the Debenture, whether denominated a principal or interest. The issue price of a Debenture will be the first price at which a substantial amount of the Debentures is sold for money (other than sales to bond houses, brokers, similar persons or organizations acting in the capacity of underwriters, placement agents, or wholesalers).

     A U.S. Holder of a debt instrument that bears OID is required to include in gross income an amount equal to the sum of the daily portions of OID for each day during the taxable year in which the debt instrument is held. The daily portions of OID are determined by allocating to each day in an accrual period the pro rata portion of the OID that is allocable to the accrual period. The amount of OID that is allocable to an accrual period generally is equal to the product of the adjusted issue price of the Debentures at the beginning of the accrual period (the issue price of the Debentures determined as described above, generally increased by all prior accruals of OID and decreased by the amount of any payments made on the Debentures) and the Debentures' yield to maturity (the discount rate, which, when applied to all payments under the Debentures, results in a present value equal to the issue price of the Debentures). In the case of the final accrual period, the allocable OID generally is the difference between the amount payable at maturity and the adjusted issue price at the beginning of the accrual period.

     Holding will furnish annually to the Internal Revenue Service (the "Service") and to U.S. Holders (other than with respect to certain exempt holders, including, in particular, corporations) information with respect to the OID accruing while the Debentures were held by the U.S. Holders. U.S., Holders may be required to include different amounts of OID in gross income based on their individual circumstances, such as the acquisition of a Debenture for an amount in excess of its adjusted issue price.

     Holding does not intend to treat the possibility of an optional redemption or repurchase of the Debentures as giving rise to any additional accrual of OID or recognition of ordinary income upon redemption, sale or exchange of a Debenture. U.S. Holders may wish to consider that United States Treasury Regulations regarding the treatment of certain contingencies were recently issued and may wish to consult their tax advisors in this regard.



APPLICABLE HIGH YIELD DISCOUNT OBLIGATIONS

     The Debentures are "applicable high yield discount obligations" ("AHYDOs"), as defined in the Code, because the yield to maturity of such Debentures exceeds by more than five percentage points the "applicable federal rate" ("AFR") in effect at the time such Debentures were issued. Under the rules applicable to AHYDOs, the interest expense deduction to Holding otherwise attributable to a portion of the OID that accrues on the Debentures will be permanently disallowed (the "non-deductible portion"). Such non-deductible portion of the OID will be an amount that bears the same ratio to such OID as
(i) the excess of the yield to maturity of the Debentures over the AFR plus six percentage points bears to (ii) the yield to maturity of the Debentures. To the extent the non-deductible portion of OID would have been treated as a dividend if it had been distributed with respect to Holding's stock, it will be treated as a dividend to Holders of the Debentures for purposes of the rules relating to the dividends-received deduction for corporate Holders. Any remaining OID on the Debentures (the "deductible portion") will not be deductible by Holding until such OID is actually paid.


TAX BASIS

     A U.S. Holder's adjusted tax basis in a Debenture at a given date generally will be equal to the purchase price paid by such U.S. Holder for such Debenture, increased by the amount of OID previously included in income with respect to the Debentures and decreased by all prior payments received on the Debentures.


SALE OR REDEMPTION OF DEBENTURES

     Unless a nonrecognition provision applies, the sale, exchange, redemption (including pursuant to an offer by Holding) or other disposition of a Debenture will be a taxable event for federal income tax purposes ("Taxable Disposition"). In such event, a U.S. Holder generally will recognize gain or loss equal to the difference between (i) the amount of cash plus the fair market value of any other property received upon the Taxable Disposition and (ii) the U.S. Holder's adjusted tax basis therein. Such gain or loss generally will be capital gain or loss and generally will be long-term capital gain or loss if the Debenture was held by the U.S. Holder for more than one year at the time of such sale, exchange, redemption or other disposition. The deductibility of capital losses is subject to certain limitations.


BACKUP WITHHOLDING

     A U.S. Holder of Debentures may be subject to "backup withholding" at a rate of 31% with respect to certain "reportable payments" including interest payments and, under certain circumstances, principal payments on the Debentures. These backup withholding rules apply if the U.S. Holder, among other things, (i) fails to furnish a social security number or other taxpayer identification number ("TIN") certified under penalties of perjury within a reasonable time after the request therefor, (ii) furnishes an incorrect TIN,
(iii) fails to report properly interest, or (iv) under certain circumstances, fails to provide a certified statement, signed under penalties of perjury, that the TIN furnished is the correct number and that such Holder is not subject to backup withholding. A U.S. Holder who does not provide Holding with its correct TIN also may be subject to penalties imposed by the Service. Any amount withheld from a payment to a U.S. Holder under the backup withholding rules is creditable against the U.S. Holder's federal income tax liability, provided the required information is furnished to the Service. Backup withholding will not apply, however, with respect to payments made to certain Holders, including corporations and tax-exempt organizations, provided their exemption from backup withholding is properly established.

     Holding will report to the U.S. Holders of Debentures and to the Service the amount of any "reportable payments" for each calendar year and the amount of tax withheld, if any, with respect to such payments. U.S. Holders are advised to consult their tax advisors regarding the applicability of the aforementioned backup withholding rules to the U.S. Holder's particular situation.


NON-U.S. HOLDERS

     The following discussion is limited to the federal income tax consequences relevant to a Holder of a Debenture that is not a U.S. Holder, as defined above (a "Non-U.S. Holder").

     For purposes of withholding tax on interest discussed below, a non-resident alien or other non-resident fiduciary of an estate or trust will be considered a Non-U.S. Holder. For purposes of the following discussion, interest (including OID) from the Debentures, as well as gain on the sale, exchange or other disposition of Debentures, will be considered to be "U.S. trade or business income" if such income or gain is (i) effectively connected with the conduct of a U.S. trade or business or, (ii) in the case of a Non-U.S. Holder that is a resident of a nation with which the United States has entered into an income tax treaty, attributable to a permanent establishment (or, in the case of an individual, a fixed base) in the United States.


INTEREST

     Generally, any interest (including OID) paid to a Non-U.S. Holder that is not U.S. trade or business income will not be subject to federal income tax if the interest qualifies as "portfolio interest". Interest on the Debentures will generally qualify as portfolio interest if (i) the Non-U.S. Holder does not actually or constructively own 10% or more of the total voting power of all voting stock of Holding and is not a "controlled foreign corporation" with respect to which Holding is a "related person" within the meaning of the Code, and (ii) the beneficial owner (a) under penalties of perjury, certifies that the beneficial owner is not a U.S. person and such certificate provides the beneficial owner's name and address, and (b) is not a bank receiving interest on an extension of credit made pursuant to a loan agreement made in the ordinary course of its trade or business.

     The gross amount of payments of interest to a Non-U.S. Holder that neither qualify for the portfolio interest exception nor are U.S. trade or business income will be subject to federal income tax at the rate of 30%, unless a United States income tax treaty applies to reduce or eliminate withholding. U.S. trade or business income will be taxed at regular federal income tax rates rather than the 30% gross rate. In the case of a Non-U.S. Holder that is a corporation, such U.S. trade or business income may also be subject to the "branch profits tax" (which is generally imposed on a foreign corporation on the actual or deemed repatriation from the United States of earnings and profits attributable to U.S. trade or business income) at a rate of 30%. The branch profits tax may not apply (or may apply at a reduced rate) if the recipient is a qualified resident of certain countries with which the United States has an income tax treaty. To claim the benefit of a tax treaty or to claim exemption from withholding because the income is U.S. trade or business income, the Non-U.S. Holder must provide a properly executed Form 1001 or 4224 (or such successor forms as the Service designates), as applicable, prior to the payment of interest. These forms must be periodically updated. Under final Treasury Regulations that will be effective for payments after December 31, 1999, subject to certain transition rules (the "Final Regulations"), the Forms 1001 and 4224 may be replaced by Form W-8. Also, under the Final Regulations, a Non-U.S. Holder who is claiming the benefit of a treaty in certain circumstances may be required to obtain a federal TIN and to provide certain documentary evidence issued by the appropriate foreign governmental authority to prove residence in the foreign country. Certain special procedures are provided in the Final Regulations for payments through qualified intermediaries. Prospective purchasers are urged to consult their tax advisors regarding the Final Regulations.


SALE, EXCHANGE OR REDEMPTION OF DEBENTURES


     Except as described below and subject to the discussion concerning backup withholding, any gain realized by a Non-U.S. Holder on the sale, exchange, redemption or other disposition of a Debenture generally will not be subject to federal income tax, provided that (i) such gain is not U.S. trade or business income; (ii) the Non-U.S. Holder is not an individual who holds the Debenture as a capital asset, is present in the United States for 183 days or more in the taxable year of the disposition and who meets certain other requirements; and
(iii) the Non-U.S. Holder is not subject to tax pursuant to the provisions of federal tax law applicable to certain U.S. expatriates (including certain former citizens or residents of the United States).

                [ALTERNATE COVER FOR MARKET-MAKING PROSPECTUS]
================================================================================

       NO DEALER, SALESPERSON, OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY HOLDING. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE SECURITIES TO WHICH IT RELATES, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH AN OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF HOLDING SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                          --------------------------

                               TABLE OF CONTENTS

                                                        PAGE
                                                    -----------
Available Information ...........................       iii
Prospectus Summary ..............................         1
Risk Factors ....................................        13
Use of Proceeds .................................        19
The Exchange Offer ..............................        20
Capitalization ..................................        27
Selected Historical Consolidated Financial
   Data .........................................        28
Management's Discussion and Analysis of
   Financial Condition and Results of
   Operations ...................................        29
Business ........................................        37
The Transactions ................................        47
Management ......................................        48
Security Ownership of Certain Beneficial
   Owners and Management ........................        52
Certain Relationships and Related
   Transactions .................................        53
Description of Certain Indebtedness .............        55
Description of New Debentures ...................        58
U.S. Federal Income Tax Considerations ..........        83
Plan of Distribution ............................        88
Notice to Investors .............................        89
Legal Matters ...................................        89
Experts .........................................        90
Index to Unaudited Pro Forma
   Condensed Consolidated Statement of
   Operations ...................................       P-1
Index to Consolidated Financial
   Statements ...................................       F-1

                              13 1/2% NEW SENIOR
                              DISCOUNT DEBENTURES
                                    DUE 2009







                               AKI HOLDING CORP.






                 --------------------------------------------
                                   PROSPECTUS
                 --------------------------------------------




                                         , 1998

===============================================================================

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


 ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS


      Pursuant to Section 102(b)(7) of the Delaware General Corporation Law (the "DGCL"), Article Tenth of Holding's Certificate of Incorporation, (the "Certificate of Incorporation") (incorporated by reference as Exhibit 3.1 to this Registration Statement), eliminates the liability of Holding's directors to Holding or its stockholders, except for liabilities related to breach of duty of loyalty, actions not in good faith and certain other liabilities.


      Section 145 of the DGCL provides, in substance, that Delaware corporations shall have the power, under specified circumstances, to indemnify their directors, officers, employees and agents in connection with actions, suits or proceedings brought against them by a third party or in the right of the corporation, by reason of the fact that they were or are such directors, officers, employees or agents, against expenses incurred in any such action, suit or proceeding. The DGCL also provides that Delaware corporations may purchase insurance on behalf of any such director, officer, employee or agent.


      Article Tenth of the Certificate of Incorporation provides that Holding shall indemnify any director or officer to the fullest extent permitted by the DGCL. Holding also maintains officers' and directors' liability insurance which insures against liabilities that officers and directors of Holding may incur in such capacities.


      Reference is made to Section 8 of the Registration Rights Agreement filed as Exhibit 4.3 to this Exchange Offer Registration Statement which provides for indemnification for the officers and directors of Holding and certain control persons of Holding against certain liabilities, including liabilities caused by any untrue statement of material fact or omission contained in any registration statement, preliminary prospectus, prospectus or any amendments thereto.


ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     (a) Exhibits


  1.1.      Purchase Agreement dated June 22, 1998 between DLJ and Holding.+
  3.1.      Certificate of Incorporation of Holding.*
  3.2.      Bylaws of Holding.+
  4.1.      Indenture dated as of June 25, 1998 between Holding and State Street Bank and Trust
            Company, as Trustee.+
  4.2.      Form of 13 1/2% Senior Discount Debentures due July 1, 2009 (included as an exhibit to
            Exhibit 4.1).+
  4.3.      Registration Rights Agreement, dated as of June 25, 1998 between Holding and DLJ.+
  5.1.      Legal opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning the legality of the
            Debentures.*
  8.1.      Legal opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P. concerning certain tax matters.*
 10.1.      Acquisition Corp. Stock Option Plan.+
 10.2.      Option Letter Agreement relating to the Time Vesting Options dated as of June 17, 1998 between Acquisition Corp. and Roger L. Barnett.+
 10.3.      Option Letter Agreement relating to the Standard Options dated as of June 17, 1998 between Acquisition Corp. and Roger L. Barnett.+

     10.4.      Employment Agreement dated as of June 17, 1998 between the Company and Roger L.
                Barnett.+
     10.5.      Employment Agreement dated as of May 12, 1998 between the Company and Barry W.
                Miller.+
     10.6.      Stockholders Agreement dated as of December 15, 1997 between Acquisition Corp.,
                DLJMBII and certain other investors including Roger L. Barnett.+
     10.7.      Credit Agreement dated as of April 30, 1996, as amended on December 12, 1997, between the Company and Heller Financial, Inc.+
     10.8.      Securities Purchase Agreement dated as of December 15, 1997 between the Company and the Bridge Lender.*
     10.9.      Asset Purchase Agreement dated as of June 22, 1998 between Arcade Marketing, Inc. and
                Minnesota, Mining and Manufacturing Company.+
     10.10.     Stock Purchase Agreement dated as of November 14, 1997, as amended on December 2, 1997 and December 12, 1997 among the Company and DLJMBII and certain related investors.*
     10.11      Financial Advisory Agreement dated as of December 12, 1997 between Acquisition Corp.
                and DLJ.*
     10.12.     Indenture dated as of June 25, 1998 between the Company and IBJ Schroder Bank &
                Trust Company.+
     10.13      Replacement Stock Option Agreement dated as of December 15, 1997 between
                Acquisition Corp. and Roger L. Barnett.*
     10.14      Option Substitution Agreement dated as of December 15, 1997 among the Company
                Acquisition Corp. and Roger L. Barnett.*
     10.15.     Put and Call Agreement dated as of December 15, 1997, as amended, among Roger L. Barnett,
                Acquisition Corp. and DLJMBII.**
     10.16      Termination of Put and Call Agreement dated June 17, 1997 among DLJMBII, Roger L.
                Barnett and Acquisition Corp.*
     12.1.      Computation of Earnings to Fixed Charges.*
     16.1.      Letter from Coopers & Lybrand, L.L.P. dated as of October 9, 1998 regarding Change in
                Certifying Accountant.*
     23.1.      Consent of PricewaterhouseCoopers LLP.*
     23.2.      Consent of Akin, Gump, Strauss, Hauer & Feld, L.L.P. (included in Exhibit 5.1).*
     24.1.      Powers of Attorney.+
     25.1.      Form T-1 Statement of Eligibility of Trustee and Qualification under the Trust Indenture
                Act of 1939 of State Street Bank and Trust Company, as Trustee under the Indenture.*
     99.1.      Form of Letter of Transmittal.*
     99.2.      Form of Notice of Guaranteed Delivery.*



     (b) Financial Statement Schedules

     Schedule II -- Allowance for Doubtful Accounts*


----------

*  Filed herewith.

+  Previously filed.

** To be filed by amendment.

ITEM 22.  UNDERTAKINGS.



     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the DGCL, the Certificate of Incorporation and Bylaws, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in such Securities Act and will be governed by the final adjudication of such issue.


     This undersigned Registrant hereby undertakes:


   (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:


       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;


       (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high and of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the the "Calculation of Registration Fee" table in the effective Registration Statement.


       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;


   (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.


   (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.



     The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the Prospectus pursuant to items 4.10(b), 11 or 13 of this Form, within one business day receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.


     The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                  SIGNATURES


     Pursuant to the requirements of the Securities Act, the registrant has duly caused this amendment to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on the 9th day of October 1998.


                                        AKI HOLDING CORP.


                                        By: /s/ Kenneth A. Budde
                                      ----------------------------------------
                                        Kenneth A. Budde

                                        Chief Financial Officer



     Pursuant to the requirements of the Securities Act of 1933, this amendment to the Registration Statement has been signed by the following persons in the capacities and on the dates indicated.






         SIGNATURE                            TITLE                        DATE
---------------------------   ------------------------------------   ----------------
     /s/ Roger L. Barnett     President, Chief Executive Officer     October 9, 1998
-------------------------
                              (principal executive officer)
        Roger L. Barnett
                              and Director
              *               Chairman of the Board and Director     October 9, 1998
-------------------------
         Thompson Dean
              *               Chief Operating Officer                October 9, 1998
-------------------------
        Barry W. Miller
              *               Chief Financial Officer (principal     October 9, 1998
-------------------------
                              financial officer and principal
       Kenneth A. Budde
                              accounting officer)
              *               Director                               October 9, 1998
-------------------------
      Hugh R. Kirkpatrick
                              Director                               October 9, 1998
-------------------------
        Mark Michaels
              *               Director                               October 9, 1998
-------------------------
        David M. Wittels



     * /s/ Roger L. Barnett
     ----------------------
     Roger L. Barnett

     Attorney-in-Fact

                                                                     SCHEDULE II



                       AKI HOLDING CORP. AND SUBSIDIARIES


                        ALLOWANCE FOR DOUBTFUL ACCOUNTS
                             (dollars in thousands)





            BALANCE AT                                        BALANCE AT
  YEAR       BEGINNING                                          END OF
  ENDED      OF PERIOD     ADDITIONS(1)     DEDUCTIONS(2)       PERIOD
--------   ------------   --------------   ---------------   -----------
  1996         379             337               (249)           467
  1997         467             120               (268)           319
  1998         319               0                (42)           277


----------
(1) Additions represent amounts charged to expense during the respective periods.

(2) Deductions represent net writeoffs and recoveries recorded by the Company during the respective periods.